   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998

                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                        ALABAMA NATIONAL BANCORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     6712                   63-1114426
     (STATE OR OTHER                                     (I.R.S. EMPLOYER
     JURISDICTION OF                                    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                               ---------------

                            1927 FIRST AVENUE NORTH
                           BIRMINGHAM, ALABAMA 35203
                                (205) 583-3600
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICE)

                               ---------------

                             JOHN H. HOLCOMB, III
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            1927 FIRST AVENUE NORTH
                             BIRMINGHAM, AL 35203
                                (205) 583-3600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
      CHRISTOPHER B. HARMON, ESQ.             ROBERT C. SCHWARTZ, ESQ.
     MAYNARD, COOPER & GALE, P.C.          SMITH, GAMBRELL & RUSSELL, LLP
        1901 SIXTH AVENUE NORTH               SUITE 3100, PROMENADE II
              SUITE 2400                     1230 PEACHTREE STREET N.E.
       BIRMINGHAM, ALABAMA 35203               ATLANTA, GEORGIA 30309
            (205) 254-1000                         (404) 815-3758

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                         PROPOSED
                               AMOUNT     MAXIMUM        PROPOSED
  TITLE OF EACH CLASS OF       TO BE       PRICE         MAXIMUM          AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED PER UNIT(1) AGGREGATE PRICE(1) REGISTRATION FEE
---------------------------------------------------------------------------------------
 Common, $1.00 par
  value.................      570,000      $8.79        $5,008,754          $1,392

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(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of all outstanding shares of Community Bank of Naples, National Association as of June 30, 1998.

                               ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                  [COMMUNITY BANK OF NAPLES, N.A. LETTERHEAD]

                         MERGER PROPOSED--YOUR VOTE IS
                                VERY IMPORTANT

The board of directors of Community Bank of Naples, National Association has agreed to a merger of Naples with Citizens & Peoples Bank, National Association, a national bank located in Pensacola, Florida. Before we can complete this merger, the agreement must be approved by Naples shareholders. We are sending you this proxy statement-prospectus to ask you to vote in favor of the merger.

We believe the merger will provide our bank with increased capabilities in serving individuals, businesses and corporate clients in and around Naples, and will, therefore create more value for Naples shareholders.

If the merger is completed, Naples shareholders will receive 0.53271 shares of common stock in Alabama National BanCorporation, the parent of Citizens & Peoples, for each share they own just before the merger. We estimate that, on completion of the merger, the former Naples shareholders will own about 4.83% of the outstanding stock of Alabama National.

The merger cannot be completed unless two-thirds (66 2/3%) of Naples shareholders approve it. We have scheduled a special shareholder meeting for you to vote on the merger.

In considering the proposed merger, you are encouraged to read the section in this proxy statement-prospectus entitled "Risk Factors" beginning on page 14.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our special shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger.

The date, time and place of the special meeting is:

                                 Newgate Tower
                           5150 Tamiami Trail North
                             Naples, Florida 34103

This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Alabama National from documents Alabama National has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

                                          Sincerely,

                                          Robert Guididas
                                          President and Chief Executive
                                           Officer Community Bank of Naples,
                                           N.A.


 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS PROXY STATEMENT-PROSPECTUS IS DATED    , 1998 AND WAS FIRST MAILED TO
SHAREHOLDERS ON OR ABOUT    , 1998

WE HAVE NOT BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR NAPLES OR ALABAMA NATIONAL THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT-PROSPECTUS DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS ABOUT ALABAMA NATIONAL HAS BEEN SUPPLIED BY ALABAMA NATIONAL, AND INFORMATION ABOUT NAPLES HAS BEEN SUPPLIED BY NAPLES.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Alabama National and Naples make forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined bank after the merger. Also, when any of the words "believes," "expects," "anticipates" or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the future financial results and performance of each of Alabama National and Naples and the combined bank after the merger. This could cause results or performance to differ materially from those expressed in those forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

 1. Alabama National's revenues after the merger are lower than expected, Alabama National's restructuring charges are higher than it expects, the combined bank loses more deposits, customers or business than we expect, or our operating costs after the merger are greater than we expect;

 2. competition among depository and other financial institutions increases significantly;

 3. we have more trouble obtaining regulatory approvals for the merger than we expect;

 4. we have more trouble integrating our businesses or retaining key personnel than we expect;

 5. our costs savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

 6. changes in the interest rate environment reduce our margins;

 7. general economic or business conditions are worse than we expect;

 8. legislative or regulatory changes adversely affect our business;

 9. technological changes and systems integration are harder to make or more expensive than we expect;

10. adverse changes occur in the securities markets; and

11. the timely resolution of any Year 2000 issues by Alabama National and its customers and suppliers.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 21, 1998

                               ----------------

Community Bank of Naples, National Association will hold a special meeting of shareholders at Newgate Tower, 5150 Tamiami Trail North in Naples, Florida at
    local time on December 21, 1998 to vote on:

  1. The Agreement and Plan of Merger, dated as of September 21, 1998, by and between Alabama National BanCorporation, Citizens & Peoples Bank, National Association, a subsidiary of Alabama National, and Community Bank of Naples, National Association, and the transactions contemplated by that document. These transactions include the merger of Naples into Citizens & Peoples and the issuance of shares of Alabama National common stock to Naples shareholders.

  2. Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

Record holders of Naples common stock at the close of business on November 2, 1998, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The Agreement and Plan of Merger requires approval by two-thirds (66 2/3%) of the outstanding shares of Naples.

Holders of Naples common stock may exercise dissenters' rights under Section 215a of the National Bank Act. We have attached a copy of that law as an Appendix to the accompanying proxy statement-prospectus.

                                          Robert Guididas
                                          President and Chief Executive
                                           Officer

   , 1998

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MATTERS THAT YOU WILL VOTE ON AT THE SPECIAL MEETING.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
  Parties to the Merger....................................................   1
  Shareholder Meeting to Approve Merger....................................   2
  The Merger...............................................................   2
  Selected Historical Consolidated Financial Data..........................   6
  Pro Forma Selected Consolidated Financial Data...........................  10
  Comparative Per Share Data...............................................  13
RISK FACTORS...............................................................  14
  Restrictions on Dividends................................................  14
  Fixed Merger Consideration Despite Potential Change in Relative Stock
   Prices..................................................................  14
  Supervision and Regulation...............................................  14
  Monetary Policies........................................................  15
  Allowance for Loan Losses................................................  15
  Interests of Certain Persons in the Transaction..........................  15
GENERAL INFORMATION........................................................  16
  Meeting, Record Dates and Votes Required.................................  16
  Proxies and Other Matters................................................  16
  Dissenters' Rights.......................................................  17
  Recommendation of Board of Directors.....................................  18
THE MERGER.................................................................  19
  Terms of the Merger......................................................  19
  Effective Time...........................................................  19
  Post-Merger Reorganization...............................................  20
  Background of and Reasons for the Merger.................................  20
  Opinions of Keefe, Bruyette & Woods, Inc.................................  23
  Effect on Certain Employee Benefit Plans of Naples.......................  27
  Surrender of Certificates................................................  27
  Conditions to Consummation of the Merger.................................  28
  Regulatory Approvals.....................................................  30
  Conduct of Business Pending the Merger...................................  31
  Waiver and Amendment; Termination; Termination Fee.......................  33
  Management and Operations After the Merger...............................  33
  Interests of Certain Persons in the Merger...............................  34
  Federal Income Tax Consequences..........................................  34
  Accounting Treatment.....................................................  36
  Expenses and Fees........................................................  36
  Resales of Alabama National Common Stock.................................  36
PRO FORMA FINANCIAL INFORMATION............................................  37
DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK..............................  44
  General..................................................................  44
  Common Stock.............................................................  44
  Preferred Stock..........................................................  44
  Certain Anti-Takeover Effects............................................  45
EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS.................................  47
  Charter and Bylaw Provisions.............................................  47
  Shareholder Approval of Mergers..........................................  47
  Dissenters' Rights.......................................................  48

  Shareholders Meetings and Voting........................................   48
  Dividends...............................................................   50
  Preemptive Rights.......................................................   50
  Liquidation Rights......................................................   50
  Limitation of Liability and Indemnification.............................   51
  Antitakeover Legislation................................................   51
CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL...........................   53
  General.................................................................   53
  Recent Developments.....................................................   53
CERTAIN INFORMATION CONCERNING NAPLES.....................................   54
  Description of Business.................................................   54
  Supervision and Regulation..............................................   59
  Information About Voting Securities and Principal Holders Thereof.......   62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF NAPLES.....................................................   64
  Financial Condition.....................................................   64
  Loans...................................................................   65
  Investment Securities...................................................   67
  Deposits................................................................   68
  Capital Resources.......................................................   69
  Results of Operations...................................................   70
  Interest Sensitivity....................................................   74
  Market Risk.............................................................   75
  Provisions and Allowance for Loan Losses................................   77
  Nonperforming Assets....................................................   79
  Noninterest Income......................................................   80
  Noninterest Expense.....................................................   80
  Income Taxes, Inflation and Other Issues................................   80
  Year 2000 Issues........................................................   81
LEGAL MATTERS.............................................................   82
EXPERTS...................................................................   82
WHERE YOU CAN FIND MORE INFORMATION.......................................   83
APPENDICES
  Appendix A-Agreement and Plan of Merger
  Appendix B-Provisions of National Bank Act Relating to Dissenters'
   Rights
  Appendix C-Consolidated Financial Statements of Community Bank of
   Naples, National Association
  Appendix D-Opinion of Keefe, Bruyette & Woods, Inc.

                                    SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. These will give you a more complete description of the transactions we are proposing. For more information about Alabama National, see "Where You Can Find More Information" (page 83). Each item in this summary refers to the pages where that subject is discussed more fully.

PARTIES TO THE MERGER

ALABAMA NATIONAL BANCORPORATION (PAGE 53)
1927 First Avenue
North Birmingham, Alabama 35203
(205) 583-3650

Alabama National is the sixth largest bank holding company headquartered in the State of Alabama, with nine bank subsidiaries in Alabama, Florida and Georgia. Alabama National, through its subsidiary banks, provides full banking services to individuals and businesses.

At June 30, 1998, Alabama National had total assets of about $1.38 billion, total deposits of about $1.08 billion, and total shareholders' equity of about $109 million.

CITIZENS & PEOPLES BANK, NATIONAL ASSOCIATION
201 North Palafox Street
Pensacola, Florida 32501
(850) 435-8887

Citizens & Peoples is a wholly owned subsidiary of Alabama National. It is a national bank providing commercial banking services through its main office located in Cantonment, Florida and branch office located in Pensacola, Florida. As of June 30, 1998, Citizens & Peoples total assets were about $25 million, deposits were about $21 million and shareholders' equity was about $4 million.

COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION (PAGE 54)
Newgate Tower
5150 Tamiami Trail North
Naples, Florida 34103
(941) 649-1500

Naples is a national bank, providing commercial banking services through its main office located in Naples, Florida. As of June 30, 1998, Naples' total assets were about $79 million, deposits were about $70 million and shareholders' equity was about $5 million.

SHAREHOLDER MEETING TO APPROVE MERGER (PAGE 16)

We will hold the Naples special meeting at     .m. local time, on December 21,
1998, at the executive office of Naples, Newgate Tower, 5150 Tamiami Trail North, Naples, Florida 34103. At this important meeting, we will ask Naples shareholders to (i) consider and vote upon approval of the merger agreement and
(ii) act on any other matters that may be put to a vote at the Naples special meeting. You may vote at the Naples meeting if you owned Naples shares at the close of business on November 2, 1998. As of such date, there were 1,000,000 shares of Naples common stock issued and outstanding and entitled to be voted at the special meeting.

THE MERGER (PAGE 19)

TERMS (PAGE 19). The merger agreement is the document that governs the merger of Naples with Citizens & Peoples, and the issuance of shares of Alabama National common stock to Naples shareholders in connection with the merger. We encourage you to read the merger agreement which is attached to this proxy statement-prospectus as Appendix A. The merger agreement provides for the merger of Naples with and into Citizens & Peoples. Naples shareholders will receive 0.53271 shares of Alabama National common stock for each share of Naples common stock they own just before the merger. Naples shareholders will receive cash instead of fractional shares resulting from application of the exchange ratio.

POST-MERGER REORGANIZATION (PAGE 20). Following the merger of Naples with Citizens & Peoples, Citizens & Peoples plans to transfer all of the assets and liabilities associated with Naples to a newly formed national bank subsidiary of Citizens & Peoples headquartered in Naples, Florida. Alabama National will then cause Citizens & People to transfer the stock of this new bank to Alabama National. The effect of this reorganization is that the deposits, loans and other assets and liabilities of Naples will be owned by a direct, wholly-owned subsidiary of Alabama National located in Naples, Florida.

REGULATORY APPROVALS; EFFECTIVE TIME (PAGE 19). We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. The merger will become effective as of the time specified in the merger approval to be issued by the Comptroller of the Currency. We will not ask for this approval until all conditions contained in the merger agreement have been satisfied or waived, including (i) receipt of all regulatory approvals, and expiration of all statutory waiting periods and (ii) the approval of the merger agreement by the shareholders of Naples. While we do not know of any reason why we should not obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we can obtain them.

RECOMMENDATION OF NAPLES BOARD OF DIRECTORS; OPINION OF KEEFE, BRUYETTE & WOODS, INC. (PAGE 18, 23). The Naples board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote FOR the proposal to approve the merger and the merger agreement. The Naples board of directors believes that the merger will provide Naples with increased capabilities in serving individuals, businesses and corporate clients in and around Naples, and will therefore create more value for Naples shareholders. In deciding to approve the merger, the Naples board of directors considered the opinion of Keefe, Bruyette & Woods, Inc., that the proposed exchange ratio was fair from a financial point of view to Naples shareholders. We have attached as Appendix D the written opinion of Keefe, Bruyette dated October 26, 1998. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette in providing its opinion.

VOTE REQUIRED (PAGE 16). In order to approve the merger, Naples shareholders holding at least two-thirds (66 2/3%) of the outstanding shares of Naples common stock must vote for the merger agreement. The directors and executive officers of Naples beneficially owned, as of November 2, 1998, a total of 277,000 shares (27.7%) of Naples common stock. Each member of the board of directors of Naples and certain officers of Naples have agreed, subject to certain conditions, to vote their shares of Naples common stock in favor of the merger.

EXCHANGE OF CERTIFICATES (PAGE 27). Holders of Naples stock certificates will need to exchange them for new certificates. Shortly after we complete the merger, Alabama National will send Naples shareholders detailed instructions on how to exchange their shares. Please do not send us any stock certificates until you receive these instructions.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 28). The completion of the merger depends on meeting a number of conditions, including the following: (i) Naples shareholders must approve the merger agreement, (ii) we must receive all required regulatory approvals and any waiting periods required by law must have passed, (iii) we must receive consents of third parties necessary to the consummation of the merger, (iv) we must receive certain opinions of counsel,
(v) we must receive a fairness opinion from Keefe, Bruyette and (vi) Alabama National must receive a letter from PricewaterhouseCoopers LLP concurring with the conclusions of Alabama National's and Naples' management that no conditions exist with respect to each company which would preclude accounting for the merger as a "pooling of interests."

FEDERAL INCOME TAX CONSEQUENCES (PAGE 34). We expect that Naples, Alabama National and Citizens & Peoples and their respective shareholders will not recognize any gain or loss for U.S. Federal income tax purposes as a result of the merger, except in connection with any cash that Naples shareholders receive instead of fractional shares or as a result of exercising their dissenter's rights. Naples and Alabama National have received an opinion of PricewaterhouseCoopers LLC that this will be the case. This opinion is filed as an exhibit to the Registration Statement of which this proxy statement-prospectus forms a part. This opinion will not bind the Internal Revenue Service, which could take a different view.

This tax treatment may not apply to all Naples shareholders, and will not apply to any Naples shareholder who exercises dissenters' rights under the National Bank Act. Determining the actual tax consequence of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of this merger's federal and state tax consequences.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 33). Following the merger, the Citizens & Peoples board of directors will consist of the six incumbent directors of Citizens & Peoples. Robert

Guididas, the President and Chief Executive Officer of Naples, will serve as President of the proposed newly formed bank subsidiary of Alabama National in Naples, Florida and Patrick J. Philbin will serve as Executive Vice President. All current Alabama National and Citizens & Peoples officers will continue to serve in their current positions after the completion of the merger. It is expected that certain of the current board members of Naples will become members of the board of directors of the reorganized Naples bank.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE
34). Certain directors and officers of Alabama National and Naples have interests in the merger agreement that are different from your interests. Certain directors and officers of Alabama National and Naples have been selected or will be selected to serve as directors and officers of Alabama National, Citizens & Peoples and/or the reorganized new Naples bank after the merger. In addition, certain Naples' officers will enter into employment agreements with a subsidiary of Alabama National upon completion of the merger. A further condition of closing that at least four current board members of Naples enter into noncompete agreements with Alabama National upon completion of the merger. Under these noncompete agreements, about $50,000 will be paid to each director signing such agreements.

ACCOUNTING TREATMENT (PAGE 36). We expect the merger to qualify as a "pooling of interests," which means that, for accounting and financial reporting purposes, we will treat Naples and Citizens & Peoples as if they had always been one bank. Either of Naples or Alabama National has the right not to complete the merger if it does not receive a letter from Alabama National's independent accountants concurring with the conclusions of Alabama National's and Naples' management that no conditions exist with respect to each company which would preclude accounting for the merger as a pooling of interests.

MARKET PRICES. The following table sets forth (i) the market value of Alabama National common stock, (ii) the market value of Naples common stock and (iii) the market value of Naples common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) September 18, 1998, the business day immediately preceding the announcement of the execution
of the merger agreement and (B)    , 1998, the last day for which such
information could be calculated prior to the mailing of this proxy statement-prospectus:

                         ALABAMA NATIONAL     NAPLES         EQUIVALENT PRICE
                         COMMON STOCK(1)  COMMON STOCK(2) PER SHARE OF NAPLES(3)
                         ---------------- --------------- ----------------------
September 18, 1998......      $27.00            N/A               $14.38
     , 1998.............

--------
(1) Determined on an historical basis with reference to the last sales price as reported on the NASDAQ National Market for each particular date.
(2) There is no established public trading market for the Naples common stock on which an historical market value could be based.
(3) Determined on an equivalent price per share basis by multiplying the Alabama National market value on each particular date by the exchange ratio of 0.53271.

RESALES OF ALABAMA NATIONAL STOCK (PAGE 36). The shares of Alabama National common stock issued to Naples shareholders in the merger will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an "affiliate" of Naples for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of 10% of any class of capital stock). Affiliates will be subject to certain restrictions on resales of newly acquired Alabama National shares.

WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE (PAGE 33). Either Alabama National or Naples may waive or extend the time for performing the others' obligations under the merger agreement. In addition, the Boards of Directors of each of Alabama National and Naples may agree to amend the merger agreement. The merger agreement may be terminated at any time prior to completion of the merger by the agreement of Naples and Alabama National.

Either company can also terminate the merger agreement under the following circumstances:

  (i) if any governmental body whose approval is necessary to complete the merger makes a final decision not to approve the merger;

  (ii) if we do not complete the merger by June 30, 1999;

  (iii) if Naples shareholders do not approve the merger agreement;

  (iv) if Naples or Alabama National, as the case may be, materially violates any of its representations, warranties or obligations under the merger agreement; or

  (v) if there is a material adverse change to the business of either Naples or Alabama National.

Generally, the entity seeking to terminate the merger agreement may not itself be in violation of the merger agreement.

In addition, Alabama National can terminate the merger agreement if greater than 5% of the outstanding Naples shares have asserted dissenters' rights under the National Bank Act.

Naples can terminate the merger agreement under certain circumstances if it chooses to enter into a transaction that it considers superior to the merger with Citizens & Peoples. If Naples terminates the merger agreement to enter into such a superior transaction, it has agreed to pay Alabama National a termination fee of $750,000.

DIFFERENCES IN YOUR RIGHTS AS A SHAREHOLDER (PAGE 47). As a Naples shareholder, your rights are currently governed by Naples' Articles of Association and Bylaws and by the National Bank Act. Upon completion of the merger, you will automatically become an Alabama National shareholder, and your rights as an Alabama National shareholder will be determined by Alabama National's Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law. The rights of Alabama National's shareholders differ from the rights of Naples shareholders in certain important respects.

DISSENTERS' RIGHTS (PAGE 18). As a Naples shareholder, you have the right to dissent from the merger and to receive cash (rather than Alabama National common stock) in respect of the "fair value" of your shares of Naples common stock. To do this, you must follow certain procedures required by the National Bank Act, including filing notices with us and VOTING AGAINST the merger. The procedures to be followed by dissenting shareholders are summarized under "GENERAL INFORMATION-DISSENTERS' RIGHTS" at page 18. A copy of the National Bank Act's statutory provisions regarding dissenters' rights is set forth in Appendix B to this proxy statement-prospectus. FAILURE TO FOLLOW PRECISELY SUCH PROVISIONS AS ARE APPLICABLE MAY RESULT IN LOSS OF YOUR DISSENTERS' RIGHTS.

If a significant number of shares of Naples common stock are held by shareholders who dissent and elect to receive cash rather than Alabama National Stock, the merger might not qualify for pooling-of-interests accounting treatment. Such accounting treatment is a condition to Alabama National's obligation to complete the merger. In addition, the merger agreement may be terminated by Alabama National if the holders of more than 5% of the outstanding shares of Naples common stock invoke their dissenters' rights. Further, dissent by holders of a significant number of shares of Naples common stock could cause the merger not to qualify as a tax-free reorganization for Federal income tax purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present for Alabama National and Naples, on an historical basis, selected financial data and ratios. This information is based on the consolidated financial statements of Alabama National that it has presented in its filings with the Securities and Exchange Commission, and financial statements of Naples, included herein as Appendix C, and should be read in conjunction with those financial statements and their accompanying notes.

       ALABAMA NATIONAL SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)

            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                               SIX MONTHS
                                  ENDED
                                JUNE 30,                         YEAR ENDED DECEMBER 31,
                          ----------------------  ---------------------------------------------------------
                           1998(1)    1997(1)(8)  1997(1)(8)  1996(1)(8)  1995(1)(8)  1994(1)(8) 1993(1)(8)
                          ----------  ----------  ----------  ----------  ----------  ---------- ----------
INCOME STATEMENT DATA:
Interest income.........  $   50,170  $   45,786  $   90,388  $   83,180  $   53,067   $ 40,970   $ 34,515
Interest expense........      25,117      21,232      42,840      38,246      26,555     17,243     13,990
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Net interest income.....      25,053      24,554      47,548      44,934      26,512     23,727     20,525
Provision for loan
 losses (benefit of
 recoveries)............         523       1,749       2,988         885       1,016      1,596        (50)
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Net interest income
 after provision for
 loan losses (benefit of
 recoveries)............      24,530      22,805      44,560      44,049      25,496     22,131     20,575
Net securities gains
 (losses)...............         173          12          (8)        (84)         26        (52)       222
Noninterest income......      13,380       9,029      18,047      17,510       9,160      5,820      6,776
Noninterest expense.....      26,310      22,512      45,461      44,053      26,849     19,720     20,298
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Income before income
 taxes..................      11,773       9,334      17,138      17,422       7,833      8,179      7,275
Provision for income
 taxes..................       3,644       2,955       5,458       5,281         901        736        838
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Income before minority
 interest in earnings of
 consolidated
 subsidiary.............       8,129       6,379      11,680      12,141       6,932      7,443      6,437
Minority interest in
 earnings of
 consolidated
 subsidiary.............          12           6          12          14         650        750        236
                          ----------  ----------  ----------  ----------  ----------   --------   --------
Net income..............  $    8,117  $    6,373  $   11,668  $   12,127  $    6,282   $  6,693   $  6,201
                          ==========  ==========  ==========  ==========  ==========   ========   ========
BALANCE SHEET DATA:
Total assets............  $1,372,579  $1,207,226  $1,274,166  $1,110,729  $1,027,099   $607,638   $545,348
Earning assets..........   1,192,551   1,100,552   1,109,202   1,013,789     929,677    560,900    506,676
Securities..............     232,131     207,202     214,012     182,009     199,830    128,346    128,899
Loans...................     903,335     833,555     842,790     785,282     680,172    422,307    351,990
Allowance for loan
 losses.................      14,116      12,755      12,829      11,011      10,421      6,506      7,307
Deposits................   1,078,673     978,094     928,970     858,103     841,899    506,256    457,644
Short-term debt.........      12,900      30,000      27,750      42,105      21,280     12,717      7,350
Long-term debt..........      24,572       9,613      14,587      12,939       1,089      2,132      1,376
Stockholders' equity....     109,269      98,804      97,933      88,803      78,144     43,520     35,496
Weighted Average Shares
 Outstanding--Diluted
 (2)....................       9,470       9,442       8,884       8,756       4,955      4,464      4,316
PER COMMON SHARE DATA:
Net income--diluted
 (3)....................  $     0.86  $     0.67  $     1.31  $     1.38  $     1.10   $   1.34   $   1.27
Book value (period end)
 (4)....................       11.86       10.82       11.32       10.38        9.16       7.05       5.78
Tangible book value
 (period end) (4).......       10.94        9.97       10.32        9.48        8.27       6.55       5.21
Dividends declared......        0.30        0.23        0.46        0.28         --         --         --
PERFORMANCE RATIOS:
Return on average
 assets.................        1.19%       1.10%       1.01%       1.17%       0.95%      1.18%      1.22%
Return on average
 equity.................       15.18       13.25       12.42       14.48       13.58      17.89      18.54
Net interest margin
 (5)....................        4.17        4.60        4.53        4.70        4.29       4.49       4.34
Net interest margin
 (taxable equivalent)
 (5)....................        4.25        4.70        4.64        4.79        4.39       4.64       4.48
ASSET QUALITY RATIOS:
Allowance for loan
 losses to period end
 loans..................        1.56%       1.53%       1.52%       1.40%       1.53%      1.54%      2.08%
Allowance for loan
 losses to period end
 nonperforming loans
 (6)....................      327.75      268.24      245.48      356.92      320.55     354.36     240.28
Net charge-offs
 (recoveries) to average
 loans..................       (0.07)       0.10        0.15        0.04        0.05       0.68      (0.11)
Nonperforming assets to
 period end loans and
 foreclosed property
 (6)....................        0.63        0.71        0.79        0.46        0.57       0.54       1.18
CAPITAL AND LIQUIDITY
 RATIOS:
Average equity to
 average assets.........        7.85%       8.27%       8.10%       8.06%       6.98%      6.59%      6.58%
Leverage (4.00% required
 minimum) (7)...........        7.49        7.79        7.58        8.13       10.59       8.25       6.78
Risk-based capital
 Tier 1 (4.00% required
  minimum) (7)..........       10.02       10.39        9.38       10.28       10.51      11.17       9.99
 Total (8.00% required
  minimum) (7)..........       11.26       11.64       10.63       11.38       11.59      12.30      11.14
Average loans to average
 deposits...............       87.48       88.28       89.24       87.06       82.36      81.35      75.98

--------
(1) On November 30, 1997, First American Bancorp ("FAB") merged with and into Alabama National ("the FAB Merger"). Pursuant to the terms of the FAB Merger, each share of FAB common stock was converted into 0.7199 shares of Alabama National's common stock. The FAB Merger was accounted for as a pooling of interests. On September 30, 1996, FIRSTBANC Holding Company, Inc. ("FIRSTBANC") was merged with and into Alabama National, with each share of common stock of FIRSTBANC being converted into 7.12917 shares of Alabama National common stock. The FIRSTBANC merger was accounted for as a pooling of interests. On December 29, 1995, National Commerce Corporation ("NCC") and Commerce Bankshares, Inc. ("CBS") merged with and into Alabama National ("the NCC Merger"). Pursuant to the terms of the NCC Merger, each share of NCC common stock was converted into 348.14 shares of Alabama National common stock and each share of CBS common stock was converted into
    7.0435 shares of Alabama National common stock for a total of 3,106,981 shares (or 50.1%) of Alabama National common stock. The NCC Merger was accounted for as a "reverse acquisition," whereby NCC is deemed to have acquired Alabama National for financial reporting purposes. However, Alabama National remained as the continuing legal entity and registrant for Securities and Exchange Commission filing purposes. Consistent with the reverse acquisition accounting treatment, the historical income statement information included in the Alabama National Selected Consolidated Financial Data is that of NCC for years prior to 1996. The balance sheet information included in the Alabama National Selected Consolidated Financial Data is that of NCC for years prior to 1995, as adjusted for subsequent poolings of interest. The Alabama National Selected Consolidated Financial Data for all periods have been restated to include the results of operations of FAB and FIRSTBANC from the earliest period presented, except for dividends per common share.
(2) The weighted average common share and common equivalent shares outstanding are those of NCC, CBS, FAB, and FIRSTBANC converted into Alabama National common and common equivalents at the applicable exchange ratios.
(3) Net income per common share-diluted is calculated based upon net income as adjusted for cash dividends on preferred stock.
(4) Book value and tangible book value at December 31, 1994 and 1993 are calculated on the outstanding common shares of NCC, CBS, FAB, and FIRSTBANC converted at the exchange ratio.
(5)  Net interest income divided by average earning assets.
(6) Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest.
(7) Based upon fully phased-in requirements.
(8) Data presented herein for years ended December 31, 1997, 1996, 1995, 1994 and 1993 does not include Public Bank Corporation, which was merged into Alabama National on May 29, 1998 and Community Financial Corporation, which was merged into Alabama National on October 2, 1998. See "CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL-RECENT DEVELOPMENTS" at page 53 for more information regarding Community Financial Corporation.

            NAPLES SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)

            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                             SIX MONTHS
                                                ENDED            YEAR ENDED
                                              JUNE 30,          DECEMBER 31,
                                           ----------------   -----------------
                                            1998     1997      1997    1996 (3)
                                           -------  -------   -------  --------
INCOME STATEMENT DATA:
Interest income..........................  $ 2,563  $ 1,020   $ 2,758  $   372
Interest expense.........................    1,278      448     1,262      149
                                           -------  -------   -------  -------
Net interest income......................    1,285      572     1,496      223
Provision for loan losses................       78      138       223       90
                                           -------  -------   -------  -------
Net interest income after provision for
 loan losses.............................    1,207      434     1,273      133
Noninterest income.......................       94       33       107        4
Noninterest expense......................      844      649     1,316      688
                                           -------  -------   -------  -------
Income (loss) before income taxes........      457     (182)       64     (551)
Provision for (benefit of) income taxes..      170      (68)       24     (205)
                                           -------  -------   -------  -------
Net income (loss)........................  $   287  $  (114)  $    40  $  (346)
                                           =======  =======   =======  =======
BALANCE SHEET DATA:
Total assets.............................  $78,881  $39,511   $71,790  $19,634
Earning assets...........................   73,802   34,961    67,200   16,458
Securities...............................   40,426   17,233    16,209    8,679
Loans....................................   32,228   16,601    27,701    6,049
Allowance for loan losses................      391      228       313       90
Deposits.................................   70,417   34,881    64,601   14,615
Long-term debt...........................    2,000      --      2,000      --
Stockholders' equity.....................    5,009    4,547     4,747    4,655
Weighted Average Shares Outstanding--
 Basic...................................    1,000    1,000     1,000      348
PER COMMON SHARE DATA:
Net income (loss)--basic.................  $  0.29  $ (0.11)  $  0.04  $ (0.99)
Book value (period end)..................     5.01     4.55      4.75     4.66
Tangible book value (period end)............  4.96     4.48      4.69     4.58
Dividends declared.......................      --       --        --       --
PERFORMANCE RATIOS:
Return on average assets.................     0.75%   (0.72)%    0.10%   (5.82)%
Return on average equity.................    11.77    (5.03)     0.87   (20.77)
Net interest margin(1)...................     3.63     4.08      4.04     4.24
ASSET QUALITY RATIOS:
Allowance for loan losses to period end
 loans...................................     1.21%    1.37%     1.13%    1.49%
Allowance for loan losses to period end
 nonperforming loans(2)..................   782.00      --     626.00      --
Net charge-offs (recoveries) to average
 loans...................................      --       --        --       --
Nonperforming assets to period end loans
 and foreclosed property(2)..............     0.16      --       0.18      --
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets.........     6.41%   14.28%    11.22%   28.01%
Leverage (4.00% required minimum)........     6.52    14.11      8.06    28.40
Risk-based capital
 Tier 1 (4.00% required minimum).........    11.64    19.77     15.40    51.96
 Total (8.00% required minimum)..........    12.56    20.78     16.45    52.99
Average loans to average deposits........    43.79    41.56     48.37    20.17

--------
(1) Net interest income divided by average earning assets.
(2) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(3) Naples was incorporated and began its organizational phase in October, 1995. The December 31, 1996 financial statements include the organizational phase which extended through August 26, 1996, the date that banking operations began.

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth financial results of Naples and Alabama National as if the companies had been combined for the periods shown ("pro forma results"). You should not assume that Naples and Alabama National would have achieved the pro forma results if they had actually been combined during the periods shown. For additional pro forma information, you should read "Pro Forma Information" beginning on page 37.

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                               SIX MONTHS
                                  ENDED
                                JUNE 30,                       YEAR ENDED DECEMBER 31,
                          ----------------------  ------------------------------------------------------
                             1998        1997        1997        1996        1995       1994      1993
                          ----------  ----------  ----------  ----------  ----------  --------  --------
INCOME STATEMENT DATA:
Interest income.........  $   52,733  $   46,806  $   93,146  $   83,552  $   53,067  $ 40,970  $ 34,515
Interest expense........      26,395      21,680      44,102      38,395      26,555    17,243    13,990
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Net interest income.....      26,338      25,126      49,044      45,157      26,512    23,727    20,525
Provision for loan
 losses (benefit of
 recoveries)............         601       1,887       3,211         975       1,016     1,596       (50)
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Net interest income
 after provision for
 loan losses (benefit of
 recoveries)............      25,737      23,239      45,833      44,182      25,496    22,131    20,575
Net securities gains
 (losses)...............         173          12          (8)        (84)         26       (52)      222
Noninterest income......      13,474       9,062      18,154      17,514       9,160     5,820     6,776
Noninterest expense
 (7)....................      27,170      23,177      46,809      44,773      26,849    19,720    20,298
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Income before income
 taxes..................      12,214       9,136      17,170      16,839       7,833     8,179     7,275
Provision for income
 taxes..................       3,808       2,881       5,470       5,064         901       736       838
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Income before minority
 interest in earnings of
 consolidated
 subsidiary.............       8,406       6,255      11,700      11,775       6,932     7,443     6,437
Minority interest in
 earnings of
 consolidated
 subsidiary.............          12           6          12          14         650       750       236
                          ----------  ----------  ----------  ----------  ----------  --------  --------
Net income..............  $    8,394  $    6,249  $   11,688  $   11,761  $    6,282  $  6,693  $  6,201
                          ==========  ==========  ==========  ==========  ==========  ========  ========
BALANCE SHEET DATA:
Total assets............  $1,451,460  $1,246,737  $1,345,956  $1,130,363  $1,027,099  $607,638  $545,348
Earning assets..........   1,266,353   1,135,513   1,176,402   1,030,247     929,677   560,900   506,676
Securities..............     272,557     224,435     230,221     190,688     199,830   128,346   128,899
Loans...................     935,563     850,156     870,491     791,331     680,172   422,307   351,990
Allowance for loan
 losses.................      14,507      12,983      13,142      11,101      10,421     6,506     7,307
Deposits................   1,149,090   1,012,975     993,571     872,718     841,899   506,256   457,644
Short-term debt.........      12,900      30,000      27,750      42,105      21,280    12,717     7,350
Long-term debt..........      26,572       9,613      16,587      12,939       1,089     2,132     1,376
Stockholders' equity
 (7)....................     114,228     103,321     102,640      93,438      78,144    43,520    35,496
Weighted Average Shares
 Outstanding--Diluted
 (1)....................      10,017       9,981       9,426       8,943       4,955     4,464     4,316
PER COMMON SHARE DATA:
Net income--diluted
 (2)....................  $     0.84  $     0.63  $     1.24  $     1.32  $     1.10      1.34  $   1.27
Book value (period end)
 (3)....................       11.72       10.68       11.18       10.77        9.16      7.05      5.78
Tangible book value
 (period end) (3).......       10.85        9.93       10.23        9.87        8.27      6.55      5.21
Dividends declared......        0.30        0.23        0.46        0.28         --        --        --
PERFORMANCE RATIOS:
Return on average
 assets.................        1.17%       1.05%       0.98%       1.13%       0.95%     1.18%     1.22%
Return on average
 equity.................       15.04       12.43       11.89       13.80       13.58     17.89     18.54
Net interest margin
 (4)....................        4.14        4.59        4.52        4.70        4.29      4.49      4.34
Net interest margin
 (taxable equivalent)
 (4)....................        4.21        4.69        4.62        4.80        4.39      4.64      4.48
ASSET QUALITY RATIOS:
Allowance for loan
 losses to period end
 loans..................        1.55%       1.53%       1.51%       1.40%       1.53%     1.54%     2.08%
Allowance for loan
 losses to period end
 nonperforming loans
 (5)....................      332.96      273.04      249.09      359.84      320.55    354.36    240.28
Net charge-offs
 (recoveries) to average
 loans..................       (0.03)       0.05        0.14        0.04        0.05      0.68     (0.11)
Nonperforming assets to
 period end loans and
 foreclosed property
 (5)....................        0.61        0.70        0.77        0.46        0.58      0.54      1.18
CAPITAL AND LIQUIDITY
 RATIOS:
Average equity to
 average assets.........        7.77%       8.43%       8.21%       8.18%       6.98%     6.59%     6.58%
Leverage (4.00% required
 minimum) (6)...........        7.45        7.95        7.71        8.54       10.59      8.25      6.78
Risk-based capital
Tier 1 (4.00% required
 minimum) (6)...........       10.09       10.63        9.50       10.71       10.50     11.16      9.99
Total (8.00% required
 minimum) (6)...........       11.33       11.87       10.74       11.81       11.60     12.32     11.91
Average loans to average
 deposits...............       84.73       86.97       87.71       86.80       81.92     81.35     75.98

--------
(1) The weighted average common shares and common equivalent shares outstanding are of Alabama National plus Naples converted at the exchange ratio of
    0.53271 shares of Alabama National common stock for each share of Naples common stock. For the purpose of these pro forma selected consolidated financial data, the shares of Alabama National common stock and common equivalent shares to be issued as a result of the consummation of the merger is calculated by multiplying the exchange ratio by the number of Naples common shares and common equivalent shares actually outstanding.
(2) Net income per common share-diluted is calculated based upon net income as adjusted for minority interests in earnings of consolidated subsidiaries and cash dividends on preferred stock.
(3) Book value and tangible book value are calculated on the total shares of Alabama National common stock plus shares of Naples common stock converted at the exchange ratio of 0.53271 shares of Alabama National common stock for each share of Naples common stock. For the purpose of this pro forma selected consolidated financial data, it is assumed that 532,710 shares of Alabama National common stock will be issued in consummating the merger. This figure is calculated by multiplying the exchange ratio by the number of Naples common shares actually outstanding.
(4) Net interest income divided by average earning assets.
(5) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(6) Based upon fully phased-in requirements.
(7) Includes amounts necessary to conform the recognition of compensation expense, net of income taxes, related to stock options to that of Alabama National.

COMPARATIVE PER SHARE DATA

The following table presents selected comparative per share data for Alabama National common stock and Naples common stock on a historical basis, for Alabama National common stock on a pro forma basis reflecting consummation of the merger and for the Naples common stock on an equivalent pro forma basis reflecting consummation of the merger. Such information has been prepared giving effect to the merger on a pooling of interests basis. The data is not necessarily indicative of the results of future operations of either entity or the actual results that would have occurred had the merger been consummated as of the beginning of the periods presented. The information is derived from and should be read in conjunction with the consolidated historical financial statements of Alabama National, incorporated herein by reference, the consolidated financial statements of Naples included herein as Appendix C, and the Pro Forma Financial Information appearing on page 37 of this proxy statement-prospectus.

                                               SIX MONTHS  YEAR ENDED DECEMBER
                                                 ENDED             31,
                                                JUNE 30,  ----------------------
                                                  1998     1997   1996   1995(2)
                                               ---------- ------ ------  -------
ALABAMA NATIONAL COMMON STOCK
  Net income per common share--diluted:
   Historical.................................   $ 0.86   $ 1.31 $ 1.38   $1.10
   Pro forma combined.........................     0.84     1.24   1.32    1.10
  Dividends paid per common share:
   Historical.................................     0.30     0.46   0.28     --
  Book value per common share (end of period)
   Historical.................................    11.86    11.32  10.38    9.16
   Pro forma combined.........................    11.72    11.18  10.77    9.16
NAPLES COMMON STOCK
  Net income (loss) per common share--basic:
   Historical.................................   $ 0.29   $ 0.04 $(0.99)  $ --
   Pro forma equivalent (1)...................     0.45     0.66   0.70     --
  Dividends paid per common share:
   Historical.................................      --       --     --      --
   Pro forma equivalent (1)...................     0.16     0.25   0.15     --
  Book value per common share (end of period)
   Historical.................................     5.01     4.75   4.66     --
   Pro forma equivalent (1)...................     6.24     5.96   5.74     --

--------
(1) Naples equivalent pro forma amounts are computed by multiplying the Alabama National pro forma amount by the exchange ratio of 0.53271 shares of Alabama National common stock for each share of Naples common stock. See "THE MERGER-TERMS OF THE MERGER."

(2) Banking operations for Naples did not commence until 1996.

                                  RISK FACTORS

In addition to the other information included in this proxy statement-prospectus shareholders of Naples are urged to consider carefully the following factors in determining whether to approve the merger agreement:

RESTRICTIONS ON DIVIDENDS

The principal business operations of Alabama National are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of Alabama National is derived primarily, if not entirely, from dividends paid by the banks. After the merger, the ability of the banks to pay dividends to Alabama National as well as Alabama National's ability to pay dividends to its stockholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to Alabama National may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by Alabama National. There can be no assurance of whether or when Alabama National may pay dividends after the merger.

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGE IN RELATIVE STOCK PRICES

Upon completion of the merger, each share of Naples common stock will be converted into the right to receive 0.53271 shares of Alabama National common stock. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of Alabama National common stock. The price of Alabama National common stock when the merger takes place may vary from its closing price at the date of this proxy statement-prospectus and at the date of the special meeting of shareholders of Naples. For example, during the twelve month period ending on October 31, 1998 (the most recent practicable date prior to the printing of this proxy statement-prospectus), the closing price of Alabama
National common stock varied from a low of $    to a high of $    and ended
that period at $   , (see "Market Prices" on page 4 for further information).
Such variations may be the result of changes in the business, operations or prospects of Alabama National, Naples or the merged companies, regulatory considerations, general market and economic conditions and other factors.

Holders of common stock of Naples are urged to obtain current market quotations for Alabama National common stock.

SUPERVISION AND REGULATION

The banking industry is heavily regulated. Subsequent to the merger, Alabama National and its subsidiary banks will be subject, in certain respects, to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Depository Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency (the "OCC"), the Alabama State Banking Department, the Florida Department of Banking and Finance and the Georgia State Banking Department. The success of Alabama National depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. The ultimate effect of recent and proposed changes to the regulation of the financial institution industry cannot be predicted. The effects of the implementation of new legislation applicable to Alabama

National and its subsidiary banks, including the Community Development and Regulatory Improvement Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act, cannot be measured at this time. The enactment of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") changed the framework of federal regulation of banks and contains a number of provisions that affect the operation of banks, including the establishment of a system of prompt corrective action for insured depository institutions that set regulatory capital categories for such institutions. Regulations now affecting Alabama National and Naples may be modified at any time, and there is no assurance that such modification(s) will not adversely affect the business of Alabama National and its subsidiary banks.

MONETARY POLICIES

The results of operations of Alabama National and Naples are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Banks and Naples.

ALLOWANCE FOR LOAN LOSSES

Management of each of Alabama National's subsidiary banks and of Naples maintains an allowance for loan losses based upon, among other things, (i) historical experience, (ii) an evaluation of economic conditions and (iii) regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. Management then provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although each of Alabama National and Naples believes that the allowance for loan losses at each of their companies are adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of Alabama National and Naples. Material additions to the allowance for loan losses of Alabama National and Naples would result in a material decrease in Alabama National's net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

Directors and officers of Alabama National and Naples (and certain of their family members and related interests) have personal interests in the merger that may present them with conflicts of interest in connection with the merger. The Boards of Directors of Alabama National and Naples are aware of this and have considered the personal interests disclosed in this Proxy Statement-Prospectus in their evaluation of the merger. Reference should be made to "THE MERGER-BACKGROUND OF AND REASONS FOR THE MERGER" at page 20 and "THE MERGER-INTERESTS OF CERTAIN PERSONS IN THE MERGER" at page 34 for a description of such potential conflicts of interest.

                              GENERAL INFORMATION

MEETING, RECORD DATES AND VOTES REQUIRED

A special meeting of Shareholders of Naples will be held at      .m. local
time, on      , 1998 (the "Special Meeting"), at the executive office of
Naples, Newgate Tower, 5150 Tamiami Trail North, Naples, Florida 34103. The purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated September 21, 1998 among Naples, Alabama National and Citizens & Peoples (the "Merger Agreement"), which provides for, among other things, the merger of Naples with and into Citizens & Peoples (the "Merger"). Only holders of record of Naples common stock at the close of business on November 2, 1998 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 1,000,000 shares of Naples common stock issued, outstanding and entitled to be voted.
There were          Naples shareholders of record on the Record Date. Each
share of Naples common stock will be entitled to one vote at the Special
Meeting.

The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Naples common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such meeting.

Approval of the Merger Agreement on behalf of Naples, pursuant to the National Bank Act, will require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Naples common stock entitled to be voted thereon. In order to vote for the Merger Agreement, Naples shareholders must vote for their approval on the enclosed proxy or attend the Special Meeting and vote for the Merger Agreement. As of the Record Date, 277,000 shares of Naples common stock, or 27.7% of the total shares of Naples common stock outstanding, were beneficially owned and entitled to be voted by directors and executive officers of Naples. Certain officers and directors of Naples with the power to vote an aggregate of 277,000 shares of Naples common stock (approximately 27.7% of the outstanding shares entitled to vote), have entered into agreements with Alabama National whereby they have agreed to vote in favor of the Merger.

Dissenters' rights may be demanded by Naples shareholders who do not vote in favor of the Merger and who follow the specified procedures of the National Bank Act. See "DISSENTERS' RIGHTS" below.

PROXIES AND OTHER MATTERS

The enclosed Naples proxies are solicited on behalf of the board of directors of Naples for use in connection with the Special Meeting and any adjournment or adjournments thereof. HOLDERS OF NAPLES COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO NAPLES IN THE ENCLOSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE NAPLES MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. NAPLES SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

A Naples shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted (i) by giving a later written proxy, (ii) by giving written revocation to the Secretary of Naples, provided such later proxy or revocation is actually received by Naples before the vote of the shareholders, or (iii) by voting in person at the Special Meeting. Any shareholder attending the Special Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the Special Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. IF INSTRUCTIONS ARE NOT GIVEN, PROPERLY EXECUTED PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

Naples will bear the costs of solicitation of proxies for the Special Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Naples.

If a quorum is not obtained, or if fewer shares of Naples common stock are voted in favor of approval of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of such Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked), notwithstanding that they might have been effectively voted on the same or any other matter at a previous meeting.

The management of Naples is not aware of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of the Naples' management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

DISSENTERS' RIGHTS

Under the National Bank Act, shareholders of a national banking association generally have the right to dissent from certain corporate actions, including the consummation of a plan of merger, and obtain payment of the fair value of their shares. If the Merger is consummated, holders of record of Naples common stock who follow the procedures specified by Sections 215a(b), (c) and (d) of the National Bank Act, 12 U.S.C. (S) 215a(b), (c) and (d) (the "National Bank Dissent Provisions"), will be entitled to determination and payment in cash of the "fair value" of their stock as of the effective date of the Merger. Shareholders who elect to follow such procedures are referred to herein as "Dissenting Shareholders".

A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A HOLDER OF NAPLES COMMON STOCK WILL RESULT IN THE WAIVER OF THE SHAREHOLDER'S RIGHT TO DEMAND PAYMENT FOR HIS OR HER SHARES PURSUANT TO THE NATIONAL BANK DISSENT PROVISIONS.

The following summary of the provisions of Sections 215a(b), (c) and (d) of the National Bank Act is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix B to this proxy statement-prospectus, and is qualified in its entirety by reference thereto. Also included in Appendix B is a copy of Banking Circular No. 259 issued by the Comptroller of the Currency on March 5, 1992.

Under the National Bank Dissent Provisions, any shareholder of Naples who votes against the Merger, or who has given notice in writing to Naples or Alabama National at or prior to the Special

Meeting that he or she dissents from the plan of merger set forth in the Merger Agreement, shall be entitled to receive in cash the value of the shares of Naples common stock held by such stockholder, if and when the Merger is consummated, upon written request made to Alabama National at any time before thirty days after the date of consummation of the Merger, which notice is accompanied by the surrender of such shareholder's stock certificates representing the shares of Naples common stock with respect to which such shareholder has elected to exercise his or her right to dissent. The value of such Naples common stock shall be determined:

  (i) as of the effective date of the Merger;

  (ii) by a committee of three persons, one to be selected by the vote of the holders of the majority of Naples common stock, the owners of which are entitled to payment in cash, one selected by the directors of Citizens & Peoples, and the third selected by the two so selected (the "Naples Dissenters' Committee").

Subject to the provisions discussed below, the valuation agreed upon by any two of the three appraisers comprising the Naples Dissenters' Committee shall govern.

If the value fixed by the Naples Dissenters' committee is not satisfactory to a dissenting shareholder who has requested payment as described above, such shareholder may, within five days after being notified of the appraised value, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the stockholder making such appeal. If, within 90 days from the date of consummation of the Merger, for any reason, one or more of the appraisers is not selected by the Naples Dissenters' Committee as set forth in the National Bank Dissent Provisions, or the Naples Dissenters' Committee fails to determine the value of such shares, the Comptroller of the Currency shall upon request of any interested party, cause an appraisal of such dissenting shares of Naples common stock to be made, which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, shall be paid by Alabama National.

The shares of stock of Alabama National which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by Alabama National at an advertised public auction. Alabama National shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor. Alabama National may repurchase such shares for the purpose of reselling such shares within 30 days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such price shall be paid to such dissenting shareholders.

The foregoing does not purport to be a complete statement of the provisions of the National Bank Act relating to statutory dissenters' rights and is qualified in its entirety by reference to the National Bank Dissent Provisions, which are reproduced in full in Appendix B to this proxy statement- prospectus and which are incorporated herein by reference.

RECOMMENDATION OF BOARD OF DIRECTORS

The board of directors of Naples recommends that the shareholders of Naples vote FOR the proposal to approve the Merger Agreement. See "THE MERGER-BACKGROUND OF AND REASONS FOR THE MERGER."

                                   THE MERGER

The following information concerning the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The information contained herein with respect to the opinion of the financial advisor to Naples is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix D and incorporated herein by reference.

TERMS OF THE MERGER

At the date and time when the Merger becomes effective (the "Effective Time"), Naples will merge with and into Citizens & Peoples, a wholly owned subsidiary of Alabama National. In the Merger, each share of Naples common stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' rights shall have been perfected, will be converted into and exchanged for the right to receive 0.53271 shares of Alabama National common stock (the "Exchange Ratio"). If the Merger is consummated, approximately 4.83% of the outstanding shares of Alabama National common stock will be held by former Naples shareholders. In addition, options held to purchase shares of Naples common stock will be converted into options to purchase 0.53271 shares of Alabama National common stock for each share of Naples common stock, pursuant to the terms of the Merger Agreement. See "THE MERGER-EFFECT ON EMPLOYEE BENEFIT PLANS OF NAPLES."

No fractional shares of Alabama National common stock will be issued in respect to Naples common stock, and cash will be paid by Alabama National in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of Alabama National common stock by the average of the high and low sales price of one share of Alabama National common stock reported on the NASDAQ National Market System on each of the ten trading days ending on the fifth business day prior to the Effective Time. No holder of Naples common stock who would otherwise have been entitled to a fractional share of Alabama National common stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

Holders of Naples common stock will have the right to dissent from the Merger Agreement and receive a cash payment equal to the fair value of their shares, all in conformity with the National Bank Act. See "GENERAL INFORMATION-DISSENTERS' RIGHTS."

EFFECTIVE TIME

A formal effective date merger request shall be made by the parties with the Office of the Comptroller of the Currency (the "OCC"). This request shall be made as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of Naples. The Effective Time of the Merger will be as of the time specified in the Merger approval to be issued by the OCC.

POST-MERGER REORGANIZATION

It is the intention of Alabama National that, immediately after the Effective Time, Citizens & Peoples will enter into a series of transactions involving the assets and liabilities of Naples (the "Proposed Reorganization"). More specifically, the assets and liabilities that were associated with Naples shall be transferred from Citizens & Peoples to a newly formed national bank subsidiary of Citizens & Peoples headquartered in Naples, Florida to be known as Community Bank of Naples, National Association ("New Naples"). Alabama National will then commit certain additional capital to New Naples and cause Citizens & Peoples to dividend to Alabama National the stock held by Citizens & Peoples in New Naples. New Naples will thereafter be operating as a wholly-owned subsidiary of Alabama National. The Proposed Reorganization is subject to certain regulatory approvals of each of the OCC, the FDIC and the Federal Reserve. There can be no assurance that such regulatory approvals will be obtained. However, the Proposed Reorganization is not a condition of closing of the Merger.

BACKGROUND OF AND REASONS FOR THE MERGER

Alabama National management came in contact with Naples management through Alabama National's investment department. John Holcomb, Alabama National's Chairman and Chief Executive Officer, often travels with officers of Alabama National's investment department as they visit banks in the Southeast. Mr. Holcomb met with Robert Guididas, Naples' President and Chief Executive Officer, on one such investment department trip on February 25, 1998. During this meeting, the parties discussed not only investment strategies but also operating strategies. From these discussions, it became apparent to both parties that Naples fit well with Alabama National's community banking strategy. Following this meeting, Mr. Holcomb and Mr. Guididas held multiple telephone conversations in late February and early March, 1998, during which they discussed the commonality of their operating strategies and the potential benefits to both parties of a merger. Mr. Holcomb returned to Naples on March 13, 1998 for another meeting with Mr. Guididas, at which time they further discussed the possibility of a merger. Both parties were in agreement that a merger could be beneficial to their respective shareholders. On March 30, 1998, Mr. Guididas visited Mr. Holcomb in Birmingham for additional conversations about a merger and for preliminary discussions about exchange ratio ranges and other merger terms.

On May 4, 1998, Mr. Holcomb, Mr. Guididas, and Donald W. Delson of Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette") held a telephone conference in which they discussed potential transaction terms. Mr. Holcomb returned to Naples on May 27, 1998 for a meeting with Mr. Guididas and Mr. Delson. The parties discussed the exchange ratio and other transaction terms. Subsequent to this meeting, a tentative agreement was reached in early July, 1998 on an exchange ratio at approximately 0.45514 shares of Alabama National common stock for each share of Naples common stock.

After the parties had reached this tentative agreement as to the exchange ratio, Alabama National management conducted a due diligence examination of Naples on July 18, 1998 at Naples' offices. Mr. Guididas, along with Gerard McHale, a Naples director, and two representatives of Keefe, Bruyette visited Alabama National to conduct due diligence of Alabama National on July 20, 1998. After compiling and analyzing the information obtained during the due diligence period, both parties determined that they wished to pursue the transaction further.

The parties then began the negotiation of a definitive agreement for the merger of Alabama National and Naples. The parties agreed upon the form of the document in late July. The Naples board met on July 31, 1998 to discuss and vote upon the merger. At that meeting, Naples' board of directors discussed the terms of the proposed transaction with management. In addition, Keefe, Bruyette, in its role as financial advisor to Naples, presented the Naples board of directors with an opinion that the terms of the transaction were fair to Naples shareholders, from a financial standpoint. After deliberation, the Naples board of directors voted five to three to approve the merger. The three dissenting board members, by voting against the transaction, also indicated that they would not sign an agreement to vote their shares in favor of the Merger, which agreements were a condition of Alabama National's offer. The parties then temporarily ceased talks until early September, 1998, at which time Mr. Holcomb held a telephone conference with Naples directors George Wilson and Donald Holton. A meeting followed in Naples on September 14, 1998, with Mr. Holcomb, William E. Matthews, Alabama National's Chief Financial Officer, and Mr. Wilson. Mr. Holton participated in this meeting by telephone. At this meeting, the parties tentatively agreed upon an exchange ratio of
0.53271. Naples' board of directors then held a meeting on September 21, 1998, at which meeting it voted unanimously to approve the transaction. The Naples board of directors further authorized its officers to execute the Merger Agreement and to take all other action necessary to consummate the transaction. Mr. Holcomb and Mr. Matthews returned to Naples on September 21, 1998, at which time the Merger Agreement was executed by both parties.

At the regularly scheduled June 18, 1998 meeting of the Alabama National board of directors, Mr. Holcomb and Mr. Matthews presented information on Naples and the potential Naples merger to the Alabama National board of directors. Information presented to the Alabama National board of directors related to Naples included financial information, market share, banking practices and banking personnel. After deliberation and careful consideration of information presented to the Alabama National Board, the Alabama National board of directors authorized its officers to move forward with the consummation of the merger with Naples. Subsequently, after negotiations indicated that Alabama National might be successful in reaching a merger agreement with Naples, the Alabama National board of directors, by unanimous written consent as of July 21, 1998, formally approved the merger and authorized Alabama National's officers to execute the Merger Agreement and to take all other action necessary to consummate the transaction.

Alabama National's Reasons for the Merger. In approving the Merger Agreement and the Merger, the Alabama National board of directors considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Alabama National board of directors considered the following material factors:

  (a) the information presented to the directors by the management of Alabama National concerning the business, operations, earnings, asset quality and financial condition of Naples, including the composition of the earning assets portfolio of Naples;

  (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of Naples;

  (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Naples common stock for Alabama National common stock for federal income tax purposes;

  (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

  (e) the opportunity for reducing the noninterest expense of the operations of Naples and the ability of the operations of Naples after the Effective Time to contribute to the earnings of Alabama National;

  (f) the attractiveness of the Naples franchise, the market position of Naples in the markets in which it operates, and the compatibility of the franchise of Naples in Naples, Florida with the operations of Alabama National in its market areas; and

  (g) the compatibility of the community banking orientation of the operations of Naples to that of Alabama National and the subsidiary banks of Alabama National (the "Banks").

Naples' Reasons for the Merger. In approving the Merger Agreement and the Merger, the board of directors of Naples considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the Naples board of directors considered the following material factors:

  (a) the financial terms of the Merger. In this regard, the Naples board of directors considered, among other things, the opinion of Keefe, Bruyette as to the fairness of the exchange ratio, from a financial point of view, to the shareholders of Naples and the fact that Alabama National common stock has a more liquid trading market than Naples common stock;

  (b) a comparison of Naples as an independent entity with the Merger, particularly as to shareholder value. The Naples board of directors considered the benefits that could reasonably be expected to accrue to Naples shareholders from the Merger;

  (c) certain financial and other information concerning Alabama National. Such information included, among other things, information with respect to the business, operations, condition and future prospects of Alabama National;

  (d) the non-financial terms and structure of the Merger, in particular, the fact that the Merger qualifies as a tax-free reorganization for Naples shareholders;

  (e) the likelihood of the Merger being approved by the appropriate regulatory authorities without undue conditions or delay;

  (f) the limited adverse impact, generally, of the Merger on the various constituencies served by Naples, including its employees, customers and the community;

  (g) the compatibility of management and the business philosophies of Naples and Alabama National; and

  (h) the belief that a larger combined entity would be more likely to continue independent banking operations in a banking environment of "big bank" mergers and acquisitions.

THE NAPLES BOARD OF DIRECTORS RECOMMENDS THAT NAPLES SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINIONS OF KEEFE, BRUYETTE & WOODS, INC.

On September 16, 1998, the Naples board of directors held a meeting to evaluate the proposed Merger. At that meeting, Keefe, Bruyette delivered to the Naples Board an opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated September 21, 1998) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of the Naples common stock. In connection with its opinion dated the date of this proxy statement-prospectus, Keefe, Bruyette updated certain analyses performed in connection with its opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

Keefe, Bruyette has delivered to the Naples Board its updated written opinion dated the date of this proxy statement-prospectus to the effect that as of such date the Exchange Ratio is fair, from a financial point of view, to the holders of Naples common stock. Keefe, Bruyette's opinion is addressed to the Naples Board and does not constitute a recommendation as to how any stockholder of Naples should vote with respect to the Merger Agreement.

THE FULL TEXT OF THE OPINION OF KEEFE, BRUYETTE, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF NAPLES ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In rendering its opinion, Keefe, Bruyette (i) reviewed, among other things, the Merger Agreement, Annual Reports to stockholders and Call Reports since inception of Naples and Annual Reports on Form 10-K of Alabama National for the four years ended December 31, 1997, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Alabama National, and forecasts for Naples prepared by management; (ii) held discussions with members of senior management of Naples and Alabama National regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for Alabama National with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.

In conducting its review and arriving at its opinion, Keefe, Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe, Bruyette did not attempt to verify such information independently. Keefe, Bruyette relied upon the management of Naples as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe, Bruyette and assumed that such forecasts and projections reflected the best available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management. Keefe, Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses for Naples and Alabama National are adequate to cover such losses. Keefe, Bruyette did not make or obtain any evaluations or appraisals of the property of Naples or Alabama National, nor did Keefe, Bruyette examine any individual credit files.

The following is a summary of the material financial analyses employed by Keefe, Bruyette in connection with providing its opinion.

(a) Financial Summary of the Alabama National Offer. Keefe, Bruyette calculated multiples which were based on the assumed per share purchase price of $13.58 (derived by multiplying the Exchange Ratio of 0.53271 by $25.50, the last reported sale price for the Alabama National common stock on September 15, 1998. Naples' June 30, 1998 stated and fully diluted tangible book value was $4.68, and its 1998 and 1999 diluted earnings per share estimates were $0.56 and $0.91, respectively. Based on this data, the price to stated and fully diluted tangible book value multiple was 2.90 times, and the price to the 1998 and 1999 earnings estimates per share was 24.3 and 14.9 times, respectively.

(b) Analysis of Selected Merger Transactions. Keefe, Bruyette reviewed certain financial data related to a set of recent comparable acquisitions of bank holding companies in the Florida region completed with common stock consideration and transaction values less than $70 million.

Keefe, Bruyette calculated an average of the Florida comparable group's multiple of price to the targets' trailing 12 months earnings as 22.2 times compared to a multiple of 24.3 times 1998 estimated earnings for the Merger; an average premium to the targets' stated book value of 278% compared to a premium of 290% associated with the Merger; an average premium to the targets' tangible book value of 282% compared to a premium of 290% associated with the Merger and an average price to assets of 24.36% compared to 18.43% associated with the Merger.

No company or transaction used as a comparison in the above analysis is identical to Naples, Alabama National or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

(c) Selected Peer Group Analysis. Keefe, Bruyette compared the financial performance and market performance of Alabama National based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable holding companies. For purposes of such analysis, the financial information used by Keefe, Bruyette was as of and for the quarter ended June 30, 1998 and the market price information was as of September 15, 1998. The companies in the peer group were southeastern banks that had total assets ranging from approximately $1.1 billion to $2.4 billion.

Keefe, Bruyette's analysis showed the following concerning Alabama National' financial performance: return on equity for the most recent quarter was 15.25%, compared with an average of 12.66% for the peer group; return on assets for the most recent quarter was 1.20%, compared with an average of 1.12% for the group; the net interest margin for the most recent quarter was 4.29%, compared with an average of 4.46% for the group; the efficiency ratio for the most recent quarter was 67.56%, compared with an average of 58.41% for the group; the equity to assets ratio was

7.96%, compared to an average of 9.38% for the group and the ratio of loan loss reserve to total loans was 1.56%, compared to an average of 1.37% for the group.

Keefe, Bruyette's analysis further showed the following concerning Alabama National's market performance: that its price to earnings multiple based on 1998 estimated earnings was 14.2 compared to an average for the group of 16.8 times; that its price to book value multiple was 2.15 times compared to a group average of 2.12 times and its dividend yield was 2.35% compared to an average for the group of 1.83%. For purposes of the above calculations, all earnings estimates for Alabama National are based upon the published I/B/E/S consensus estimates.

(d) Contribution Analysis. Keefe, Bruyette analyzed the relative contribution of each of Alabama National and Naples to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, market capitalization, deposits and estimated 1998 net income. Keefe, Bruyette compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of 6% for Naples stockholders based on an exchange ratio of 0.53271. The contribution showed that Naples would contribute approximately 5% of the combined assets, 4% of the combined common equity, 6% of the combined deposits and 4% of the combined estimated 1998 net income.

(e) Financial Impact Analysis. Keefe, Bruyette performed a pro forma merger analysis that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings, revenue enhancements and treatment of Naples employee stock options were used to calculate the financial impact that the Merger would have on certain projected financial results of Alabama National. This analysis indicated that the Merger is expected to (i) be dilutive to estimated earnings in 1999 (excluding the effect of a non-recurring merger and restructuring charge to be incurred in connection with the Merger),
(ii) increase estimated return on equity in 1999 and (iii) decrease the fully diluted and tangible book value and the leverage ratio. This analysis was based on analysts' and the respective managements' estimates of Alabama National and Naples' 1999 earnings per share and on Alabama National management's estimates of expected cost savings and revenue enhancements. These projections were discussed with the management of each of Alabama National and Naples. The actual results achieved by Alabama National following the Merger will vary from the projected results, and the variations may be material.

(f) Shareholder Value Analysis. Keefe, Bruyette estimated the present value of the future cash flows that would accrue to a holder of a share of Naples common stock assuming the stockholder held the stock through the year 2002 and then sold it at the end of year 2002. The analysis was based on several assumptions, including an earnings per share of $0.91 in 1999 and a 17% earnings per share growth rate. In an independent scenario, a terminal value was calculated for 2002 by multiplying Naples' projected 2002 earnings by a price/earnings multiple of 12.75 times, generating an estimated $18.78 per share cash flow to shareholders. This terminal valuation was discounted at a rate of 13%, producing a present value of $10.83 per share. In a sale based on forward earnings, a price/earnings multiple of 14.93 times 1999 earnings was calculated using an exchange ratio of 0.53271 and a current Alabama National stock price of $25.50. The resulting bid price was $13.58 per share.

Keefe, Bruyette stated that the shareholder value analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Naples common stock.

(g) Other Analysis. Keefe, Bruyette also reviewed selected investment research reports, earnings estimates, historical stock price performance relative to the S&P 500 and to an index of bank and thrift stocks, and other financial data for Alabama National.

The summary contained herein provides a description of the material analyses prepared by Keefe, Bruyette in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by Keefe, Bruyette in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe, Bruyette believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Keefe, Bruyette's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe, Bruyette's view of the actual value of Naples and Alabama National. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

In performing its analyses, Keefe, Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Naples and Alabama National. The analyses performed by Keefe, Bruyette are not necessarily indicative of actual values or actual future results that may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe, Bruyette's analysis of the fairness, from a financial point of view, of the exchange ratio in the Merger. These analyses were provided to the Naples Board in connection with the delivery of Keefe, Bruyette's opinion. The analyses do not purport to be appraisals nor do they reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe, Bruyette's opinion, along with its presentation to the Naples Board, was just one of many factors taken into consideration by the Naples Board in unanimously approving the Merger Agreement.

As part of its investment banking business, Keefe, Bruyette is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette may from time to time purchase securities from, and sell securities to, Naples and Alabama National, and as a market maker in securities, Keefe, Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Naples and Alabama National for Keefe, Bruyette's own account and for the accounts of its customers.

Naples has agreed to pay Keefe, Bruyette at the closing of the transaction, a cash fee of $275,000. Pursuant to the Keefe, Bruyette engagement agreement, Naples also agreed to indemnify Keefe, Bruyette against certain liabilities, including liabilities under the federal securities laws.

EFFECT ON CERTAIN EMPLOYEE BENEFIT PLANS OF NAPLES

Naples Stock Option Plan. Certain stockholders of Naples hold options ("Naples Options") providing for the purchase of an aggregate of 70,000 additional shares of Naples common stock pursuant to stock option agreements issued under the Community Bank of Naples, National Association 1996 Stock Option Plan (the "Naples Option Plan"). Pursuant to the Merger Agreement, at the Effective Time, Alabama National, through Citizens & Peoples, will assume the obligations arising under or pursuant to the Naples Option Plan. Each Naples Option will be converted into an option to acquire the number of shares of Alabama National common stock equal to the number of shares of Naples common stock subject to such Naples Option multiplied by the Exchange Ratio, at a price equal to the exercise price for the Naples Option at issue divided by the Exchange Ratio. At the Effective Time, the outstanding Naples Options to purchase 70,000 shares of Naples common stock will be converted to options to purchase 37,289 shares of Alabama National common stock. The other terms and conditions of said options, including without limitation the vesting schedules and duration of the options, shall remain as provided for in the Naples Option Plan and stock option agreements issued thereunder.

401(k) Plan. Naples maintains a 401(k) defined contribution plan for its employees (the "401(k) Plan"). The parties have not yet determined whether the Naples 401(k) plan will remain an independent plan after the Merger, or whether it will be merged into Alabama National's 401(k) defined contribution plan.

SURRENDER OF CERTIFICATES

Promptly after the Effective Time, SunTrust Bank, Atlanta, acting in the capacity of exchange agent for Alabama National (the "Exchange Agent"), will mail to each former holder of record of Naples common stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials"), for the exchange of such holders' Naples common stock certificates for certificates representing shares of Alabama National common stock and cash in lieu of fractional shares. HOLDERS OF NAPLES COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

Upon receipt of the Exchange Materials, former holders of Naples common stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of Naples common stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, Alabama National will issue, and the Exchange Agent will mail, to such holder of Naples common stock a check in the amount of any payment in respect of fractional shares of Naples common stock payable to the surrendering shareholder and a certificate representing the number of shares of Alabama National common stock to which such holder is entitled pursuant to the Merger Agreement. No certificates of Alabama National common stock and no payment in respect of fractional shares will be delivered to a holder of Naples common stock unless and until such holder shall have delivered to the Exchange Agent certificates representing the shares of Naples common stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

Former shareholders of record of Naples will be entitled to vote after the Effective Time at any meeting of Alabama National shareholders the number of whole shares of Alabama National common stock into which such holders' respective shares of Naples common stock are converted, regardless of whether such holders have exchanged their certificates representing Naples common stock for certificates representing Alabama National common stock.

Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to Alabama National common stock issued to replace Naples common stock will be paid to the holder of an unsurrendered Naples common stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

After the Effective Time, there will be no transfers on Naples' stock transfer books of shares of Naples common stock issued and outstanding at the Effective Time. If certificates representing shares of Naples common stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

Neither Alabama National nor the Exchange Agent shall be liable to a holder of Naples common stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

CONDITIONS TO CONSUMMATION OF THE MERGER

The respective obligations of Alabama National and Naples to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

  (i) shareholder approval of Naples and Board of Director approval of Naples and Citizens & Peoples shall have been received;

  (ii) all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the board of directors of Alabama National or Naples, materially adversely impacts the Merger so as to render it inadvisable;

  (iii) all consents necessary to avoid a material adverse effect on the relevant party shall have been obtained;

  (iv) no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which renders its consummation inadvisable;

  (v) Alabama National shall have received a letter, dated as of the Effective Time, from PricewaterhouseCoopers LLP, concurring with the conclusions of Alabama National's and Naples' management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests.

  (vi) Alabama National and Naples shall have received a written opinion from PricewaterhouseCoopers LLP to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and that the Proposed Reorganization will not adversely affect the tax treatment of the Merger. The parties have received this opinion from PricewaterhouseCoopers LLP, which is dated as of October 29, 1998. The Merger Agreement had required as a condition of Closing that an opinion regarding tax matters be obtained from Maynard, Cooper & Gale, P.C. In connection with the negotiation of the Merger Agreement, Alabama National engaged PricewaterhouseCoopers, LLP to consider various tax issues associated with the Merger and the Proposed Reorganization. See "The Merger-Post-Merger Reorganization." Pursuant to a letter agreement dated October 26, 1998, the parties agreed that, after consideration of the nature of the transaction, as a condition of Closing, PricewaterhouseCoopers LLP would provide an opinion regarding the tax effects of the Merger in lieu of the condition that Maynard, Cooper & Gale, P.C. provide an opinion regarding the tax effects of the Merger;

  (vii) the Registration Statement on Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced by the Securities and Exchange Commission ("SEC");

  (viii) Alabama National and each of Robert Guididas and Patrick Philbin shall have signed an employment agreement; and

  (ix) Alabama National and Citizens & Peoples shall have received from at least four members of the Naples Board certain noncompete agreements.

The obligations of Alabama National to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

  (i) the representations and warranties of Naples in the Merger Agreement shall be true as if made at the Effective Time;

  (ii) the agreements and covenants of Naples in the Merger Agreement shall have been performed and complied with by the Effective Time;

  (iii) Naples shall have delivered to Alabama National certain certificates of its corporate officers provided for in the Merger Agreement;

  (iv) Naples shall have delivered to Alabama National an opinion of its counsel as provided in the Merger Agreement;

  (v) immediately prior to the Effective Time, Naples shall have a minimum net worth (as defined in the Merger Agreement) of $4,250,000;

  (vi) Alabama National shall have received from Hacker, Johnson, Cohen & Grieb, P.A., a comfort letter dated as of the Effective Time with respect to such matters relating to the financial statements of Naples as Alabama National and Citizens & Peoples may reasonably request; and

  (vii) Naples shall have delivered to Alabama National documentation, in a form reasonably satisfactory to Alabama National, rescinding prior authorization by the board of directors of Naples of certain Naples stock appreciation rights as provided in the Merger Agreement.

The obligations of Naples to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

  (i) the representations and warranties of Alabama National in the Merger Agreement shall be true as if made at the Effective Time;

  (ii) the agreements and covenants of Alabama National in the Merger Agreement shall have been performed and complied with by the Effective Time;

  (iii) Alabama National shall have delivered to Naples certain certificates of its corporate officers as provided for in the Merger Agreement;

  (iv) Alabama National shall have delivered to Naples an opinion of its counsel as provided in the Merger Agreement;

  (v) Naples shall have received from PricewaterhouseCoopers LLP a comfort letter dated as of the Effective Time with respect to such matters relating to the financial statements of Alabama National as Naples may reasonably request;

  (vi) Naples shall have received an opinion from Keefe, Bruyette that the Exchange Ratio is fair to it and its shareholders from a financial point of view; and

  (vii) the Alabama National common stock to be issued in the Merger shall have been qualified as a NASDAQ "National Market System Security".

REGULATORY APPROVALS

The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. The National Bank Act and the Bank Merger Act require national banks to obtain the prior approval of the office of the OCC before consummating a merger or a similar transaction. Accordingly, on October 9, 1998, Citizens & Peoples filed an application with the OCC for permission to proceed with the Merger.

In evaluating the Merger, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the institutions, the probable effects of the merger on the convenience and needs of the communities to be served and the performance of the parties in helping to meet the credit needs of their respective communities. The relevant statutes prohibit the OCC from approving the Merger if (i) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the OCC finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the United States Department of Justice may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the OCC, unless a court of competent jurisdiction specifically orders otherwise. There can be no assurance that such regulatory approval will be obtained or as to the timing of any such approval.

It should be noted that OCC approval or possible approval of the Merger:

  (i) reflects only the OCC's view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;

  (ii) is not an OCC opinion that the proposed combination is financially favorable to the stockholders or that the OCC has considered the adequacy of the terms of the transaction; and

  (iii) IS NOT AN ENDORSEMENT OF OR RECOMMENDATION FOR THE MERGER.

In addition to the regulatory approvals necessary to complete the Merger, there are certain regulatory approvals necessary to complete the Proposed Reorganization. See "THE MERGER-POST-MERGER REORGANIZATION." Since the consummation of the Proposed Reorganization is not condition of the completion of the Merger, the Merger may be consummated whether or not such Proposed Reorganization regulatory approvals are obtained. The regulatory approvals necessary to complete the Proposed Reorganization include the following: (i) approval of the OCC for (a) the formation of New Naples, (b) the transfer of the assets and liabilities of Naples to New Naples by Citizens & Peoples and
(c) Citizens & Peoples to dividend the stock of New Naples to Alabama National, (ii) approval of the Federal Reserve for (a) Alabama National to acquire 100% of the stock of New Naples and (b) New Naples to become a member of the Federal Reserve System, and (iii) the approval of the FDIC to provide FDIC insurance for the deposits of New Naples. There can be no assurance that the above-described regulatory approvals will be obtained nor of the timing of any such approvals.

CONDUCT OF BUSINESS PENDING THE MERGER

The Merger Agreement requires that until the Effective Time each of Naples and Alabama National shall preserve its business organization, goodwill, relationships with depositors, customers and employees and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, Naples has agreed that, without the consent of Alabama National, it will not:

  (i) amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

  (ii) incur additional debt obligations except in the ordinary course of business;

  (iii) repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend or make any other distribution in respect of its capital stock;

  (iv) except as provided in the Merger Agreement, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of Naples common stock or any other capital stock of Naples or any subsidiary, or any options, warrants, conversion or other rights to acquire any such stock;

  (v) adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, or authorize any of the foregoing, other than in the ordinary course of business for reasonable and adequate consideration;

  (vi) except as specifically provided in the Merger Agreement, acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business and acquisitions of control by depository institution subsidiaries in a fiduciary capacity;

  (vii) grant any increase in compensation or benefits of the employees or officers of Naples or any of its subsidiaries, except in accordance with past practices with respect to employees or enter into, grant or pay bonuses, severance agreements, or material increases in fees or other compensation to officers and directors;

  (viii) enter into any employment contract without an unconditional right to terminate without liability;
  (ix) adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

  (x) make any significant change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

  (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or, except in the ordinary course of business, modify, amend, terminate, waive, release, compromise or assign any material rights, contracts or claims;

  (xii) operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

  (xiii) fail to file timely any report required to be filed with any regulatory authorities;

  (xiv) make any loan or advance to any shareholder owning 5% or more of the outstanding shares of Naples common stock, director or officer of Naples or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

  (xv) cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any shareholder, director, officer or employee of Naples or any of its subsidiaries or any of their immediate families;

  (xvi) enter into any contract for services or otherwise with any of the holders of 5% or more of Naples common stock, or the directors, officers or employees of Naples or any of its subsidiaries or any members of their immediate families;

  (xvii) modify, amend or terminate any material contract, except in the ordinary course of business and for fair consideration;

  (xviii) file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

  (xix) except in accordance with applicable law, change its or any of its subsidiary's lending, investment, liability management and other material banking policies in any material respect;

  (xx) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger; or

  (xxi) take any action that would cause the transactions provided for in the Merger Agreement to be subject to requirements imposed by any anti-takeover laws, and Naples shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in the Merger Agreement from any anti-takeover law.

Alabama National has agreed that, without the consent of Naples, it will not:

  (i) fail to file timely any report required to be filed with any regulatory authorities, including the SEC; or

  (ii) take any action that would cause the Alabama National common stock to cease to be traded on the NASDAQ, except for certain exceptions specified in the Merger Agreement.

Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE

Prior to the Effective Time, either Alabama National or Naples may waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the board of directors of each of Naples and Alabama National.

The Merger Agreement may be terminated at any time prior to the Effective Time, as follows: (i) by mutual consent, (ii) in the event of a breach of a representation or warranty or covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of Naples fail to approve the Merger, (iv) by either party, in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied, (v) by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by June 30, 1999, and such failure was not the fault of the terminating party; (vi) by Alabama National, if the holders of greater than 5% of the outstanding shares of Naples common stock properly assert their dissenters' rights under the National Bank Act; or (vii) by Naples, if a majority of the disinterested members of the board of directors of Naples shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if Naples terminates the Merger Agreement under such circumstances of a superior acquisition or merger proposal, Naples shall pay to Alabama National a termination fee of $750,000.

In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, except that the confidentiality requirements and termination fee provisions shall survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

From and after the Effective Time, the Alabama National board of directors will consist of the 13 current directors of Alabama National. The Merger Agreement provides that from and after the Effective Time, the board of directors of Citizens & Peoples will consist of the 6 current directors of Citizens & Peoples. Such directors are to serve in accordance with the bylaws of Alabama National and Citizens & Peoples, respectively. It is also anticipated that certain of the current directors of Naples will be appointed as directors of New Naples.

All current Alabama National officers will continue to serve Alabama National in accordance with the bylaws of Alabama National after the Effective Time. The Merger Agreement further provides that, pursuant to the terms of two separate employment agreements, after the Effective Time, Robert Guididas will serve as President of New Naples and Patrick Philbin will serve as Executive Vice President of New Naples. All directors and officers of each of the subsidiaries of Alabama National after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

All of the current directors of Alabama National will serve as directors of Alabama National after the Effective Time. As set forth above under "THE MERGER-MANAGEMENT AND OPERATIONS AFTER THE MERGER," certain officers of Alabama National and its subsidiaries will continue to serve as officers of such entities and certain officers of Naples will serve as officers of New Naples after the Effective Time. No director or executive officer of Alabama National has any material direct or indirect financial interest in Naples or the Merger, except as a director, executive officer or shareholder of Alabama National or its subsidiaries.

In the normal course of business, Naples makes loans to directors and officers of Naples, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of Naples, do not involve more than the normal risk of collectibility. As of June 30, 1998, the amount of these loans (including amounts available under lines of credit) by Naples to Naples directors and officers was 1% of Naples' total loans.

A condition precedent to the obligations set forth in the Merger Agreement is that Robert Guididas will, as of the Effective Time, enter into an employment agreement whereby Mr. Guididas agrees, among other things, to serve as President of New Naples for a period of three years, unless earlier terminated pursuant to the terms of this employment agreement. Pursuant to Mr. Guididas' employment agreement, Mr. Guididas will receive (i) a one-time signing bonus equal to $113,712, (ii) annual compensation of not less than $93,600 for the term of his employment agreement and (iii) certain other fringe benefits.

Another condition precedent to the obligations set forth in the Merger Agreement is that Patrick Philbin will, as of the Effective Time, enter into an employment agreement whereby Mr. Philbin agrees, among other things, to serve as Executive Vice President of New Naples for a period of three years, unless earlier terminated pursuant to the terms of his Employment Agreement. Pursuant to Mr. Philbin's employment agreement, Mr. Philbin will receive (i) a one-time signing bonus equal to $81,590, (ii) annual compensation of not less than $72,800 for the term of his employment agreement and (iii) certain other fringe benefits.

A further condition precedent to the obligations set forth in the Merger Agreement is that at least four of the directors of Naples sign agreements with Alabama National whereby they agree not to compete in the banking industry in Collier County, Florida for a period of eighteen months from the Effective Date. The Naples directors that agree to execute such noncompete agreements will receive a one-time cash payment of approximately $50,000.

FEDERAL INCOME TAX CONSEQUENCES

Neither Alabama National nor Naples has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. PricewaterhouseCoopers LLC has delivered an opinion to Alabama National and Naples that, for federal income tax purposes, under current law, assuming that (i) the Merger will take place as described in the Merger Agreement, and
(ii) certain factual matters represented by Alabama National and Naples (including the representation that Naples shareholders will maintain sufficient equity ownership interests in Alabama National after the Merger) are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"), and Alabama National and Naples will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

Assuming that (i) the Merger will take place as described in the Merger Agreement, and (ii) certain factual matters represented by Alabama National and Naples (including the representation that Naples shareholders will maintain sufficient equity ownership interests in Alabama National after the Merger) are true and correct at the time of consummation of the Merger, then, in the opinion of PricewaterhouseCoopers LLC, the following will be the material federal income tax consequences of the Merger: (i) no gain or loss will be recognized by Alabama National or Naples in the Merger; (ii) the shareholders of Naples will recognize no gain or loss upon the exchange of their Naples common stock solely for shares of Alabama National common stock; (iii) the basis of the Alabama National common stock received by the Naples shareholders in the proposed transaction will, in each instance, be the same as the basis of the Naples common stock surrendered in exchange therefor; (iv) the holding period of the Alabama National common stock received by the Naples shareholders will, in each instance, include the period during which the Naples common stock surrendered in exchange therefor was held, provided that the Naples common stock was held as a capital asset on the date of the exchange; (v) the payment of cash to Naples shareholders in lieu of fractional share interests of Alabama National common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Alabama National; these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a) of the Code; and (vi) where solely cash is received by an Alabama National or Naples shareholder in exchange for his Alabama National or Naples common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his Alabama National or Naples common stock, subject to the provisions and limitations of Section 302 of the Code.

THE DISCUSSION SET FORTH ABOVE IS BASED UPON THE OPINION OF PRICEWATERHOUSECOOPERS LLC, AND APPLIES ONLY TO NAPLES SHAREHOLDERS WHO HOLD NAPLES COMMON STOCK AS A CAPITAL ASSET, AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS NAPLES SHAREHOLDERS, IF ANY, WHO RECEIVED THEIR NAPLES COMMON STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND NAPLES SHAREHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ANY TAX CONSEQUENCES OF A SUBSEQUENT TRANSACTION INVOLVING ALABAMA NATIONAL COMMON STOCK, INCLUDING ANY

REDEMPTION OR TRANSFER OF ALABAMA NATIONAL COMMON STOCK. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH NAPLES SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

Alabama National will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of Naples common stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Naples common stock. Under this accounting treatment, assets and liabilities of Naples will be added to those of Alabama National at their recorded book values, and the shareholders' equity of the two companies will be combined on Alabama National's consolidated balance sheet. Financial statements of Alabama National issued after the Effective Time of the Merger will be restated to reflect the consolidated operations of Alabama National and Naples as if the Merger had taken place prior to the periods covered by the financial statements. The receipt of a letter from PricewaterhouseCoopers LLP, independent accountants, concurring with the conclusions of Alabama National's and Naples' management that no conditions exist that would preclude accounting for the Merger as a pooling of interests, is a condition to the consummation of the Merger.

EXPENSES AND FEES

The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

RESALES OF ALABAMA NATIONAL COMMON STOCK

The shares of Alabama National common stock issued pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Naples for purposes of Rule 145 under the Securities Act as of the date of the Naples Meetings or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Affiliates may not sell their shares of Alabama National common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of Alabama National and Naples after the Merger have been published. Alabama National may place restrictive legends on certificates representing Alabama National common stock issued to all persons who are deemed "affiliates" of Naples under Rule 145. This proxy statement-prospectus does not cover resales of Alabama National common stock received by any person who may be deemed to be an affiliate of Naples.

                        PRO FORMA FINANCIAL INFORMATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION

The following unaudited Pro Forma Combined Condensed Consolidated Statement of Condition combines the historical consolidated statements of condition of Alabama National and Naples giving effect to the Merger, which will be accounted for as a pooling of interests, as if it had been effective June 30, 1998, after giving effect to the pro forma adjustments. For a description of pooling of interests accounting treatment, see "THE MERGER-ACCOUNTING TREATMENT." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto of Naples which are included herein as Appendix C, and of Alabama National which are incorporated by reference in this Proxy Statement. See "WHERE YOU CAN FIND MORE INFORMATION," and APPENDIX C. This pro forma financial information is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on June 30, 1998, nor is it necessarily indicative of the future financial position.

        PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION
                        AS OF JUNE 30, 1998 (UNAUDITED)
                         (IN THOUSANDS, EXCEPT RATIOS)

                                 HISTORICAL
                          ------------------------    PRO FORMA         PRO FORMA
                          ALABAMA NATIONAL NAPLES    ADJUSTMENTS         COMBINED
                          ---------------- -------  ----------------    ----------
ASSETS
Cash and cash
 equivalents............     $   76,366    $ 5,196                      $   81,562
Investments.............        232,131     39,829                         271,960
Loans, net of allowance
 for loan losses........        889,219     31,837                         921,056
Premises and equipment..         32,714        648                          33,362
Intangibles, net........          8,476         53                           8,529
Other assets............        133,673      1,318                         134,991
                             ----------    -------  ------    ------    ----------
 Total assets...........     $1,372,579    $78,881  $  --     $  --     $1,451,460
                             ==========    =======  ======    ======    ==========
LIABILITIES
Deposits................     $1,078,673    $70,417                      $1,149,090
Short-term borrowings...         12,900        --                           12,900
Other liabilities.......        147,165      1,455                50(2)    148,670
Long-term debt..........         24,572      2,000     --        --         26,572
                             ----------    -------  ------    ------    ----------
 Total liabilities......      1,263,310     73,872     --         50     1,337,232
STOCKHOLDERS' EQUITY
Common stock............          9,215      2,500   2,500(1)    533(1)      9,748
Additional paid-in
 capital................         65,321      2,500   2,500(1)  4,467(1)     69,788
Retained earnings.......         34,155        (19)  50 (2)                 34,086
Unearned restricted
 stock..................            (46)       --                              (46)
Unrealized gains
 (losses) on investments
 available for sale.....            624         28     --        --            652
                             ----------    -------  ------    ------    ----------
 Total stockholders'
  equity................        109,269      5,009   5,050     5,000       114,228
                             ----------    -------  ------    ------    ----------
 Total liabilities and
  stockholders' equity..     $1,372,579    $78,881  $5,050    $5,050    $1,451,460
                             ==========    =======  ======    ======    ==========
Capital ratios:
 Average equity to
  average assets........           7.85%      6.41%                           7.77%
 Leverage...............           7.49       6.52                            7.45
 Tier 1 risk-based
  capital...............          10.02      11.64                           10.09
 Total risk-based
  capital...............          11.26      12.56                           11.33

--------
(1) To record the issuance of 532,710 shares of Alabama National common stock in exchange for all of the outstanding common shares of Naples common stock. For the purpose of these pro forma selected consolidated financial data, it is assumed that 532,710 shares of Alabama National common stock will be issued in consummating the Merger. This figure is calculated by multiplying the exchange ratio by the number of Naples common shares actually outstanding at June 30, 1998. The Merger is expected to be accounted for as a pooling of interests. See "THE MERGER-TERMS OF THE MERGER."

                                                      OUTSTANDING
                                                        SHARES
                                                      -----------
Naples outstanding shares............................  1,000,000
Conversion ratio, as agreed upon.....................    0.53271
                                                      ----------
Alabama National shares to be issued.................                 532,710
Par value of 532,710 shares issued at $1.00 per
 share...............................................             $   532,710
Shares issued at par value........................... $  532,710
Total capital stock of Naples........................  5,000,000
                                                      ----------
Excess recorded as an increase to additional paid-in
 capital.............................................               4,467,290
                                                                  -----------
                                                                    5,000,000
To eliminate Naples capital stock:
  Common stock at par value..........................              (2,500,000)
  Additional paid-in capital.........................              (2,500,000)
                                                                  -----------
                                                                   (5,000,000)
                                                                  -----------
    Net change in equity.............................             $       --
                                                                  ===========

--------
(2) Includes amounts necessary to conform the recognition of compensation expense, net of income taxes, related to stock options to that of Alabama National.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

The following unaudited Pro Forma Combined Condensed Consolidated Statements of Income present the combined consolidated statements of income of Alabama National and Naples assuming the companies had been combined for each period presented on a pooling of interests accounting basis, after giving effect to the pro forma adjustments. For a description of pooling of interests accounting treatment, see "THE MERGER-ACCOUNTING TREATMENT." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of Alabama National, which are incorporated by reference in this Proxy Statement, and of Naples, included herein as Appendix C. See "WHERE YOU CAN FIND MORE INFORMATION," and APPENDIX
C. This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PRO FORMA
                                HISTORICAL         ADJUSTMENTS
                          ----------------------- -----------------    PRO FORMA
                          ALABAMA NATIONAL NAPLES DEBIT      CREDIT    COMBINED
                          ---------------- ------ ------     ------    ---------
Interest income.........      $50,170      $2,563 $  --       $--       $52,733
Interest expense........       25,117       1,278    --        --        26,395
                              -------      ------ ------      ----      -------
Net interest income.....       25,053       1,285    --        --        26,338
Provision for loan loss-
 es.....................          523          78    --        --           601
Noninterest income......       13,553          94    --        --        13,647
Noninterest expense.....       26,310         844     16 (1)   --        27,170
                              -------      ------ ------      ----      -------
Income before income
 taxes..................       11,773         457    (16)      --        12,214
Provision for income
 taxes..................        3,644         170    --          6 (1)    3,808
                              -------      ------ ------      ----      -------
Income before minority
 interest in earnings of
 consolidated
 subsidiary.............        8,129         287    (16)       (6)       8,406
Minority interest in
 earnings of
 consolidated
 subsidiary.............           12         --     --        --            12
                              -------      ------ ------      ----      -------
Net income..............      $ 8,117      $  287 $  (16)     $ (6)     $ 8,394
                              =======      ====== ======      ====      =======
Earnings per common
 share--dilutive........      $  0.86      $ 0.29                       $  0.84
                              =======      ======                       =======
Average common shares
 outstanding--dilutive..        9,470       1,000 (1,000)      547       10,017
                              =======      ====== ======      ====      =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense, net of income taxes, related to stock options to that of Alabama National.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                HISTORICAL
                          -----------------------   PRO FORMA           PRO FORMA
                          ALABAMA NATIONAL NAPLES  ADJUSTMENTS          COMBINED
                          ---------------- ------  ----------------     ---------
Interest income.........      $45,786      $1,020  $   --      $--       $46,806
Interest expense........       21,232         448      --       --        21,680
                              -------      ------  -------     ----      -------
Net interest income.....       24,554         572      --       --        25,126
Provision for loan
 losses.................        1,749         138      --       --         1,887
Noninterest income......        9,041          33      --       --         9,074
Noninterest expense.....       22,512         649       16 (1)  --        23,177
                              -------      ------  -------     ----      -------
Income (loss) before
 income taxes...........        9,334        (182)     (16)     --         9,136
Provision for (benefit
 of) income taxes.......        2,955         (68)     --         6 (1)    2,881
                              -------      ------  -------     ----      -------
Income (loss) before
 minority interest in
 earnings of
 consolidated
 subsidiary.............        6,379        (114)     (16)      (6)       6,255
Minority interest in
 earnings of
 consolidated subsidi-
 ary....................            6         --       --       --             6
                              -------      ------  -------     ----      -------
Net income (loss).......      $ 6,373      $ (114) $   (16)    $ (6)     $ 6,249
                              =======      ======  =======     ====      =======
Earnings (loss) per com-
 mon share--dilutive....      $  0.67      $(0.11)                       $  0.63
                              =======      ======                        =======
Average common shares
 outstanding--dilutive..        9,442       1,000   (1,000)     539        9,981
                              =======      ======  =======     ====      =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense, net of income taxes, related to stock options to that of Alabama National.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                HISTORICAL
                          -----------------------  PRO FORMA           PRO FORMA
                          ALABAMA NATIONAL NAPLES ADJUSTMENTS          COMBINED
                          ---------------- ------ ----------------     ---------
Interest income.........      $90,388      $2,758 $   --      $--       $93,146
Interest expense........       42,840       1,262     --       --        44,102
                              -------      ------ -------     ----      -------
Net interest income.....       47,548       1,496     --       --        49,044
Provision for loan
 losses.................        2,988         223     --       --         3,211
Noninterest income......       18,039         107     --       --        18,146
Noninterest expense.....       45,461       1,316      32 (1)  --        46,809
                              -------      ------ -------     ----      -------
Income before income
 taxes..................       17,138          64     (32)     --        17,170
Provision for income
 taxes..................        5,458          24     --        12 (1)    5,470
                              -------      ------ -------     ----      -------
Income before minority
 interest in earnings of
 consolidated
 subsidiary.............       11,680          40     (32)     (12)      11,700
Minority interest in
 earnings of
 consolidated
 Subsidiary.............           12         --      --       --            12
                              -------      ------ -------     ----      -------
Net income..............      $11,668      $   40 $   (32)    $(12)     $11,688
                              =======      ====== =======     ====      =======
Earnings per common
 share--dilutive........      $  1.31      $ 0.04                       $  1.24
                              =======      ======                       =======
Average common shares
 outstanding--dilutive..        8,884       1,000  (1,000)     542        9,426
                              =======      ====== =======     ====      =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense, net of income taxes, related to stock options to that of Alabama National.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                HISTORICAL
                          -----------------------   PRO FORMA          PRO FORMA
                          ALABAMA NATIONAL NAPLES  ADJUSTMENTS         COMBINED
                          ---------------- ------  ---------------     ---------
Interest income.........      $83,180      $  372  $ --      $ --       $83,552
Interest expense........       38,246         149    --        --        38,395
                              -------      ------  -----     -----      -------
Net interest income.....       44,934         223    --        --        45,157
Provision for loan
 losses.................          885          90    --        --           975
Noninterest income......       17,426           4    --        --        17,430
Noninterest expense.....       44,053         688     32 (1)   --        44,773
                              -------      ------  -----     -----      -------
Income (loss) before
 income taxes...........       17,422        (551)   (32)      --        16,839
Provision for (benefit
 of) income taxes.......        5,281        (205)   --         12 (1)    5,064
                              -------      ------  -----     -----      -------
Income (loss) before
 minority interest in
 earnings of
 consolidated
 subsidiary.............       12,141        (346)   (32)      (12)      11,775
Minority interest in
 earnings of
 consolidated
 Subsidiary.............           14         --     --        --            14
                              -------      ------  -----     -----      -------
Net income (loss)--
 dilutive...............      $12,127      $ (346) $ (32)    $ (12)     $11,761
                              =======      ======  =====     =====      =======
Earnings (loss) per
 common share--
 dilutive...............      $  1.38      $(0.99)                      $  1.32
                              =======      ======                       =======
Average common shares
 outstanding--dilutive..        8,756         348   (348)      187        8,943
                              =======      ======  =====     =====      =======

--------
(1) Includes amounts necessary to conform the recognition of compensation expense, net of income taxes, related to stock options to that of Alabama National.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL
                               --------------------------  PRO FORMA  PRO FORMA
                               ALABAMA NATIONAL NAPLES(1) ADJUSTMENTS COMBINED
                               ---------------- --------- ----------- ---------
Interest income..............      $53,067        $--     $ --  $ --   $53,067
Interest expense.............       26,555         --       --    --    26,555
                                   -------        ----    ----- -----  -------
Net interest income..........       26,512         --       --    --    26,512
Provision for loan losses....        1,016         --       --    --     1,016
Noninterest income...........        9,186         --       --    --     9,186
Noninterest expense..........       26,849         --       --    --    26,849
                                   -------        ----    ----- -----  -------
Income before income taxes...        7,833         --       --    --     7,833
Provision for income taxes...          901         --       --    --       901
                                   -------        ----    ----- -----  -------
Income before minority
 interest in earnings of
 consolidated subsidiary.....        6,932         --       --    --     6,932
Minority interest in earnings
 of consolidated Subsidiary..          650         --       --    --       650
                                   -------        ----    ----- -----  -------
Net income--dilutive.........      $ 6,282        $--     $ --  $ --   $ 6,282
                                   =======        ====    ===== =====  =======
Earnings per common share--
 dilutive....................      $  1.10        $--                  $  1.10
                                   =======        ====                 =======
Average common shares
 outstanding--dilutive.......        4,955         --       --    --     4,955
                                   =======        ====    ===== =====  =======

--------
(1) Banking operations for Naples did not begin until 1996.

                 DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK

GENERAL

The authorized capital stock of Alabama National currently consists of 17,500,000 shares of Alabama National common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the "Alabama National Preferred Stock"). The following is a summary description of Alabama National's capital stock.

COMMON STOCK

Holders of shares of Alabama National common stock are entitled to receive such dividends as may from time to time be declared by the Alabama National board of directors out of funds legally available therefor. Holders of Alabama National common stock are entitled to one vote per share on all matters on which the holders of Alabama National common stock are entitled to vote and do not have cumulative voting rights. Holders of Alabama National common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Alabama National, holders of Alabama National common stock are entitled to share equally and ratably in the assets of Alabama National, if any, remaining after the payment of all debts and liabilities of Alabama National and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Alabama National common stock are, and the shares of Alabama National common stock offered by Alabama National hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Alabama National common stock are subject to any class or series of Alabama National Preferred Stock that Alabama National may issue in the future.

PREFERRED STOCK

The Alabama National Certificate of Incorporation, as amended, provides that the board of directors is authorized without further action by the holders of the Alabama National common stock to provide for the issuance of shares of Alabama National Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or services. Any share of Alabama National Preferred Stock so issued may rank senior to the Alabama National common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of Alabama National Preferred Stock may have class or series voting rights. Upon completion of this Merger, Alabama National will not have any shares of Alabama National Preferred Stock outstanding. Issuances of Alabama National Preferred Stock, while providing Alabama National with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Alabama National common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Alabama National common stock. The Alabama National Board, without stockholder approval, may issue Alabama National Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the Alabama National common stock. Alabama National has no present plan to issue any shares of Alabama National Preferred Stock.

CERTAIN ANTI-TAKEOVER EFFECTS

The provisions of the Alabama National Certificate of Incorporation, the Alabama National Bylaws and the Delaware General Corporation Law (the "DGCL") summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders and may make removal of management more difficult.

Authorized but Unissued Stock. The authorized but unissued shares of Alabama National common stock and Alabama National Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Alabama National common stock and Alabama National Preferred Stock may enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of Alabama National by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Alabama National's management.

Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings. The Alabama National Certificate of Incorporation and Alabama National Bylaws prohibit stockholder action by written consent in lieu of a meeting and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The Alabama National Bylaws provide that subject to the rights of holders of any series of Alabama National Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Alabama National board of directors or the Chairman of the Alabama National board of directors. Stockholders will not be permitted to call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Alabama National board of directors or the Chairman of the Alabama National board of directors.

Section 203 of the Delaware Corporation Law. Subject to certain exclusions summarized below, Section 203 of the DGCL ("Section 203") prohibits any "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. Interested Stockholder generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a Business Combination includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested Stockholder except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of securities convertible into the stock of any class or series of securities of the corporation or the subsidiary that is owned by the Interested Stockholder; and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.


Section 203 does not apply to a Business Combination if (i) before a person became an Interested Stockholder, the board of directors of the corporation approved either the transaction in which the Interested Stockholder became an Interested Stockholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Stockholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

As a result of the Merger, holders of Naples common stock will be exchanging shares of Naples, a national banking association governed by the National Bank Act, Naples' Articles of Association, and Naples' Bylaws, for shares of Alabama National, a Delaware corporation governed by the DGCL, Alabama National's Certificate of Incorporation and Alabama National's Bylaws. Certain significant differences exist between the rights of Naples shareholders and those of Alabama National shareholders. The differences deemed material by Naples and Alabama National are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the National Bank Act and the DGCL, as well as to Alabama National's Certificate of Incorporation and Bylaws and Naples' Articles of Association and Bylaws.

CHARTER AND BYLAW PROVISIONS

Alabama National's Certificate of Incorporation and Bylaws contain certain provisions which may make Alabama National a less attractive target for an acquisition of control by anyone who does not have the support of Alabama National's board of directors and shareholders. Such provisions include, among other things, the ability of the Alabama National board of directors to issue preferred stock and to fix the designation, preferences and other rights of such preferred stock. See "DESCRIPTION OF ALABAMA NATIONAL COMMON STOCK." Naples' Articles of Association and Bylaws do not contain any provision providing for such action on behalf of the board of directors.

SHAREHOLDER APPROVAL OF MERGERS

The National Bank Act provides that a merger or a sale of assets by a national bank, such as Naples, must be approved by the bank's board of directors and by the vote of the holders of at least two thirds (66 2/3%) of each class of its capital stock.

The DGCL permits a merger to become effective without the approval of the surviving corporation's stockholders provided certain requirements are met. Under the DGCL, if the certificate of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no stockholder approval is required. Where stockholder approval is required under the DGCL, a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate of incorporation require a greater vote. If the proposed merger or other business combination were to involve an "interested person" or "affiliated transaction," however, the DGCL imposes supermajority approval requirements with certain qualifications. Neither Alabama National's Certificate of Incorporation nor Naples' Articles of Association contain any supermajority requirements. See "-ANTITAKEOVER LEGISLATION."

DISSENTERS' RIGHTS

Under the National Bank Act, a shareholder of a national bank is entitled to dissent and obtain the value of his or her shares in the event of (a) the consummation of a conversion into or a merger or consolidation with a state bank in the same state or (b) the approval by the OCC of the consolidation with or merger into a national bank. See "GENERAL INFORMATION-DISSENTERS' RIGHTS."

Under the DGCL, a stockholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to stockholders in certain other events regarding which appraisal rights are not otherwise available. No such provision is included in Alabama National's Certificate of Incorporation.

Under the DGCL, appraisal rights will not be available to stockholders of a corporation (unless the certificate of incorporation provides otherwise, which Alabama National's Certificate of Incorporation does not) if the shares are listed on a national securities exchange or quoted on the NASDAQ National Market or held of record by more than 2,000 stockholders and stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation,
(b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination of the consideration listed in (a) through (c) above. In addition, appraisal rights will not be available to shareholders of a Delaware corporation in a merger if such corporation is the surviving corporation and no vote of its stockholders is required. See "-SHAREHOLDER APPROVAL OF MERGERS."

SHAREHOLDERS MEETINGS AND VOTING

Special Meetings. Pursuant to Naple's Articles of Association and Bylaws, any one or more shareholders owning, in the aggregate, not less than 25% of the stock of Naples may call a special meeting of shareholders at any time.

Under the DGCL, stockholders of Delaware corporations do not have a right to call special meetings of shareholders unless such right is conferred upon the stockholders in the corporation's certificate of incorporation or bylaws. Alabama National's Certificate of Incorporation does not confer the right to its shareholders to call a special meeting of shareholders.

Actions Without a Meeting. Under the National Bank Act, no action of a national bank, such as Naples, requiring shareholder approval may be taken without such a meeting, and Naples shareholders do not have the power to consent in writing, without such a meeting, to the taking of any action.

Under the DGCL, the stockholders may take action without a meeting if a consent in writing to such action is signed by the stockholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the corporation's certificate of incorporation. Alabama National's Certificate of Incorporation denies shareholder action by written consent.

Election and Removal of Directors. Pursuant to the Articles of Association and Bylaws of Naples, when any vacancy occurs among the board of directors, a majority of the remaining members of the board of directors may appoint a director to fill such vacancy (i) at any regular meeting of the board of directors, or (ii) at a special meeting of the board of directors called for that purpose at which a quorum is present. If the directors remaining in office constitute fewer than a quorum of the board of directors, a director may be appointed to fill a vacancy (i) by the affirmative vote of a majority of all the directors remaining in office, or (ii) by shareholders at a special meeting of shareholders called for that purpose. At any such shareholder meeting, each shareholder entitled to vote has the right to vote by cumulative voting, which is the ability to multiply the number of votes he or she is entitled to cast by the number of vacancies being filled and cast the product for a single candidate or distribute the product among two or more candidates.

Under the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present, unless the certificate of incorporation provides for cumulative voting. Alabama National's Certificate of Incorporation does not provide for cumulative voting. See "DESCRIPTION OF ALABAMA NATIONAL COMMON STOCK."

Pursuant to Naples' Articles of Association and Bylaws, a director may be removed by the shareholders at a meeting called to remove him or her for a failure to fulfill one of the affirmative requirements for qualification as a director, or for cause. However, a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against the removal.

Under the DGCL, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is staggered, shareholders may effect a removal of a director only for cause. Alabama National's Certificate of Incorporation does not provide for a classified or staggered Board.

Voting on Other Matters. On all other matters other than the election of directors, each Naples shareholder, pursuant to the Articles of Association of Naples, is entitled to one vote for each share of stock held by him or her. Naples' Articles of Association may be amended at any regular or special meeting of shareholders by the affirmative vote of the holders of a majority of the stock of Naples. Each shareholder shall be entitled to one vote per share.

Under the DGCL, an amendment to the certificate of incorporation requires the approval of the holders of at least a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise specified in the articles of incorporation. Alabama National's Certificate of Incorporation does not contain a provision increasing this voting requirement.

The National Bank Act provides that a sale of assets by a national bank, such as Naples, must be approved by the bank's board of directors and by the vote of the holders of at least two-thirds (66 2/3%) of each class of its capital stock.

Under the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets (with or without the goodwill), otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of all of the outstanding shares of the corporation entitled to vote thereon, unless the corporation's certificate incorporation or bylaws require a greater vote. Alabama National's Certificate of Incorporation does not require a greater vote.

Under the National Bank Act, the dissolution of a national bank must be approved by the holders of two-thirds (66 2/3%) of its stock. Under the DGCL, the dissolution of a corporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the outstanding stock. Alabama National's Certificate of Incorporation does not require a greater vote.

DIVIDENDS

As a national bank, Naples can pay dividends only to the extent that the retained net profits (including the portion transferred to surplus) exceed bad debts (as determined by regulation).

The DGCL provides that dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits (not only out of surplus) for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, substantially all of the funds available for the payment of dividends by Alabama National are derived from the Banks, and there are various statutory limitations on the ability of the Banks to pay dividends to Alabama National. See "RISK FACTORS-RESTRICTIONS ON DIVIDENDS" and "WHERE YOU CAN FIND MORE INFORMATION."

Holders of Alabama National common stock are entitled to receive dividends ratably when, as and if declared by Alabama National's board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.

PREEMPTIVE RIGHTS

Pursuant to Naples' Articles of Association, in the event of any increase in common stock of Naples by the sale of additional shares, each shareholder shall be generally entitled to subscribe to such additional shares of common stock in proportion to the number of shares of common stock owned at the time the increase is authorized by the shareholders. However, holders of Naples common stock shall not have any preemptive rights to purchase or subscribe for any shares of common stock for all or any part of such number of shares that are issued from time to time and used exclusively for the implementation of any employee compensation program.

Alabama National's Certificate of Incorporation does not provide for preemptive rights.

LIQUIDATION RIGHTS

Generally, under both the National Bank Act and the DGCL, shareholders are entitled to share ratably in the distribution of assets upon dissolution. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets. Holders of Alabama National common stock are entitled to receive their pro rata portion of the remaining assets of Alabama National after the holders of Alabama National Preferred Stock, if any, have been paid in full any sums to which they may be entitled. As of the date hereof, no Alabama National Preferred Stock has been issued by Alabama National. Pursuant to Alabama National's Certificate of Incorporation, the Alabama National board of directors has discretion to set liquidation preferences for Alabama National's Preferred Stock. See "DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK."

LIMITATION OF LIABILITY AND INDEMNIFICATION

Naples. Pursuant to Naples' Articles of Association, a director, officer or employee of Naples may be generally indemnified for reasonable expenses incurred as a result of his involvement in any lawsuit by virtue of his position with Naples if he or she acted in good faith, and in a manner he or she believed to be in or not opposed to the best interests of Naples, and with respect to any criminal action, he or she had no reasonable cause to believe the conduct was unlawful. No indemnification shall be made in respect to any matter in which such person has been adjudged liable except to the extent the adjudicating court finds such person reasonably entitled. In addition, a director, officer or employee of Naples shall not be indemnified in respect of any administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to Naples.

Alabama National. Delaware law permits a corporation to set limits on the extent of a director's liability. Under the Alabama National Certificate of Incorporation, a director will not be liable to Alabama National or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for (a) breach of a director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of dividends or an unlawful stock purchase or redemption, or (d) any transaction from which the director derived any improper personal benefit. Alabama National's Certificate of Incorporation further authorizes the indemnification of Alabama National's directors, officers and others to the fullest extent permitted by law. Delaware law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if the officer, director, employee or agent seeking indemnification has been finally adjudged to be liable to the corporation.

ANTITAKEOVER LEGISLATION

The National Bank Act prohibits a person or group of persons from acquiring "control" of a national bank unless the OCC has been given 60 days' prior written notice of the proposed acquisition and, within that time period, the OCC has not issued a disapproval or extended for up to another 30 days the period during which such a disapproval may be issued. Generally speaking, the acquisition of 25% or more of the outstanding Naples common stock, among other things, would constitute control of Naples. Furthermore, any "company" would be required to obtain the approval of the Federal Reserve before generally acquiring 25% or more of the outstanding shares of Naples common stock or otherwise obtaining control over Naples.

The DGCL prohibits a corporation from entering into certain "business combinations" between the corporation and an "interested stockholder" (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation's board of directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested stockholder's beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested stockholder's beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (a) the business combination is approved by the corporation's board of directors and is authorized by an affirmative vote of at least two-thirds (66 2/3%) of the outstanding voting stock of the corporation which is not owned by the interested stockholder, or (b) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The Alabama National Certificate of Incorporation does not contain such a provision.

Although certain of the specific differences between the voting and other rights of Naples's shareholders and Alabama National's shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under the laws of the National Bank Act and Delaware law, or the rights of such persons under the respective charters and bylaws of Alabama National and Naples. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the National Bank Act and the DGCL and the specific provisions of Alabama National's Certificate of Incorporation and Bylaws and Naples' Articles of Association and Bylaws.

                CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL

GENERAL

Alabama National is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). Alabama National is currently the parent of (i) three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), First Citizens Bank N.A. (Talladega, Alabama) and Citizens & Peoples (Pensacola, Florida); (ii) three state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama) and First Gulf Bank (Baldwin County, Alabama); and (iii) three state nonmember banks, First American Bank (Decatur, Alabama), Public Bank (St. Cloud, Florida) and Georgia State Bank (Mableton, Georgia). In addition, Alabama National is the ultimate parent entity of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama); and one insurance agency, Ashland Insurance, Inc. (Ashland, Alabama).

At June 30, 1998, Alabama National had total assets of approximately $1.37 billion, total deposits of approximately $1.08 billion, total net loans of approximately $903 million and total shareholders' equity of approximately $109 million. Additional information about Alabama National is included in documents incorporated by reference in this proxy statement-prospectus. See "SUMMARY-SELECTED CONSOLIDATED FINANCIAL DATA," and "WHERE YOU CAN FIND MORE INFORMATION."

RECENT DEVELOPMENTS

On October 2, 1998, Alabama National announced the completion of the merger of Community Financial Corporation ("CFC"), headquartered in Mableton, Georgia, with and into Alabama National. At June 30, 1998, CFC had total assets of approximately $124 million total deposits of approximately $105 million, total net loans of approximately $66 million and total shareholders' equity of approximately $11 million. CFC's banking subsidiary, Georgia State Bank, serves its customer base through four offices located in Mableton, Powder Springs, Austell and Hiram, Georgia.

On October 14, 1998, Alabama National announced its earnings (unaudited) and certain other financial information (unaudited) for the third quarter and nine months ended September 30, 1998. Alabama National reported third quarter 1998 net income of $4.36 million and earnings per common share of $0.46 (diluted) and $0.47 (basic). This compares with net income of $3.56 million and earnings per common share of $0.38 (diluted) and $0.39 (basic) for the 1997 third quarter. Third quarter 1998 return on average assets and return on average equity were 1.25% and 15.59%, respectively. Net income for the first nine months of 1998 was $12.48 million, or $1.32 (diluted) and $1.35 (basic) per share. This compares with net income of $9.94 million and earnings per common share of $1.05 (diluted) and $1.09 (basic) for the first nine months of 1997. First nine months of 1998 return on average assets and return on average equity were 1.22% and 15.32%, respectively. Total assets were $1.48 billion and total loans were $926.2 million at September 30, 1998. Total deposits were $1.06 billion and stockholders' equity was $114.2 million at September 30, 1998.

                     CERTAIN INFORMATION CONCERNING NAPLES

DESCRIPTION OF BUSINESS

General

Naples commenced operations in 1996 as a full service commercial bank, without trust powers, in Naples, Florida. In October 1997, the board of directors of Naples began to move forward with the preparation and filing of the necessary regulatory applications to reorganize Naples into a holding company structure (the "Holding Company Reorganization"). On June 1, 1998, shareholders of Naples, at the 1998 Annual Meeting of Shareholders of Naples, duly approved and authorized the Holding Company Reorganization. In light of the Merger, the board of directors of Naples has decided to delay consummation of the Holding Company Reorganization. If the Merger is not consummated, the board of directors of Naples expects to consummate the Holding Company Reorganization as soon as practicable.

Naples offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement and Keogh accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans and consumer/installment loans. In addition, Naples provides such consumer services as U.S. Savings Bonds, wire transfers, automatic teller services, travelers checks, cashiers checks, safe deposit boxes, bank by mail services and direct deposit services.

Naples is located on the ground floor of a seven-story commercial facility, located at 5150 Tamiami Trail North in Naples, Florida.

Market Area and Competition

The primary service area for Naples presently consists of an area in northwestern Collier County, Florida, which includes part of the City of Naples and the communities of North Naples, Vanderbilt Beach and Bonita Shores. The market area is bounded on the west by the Gulf of Mexico and on the east by Interstate 75. Competition among financial institutions in the Naples, Florida area is intense. There are currently 21 commercial banks, with 89 branches, and four savings and loan associations, with four branch offices, within Naples' primary service area.

Naples is in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. The extent to which other types of financial institutions compete with commercial banks has increased significantly within the past few years as a result of federal and state legislation which has, in several respects, deregulated financial institutions. The full impact of existing legislation and subsequent laws that deregulated the financial services industry cannot be fully assessed or predicted.

Deposits

Naples offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement and Keogh accounts, regular interest bearing statement savings accounts and certificates of deposit with fixed rates and a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within Naples' market area. Naples pays competitive interest rates on time and savings deposits. In addition, Naples has implemented a service charge fee schedule competitive with other financial institutions in Naples' market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

There are no material seasonal factors that would have an adverse impact on the Bank's deposits. No material deposit liabilities have been incurred from outside the Bank's service area.

Loan Portfolio

Naples engages in a full complement of lending activities, including commercial, consumer/ installment and real estate loans.

Lending is directed principally towards individuals and businesses whose demands for funds fall within Naples' legal lending limits and which are potential deposit customers of Naples. This category of loans includes loans made to individuals, partnerships or corporate borrowers, which are obtained for a variety of business purposes. Particular emphasis is placed on small and middle market commercial loans and owner occupied commercial and residential real estate loans. Naples has no foreign loans outstanding.

Naples may originate loans and participate with other banks with respect to loans which exceed Naples' lending limits. Management of Naples does not believe that loan participations necessarily pose any greater risk of loss than loans which Naples originates.

No material portion of Naples' outstanding loans was concentrated within a single industry or group of related industries, with the exception of residential and commercial mortgage loans. As of June 30, 1998, 82% of Naples' outstanding loans consisted of residential and commercial mortgage loans. There are no material seasonal factors that would have an adverse impact on Naples' outstanding loans. However, because Naples derives a substantial portion of its business from mortgage loans, to the extent that fluctuations and changes occur in the housing industry, Naples' business could fluctuate as well.

The following is a description of each of the major categories of loans in Naples' loan portfolio:

Commercial, Financial and Agricultural. These loans are customarily granted to local business customers on a fully collateralized basis to meet local credit needs. The loans can be extended for periods of between one year and five years and are usually structured to fully amortize over the term of the amortization up to ten years. The terms and loan structure are dependent on the collateral and strength of the borrower. The loan to value ratios typically range from 50% to 75%. The risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay Naples under the agreed upon terms and conditions. The value of the collateral held by Naples as a measure of safety against loss is most volatile in this loan category. There are presently no agricultural loans in the bank's loan portfolio.

Real Estate-Construction. These loans are made for the construction of single family residences in Naples' market area. The loans are granted to qualified individuals with down payments which are typically at least 20% of the appraised value or contract price, whichever is less. The interest rates typically fluctuate at 1% to 2% above Naples' prime interest rate during the six-month construction period, and Naples generally charges a fee of 1% to 2% in addition to the normal closing costs.

These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, the mortgage is converted to a permanent loan and normally sold to an investor in the secondary mortgage market.

Real Estate--Mortgage. These loans are granted to qualified individuals for the purchase of existing single family residences in Naples' market area. Both fixed and variable rate loans are offered with competitive terms and fees consistent with national mortgage investor guidelines. For mortgage loans held for sale, Naples sells the mortgages within a period of 30 days to 365 days after closing to a pre-determined mortgage investor and retains the origination fees. The risk of this type of activity depends on the salability of the loan to national investors and interest rate changes. Delivering these loans to the end investor on a mandatory basis and meeting the investor's quality control procedures limits Naples' risk of making adjustable rate mortgage loans. The risk assumed by Naples is conditioned upon Naples' internal controls, loan underwriting and market conditions in the national mortgage market. Naples retains loans for its portfolio when it has sufficient liquidity to fund the needs of its established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in Naples' portfolio.

Naples' adjustable rate mortgages include lifetime interest rate caps. No loans carry a prepayment penalty clause and therefore can be paid out or refinanced at a fixed rate. These loans are priced using indices such as U.S. Treasuries, and should not lag behind funding costs.

Installment Loans. These loans are granted to individuals for the purchase of personal goods such as automobiles, recreational vehicles, mobile homes and for the improvement of single family real estate in the form of second mortgages. Naples typically obtains a lien against the item purchased by the borrower and holds title until the loan is repaid in full. These loans are generally granted for periods ranging between one and five years at fixed rates of interest 1% to 4% above Naples' prime interest rate. The loan to value ratios generally range from 60% to 80%. Loss or decline of the borrower's income due to layoff, divorce or unexpected medical expenses could cause an increased risk of default to Naples. In the event of default, a shortfall in the value of the collateral may pose a loss to Naples in this loan category.

Naples also offers home equity loans to qualified borrowers. The interest rate floats at 1% to 2% above the prime interest rate quoted in The Wall Street Journal and it is capped at 18%. The loan to appraised value normally will not exceed 85% and the maturity is limited to ten years. Generally, Naples requires a first or second mortgage position and loans are made on principal residences only.

Investments

As of June 30, 1998, investment securities comprised approximately 50% of Naples' assets, federal funds sold comprised approximately 1% of the bank's assets, and loans comprised approximately 40% of the bank's assets. Naples invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, Naples enters into federal funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. The sale of federal funds amounts to a short term loan from Naples to another bank. A national bank's lending and investment limits are separate and distinct requirements.

Asset/Liability Management

It is the Naples' objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain of the officers of Naples are responsible for monitoring policies and procedures that are designed to ensure an acceptable composition of asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of Naples seeks to invest the largest portion of its assets in commercial, consumer and real estate loans.

Naples regards certificates of deposits of $100,000 or more as volatile deposits. Since its opening in 1996, Naples has maintained sufficient liquidity to repay these deposits on maturity. While Naples does not generally pursue these types of deposits, at times it is profitable to do so and this option is exercised when deemed prudent by management. This accounts for the volatility in this liability category.

Securities sold subject to repurchase are only done on an exception basis to maintain account relationships. As of June 30, 1998, Naples had entered into repurchase agreements totalling $241,000. Naples has available three overnight federal funds purchased lines totaling $2.5 million which may be used to meet liquidity needs. As of June 30, 1998, Naples had no balances outstanding under these lines.

Naples' asset/liability mix is monitored on a daily basis with a quarterly report reflecting interest sensitive assets and interest sensitive liabilities being prepared and presented to the Naples' board of directors. The objective of this policy is to control interest sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the bank's earnings.

Correspondent Banking

Correspondent banking involves the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. Naples is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

Naples may sell loan participations to correspondent banks with respect to loans which exceed the Bank's lending limit. As of June 30, 1998, portions of seven loans were sold to other banks.

Data Processing

Naples has entered into a data processing servicing agreement with First Integrated Systems, an outside service bureau. Under the agreement, Naples receives a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing and central information file. See "MANAGEMENT'S DISCUSSION AND ANALYSIS-YEAR 2000 ISSUES."

Facilities

The Bank's only office is located on the ground floor of a seven-story commercial building in Naples, Florida. The facility consists of 6,800 square feet, three teller stations, 14 offices, a vault, a night depository, two drive-in windows and a board/conference room.

Employees

Naples presently employs 18 full-time equivalent persons, including six officers. Naples will hire additional persons as needed, including additional tellers and customer service representatives. Management of Naples believes that its employee relations are good. Currently, Messrs. Guididas and Philbin are the only employees of Naples subject to employment agreements. There are no collective bargaining agreements or other employment agreements covering any other Naples employee.

Monetary Policies

The results of operations of Naples are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on the types of transaction accounts that member banks may offer the general public. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Naples.

SUPERVISION AND REGULATION

General. Naples operates in a highly regulated environment, and its business activities are governed by statute, regulation and administrative policies. The business activities of Naples are closely supervised by a number of federal regulatory agencies, including the OCC and the Federal Deposit Insurance Corporation (the "FDIC").

Loans and extensions of credit by national banks are subject to legal lending limitations. Under federal law, a national bank may generally grant to any borrower loans and extensions of credit in an amount up to 15% of the bank's capital and surplus, plus up to an additional 10% of the bank's capital and surplus, if the amount exceeding the 15% general limit is fully secured by readily marketable collateral having a market value determined by reliable and continuously available price quotations of at least 100% of the amount of the loan or extension of credit that exceeds the bank's 15% general limit. Loans and extensions of credit may exceed the lending limit, however, if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations and loans to or guaranteed by the federal government.

Capital Adequacy Requirements. Naples is subject to regulatory capital requirements imposed by the OCC. The OCC has issued risk-based capital guidelines for banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The OCC's requirements provide that national banks must have capital equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

The OCC has also implemented minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of national banks. Under these rules, national banks are required to maintain a ratio of 4% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain intangible assets. As of June 30, 1998, Naples' Tier 1 risk-based capital ratio was 12.56% and its Tier 1 leverage ratio was 6.52%. These ratios are well above the minimum standards.

The OCC's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as mortgage servicing rights are retained as a part of Tier 1 capital. The OCC currently maintains that only mortgage servicing rights and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The OCC's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The OCC has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

In addition, the OCC has adopted rules which clarify treatment of asset sales with recourse not reported on a national bank's balance sheet. Among assets affected are mortgages sold with recourse under Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal Farm Credit Bank programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, high asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations rated composite 1 under the CAMEL rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

The OCC and the FDIC have adopted regulations revising their risk-based capital guidelines to ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under these regulations, when evaluating a bank's capital adequacy, the agency's capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. The OCC and the FDIC have also issued a joint policy statement which provides guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the FDICIA involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions. Further, these institutions will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

As an institution's capital levels decline, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

In order to comply with the FDICIA, the OCC and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting criteria, interest rate exposure, asset growth, and compensation, fees and benefits.

In response to the directive issued under the FDICIA, the regulators have established regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the FDICIA. The following table reflects the capital thresholds:

                                            TOTAL RISK -  TIER 1 RISK -  TIER 1
                                            BASED CAPITAL BASED CAPITAL LEVERAGE
                                                RATIO         RATIO      RATIO
                                            ------------- ------------- --------
                                            greater than  greater than  greater than
                                             or equal to   or equal to   or equal to
Well capitalized(1)........................       10%            6%         5%

                                            greater than  greater than  greater than
                                             or equal to   or equal to   or equal to
Adequately Capitalized(1)..................        8             4          4(2)

                                                less than     less than   less than
Undercapitalized(4)........................        8             4          4(3)

                                                less than     less than
Significantly Undercapitalized(4)..........        6             3          3

Critically Undercapitalized................       --            --          2(5)

--------
(1) An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) less than 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(4) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(5) Ratio of tangible equity to total assets.

Reporting Requirements. Naples' operations, including reserves for loan losses and other contingencies, loans, investments, borrowings, deposits, mergers, issuances of securities, payments of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, consolidation or corporate reorganization, and maintenance of books and records, are regulated and examined by the OCC and the FDIC. Accordingly, Naples is required by the OCC and the FDIC to prepare reports on its financial condition and to conduct an annual external audit of its financial affairs, in compliance with minimum standards and procedures prescribed by the OCC and the FDIC.

The scope of regulation and permissible activities of Naples is subject to change by future federal legislation. In addition, regulators sometimes require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. Naples is not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

INFORMATION ABOUT VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Market Price and Dividends. There is no established public trading market for Naples' common stock. As of June 30, 1998, there were 214 record holders of Naples' common stock.

Naples has never paid any cash dividend. See "EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS-DIVIDENDS" for a discussion of the present restrictions on the payment of dividends of Naples' common stock, and the restrictions which will limit the future payment of dividends on Alabama National's common stock upon consummation of the merger.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of the Record Date, (i) the names and addresses of each beneficial owner of more than 5% of Naples common stock showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of Naples and the number of shares of Naples common stock owned beneficially by each of them, and (iii) the number of shares of Naples common stock owned beneficially by all directors and executive officers as a group.

                                    SHARES OF COMMON STOCK     PERCENT OF
       BENEFICIAL OWNER             BENEFICIALLY OWNED(1)  OUTSTANDING SHARES
       ----------------             ---------------------- ------------------
Thomas G. Brown(2).................         95,000                 9.5%
 4500 Executive Drive
 Naples, Florida 34119
Robert Guididas(3).................         44,000                 4.2
Donald I. Holton(4)................         80,000                 8.0
 319 Neapolitan Way
 Naples, Florida 34103
Ronald C. May......................          5,000                   *
Gerard A. McHale, Jr.(5)...........         10,000                 1.0
A. James Meerpohl(6)...............         20,000                 2.0
Oliver H. Raymond .................         78,000                 7.8
 2319 Gulf Shore Blvd. N.
 Naples, Florida 34103
Patrick J. Philbin(7)..............         38,000                 3.7
George Vega........................          5,000                   *
George A. Wilson...................         20,000                 2.0
Donald J. York(8)..................          2,000                   *
All directors and officers as a
 group (10 persons)................        319,000                30.6%

--------
 * Represents less than 1%.
(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The percentages are based upon 1,000,000 shares outstanding, except for certain parties who hold options to purchase common stock which are exercisable within sixty days of the date hereof. The percentages for those parties who hold options which are exercisable within sixty days are based upon the sum of 1,000,000 shares plus the number of shares subject to options held by them, as indicated in the following notes.
(2) Includes (i) 78,000 shares registered in the names of certain companies in which Mr. Brown has a controlling interest; and (ii) 1,000 shares registered in the names of certain individuals of Mr. Brown's immediate family.
(3) Includes (i) 11,000 shares held in an individual retirement account for the benefit of Mr. Guididas; (ii) 1,000 shares registered in the name of Mr. Guididas' spouse; and (iii) 24,000 shares subject to presently exercisable stock options.
(4) Includes (i) 15,000 shares registered in the name of a company in which Mr. Holton has a controlling interest; and (ii) 15,000 shares registered in the name of Mr. Holton's spouse.
(5) Includes 10,000 shares held in an individual retirement account for the benefit of Mr. McHale.
(6) Includes (i) 16,000 shares held in an individual retirement account for the benefit of Mr. Meerpohl; and (ii) 2,000 shares held in an individual retirement account for the benefit of Mr. Meerpohl's spouse.
(7) Includes (i) 6,000 shares held in an individual retirement account for the benefit of Mr. Philbin; and (ii) 18,000 shares subject to presently exercisable stock options.
(8) Includes 2,000 shares held in an individual retirement account for the benefit of Mr. York.

                     MANAGEMENTS DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAPLES

The following discussion and financial information are presented to aid in an understanding of the current financial position and results of operations of Naples and should be read in conjunction with the Financial Statements and Notes thereto included herein at Appendix C. The emphasis of this discussion will be on the six month periods ending June 30, 1998 and 1997 and the years 1997 and 1996. Since Naples initiated operations on August 26, 1996, the year ending December 31, 1996 represents only 128 days of operations. The reader is cautioned to be mindful of this shorter period of operations in 1996 when comparing balance sheet and statement of operations items to 1997. Combined with Naples' strong market, significant growth has been experienced during 1997 as compared with 1996.

At June 30, 1998, Naples had assets of approximately $78.9 million and operated in Collier County, Florida. Naples' primary business is banking; therefore, loans and investments are the principal source of income.

FINANCIAL CONDITION

Average Assets and Liabilities

Due to the relative youth of Naples, percentage growth rates of assets and liabilities appear large. In addition to the strong growth of the Collier County market, Naples' management has experience with other banking institutions in the area and has been successful in attracting customers to the bank. During the six months ended June 30, 1998 average assets increased $44.3 million, or 139.6%, from the six months ended June 30, 1997. From 1996 to 1997 average assets increased $34.9 million, or 587.6%. The primary emphasis of Naples' growth strategy is in the lending area.

During the six months ended June 30, 1998 average deposits increased $41.4 million, or 153.9%, compared with the six months ended June 30, 1997. From 1996 to 1997 average deposits increased $31.1 million, or 814.3%. Naples carried no foreign loans or deposits in any period discussed.

The following table depicts Naples' average balance sheets for the six months ending June 30, 1998 and 1997 and for the years ending December 31, 1997 and 1996:

                             AVERAGE BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                               SIX MONTHS        YEAR ENDED
                                             ENDED JUNE 30,     DECEMBER 31,
                                             ----------------  ---------------
                                              1998     1997     1997     1996
                                             -------  -------  -------  ------
ASSETS:
Cash and due from banks..................... $ 4,367  $ 2,499  $ 2,720  $  339
Funds sold..................................  14,601    3,066    4,889   1,335
Securities..................................  26,209   13,775   15,204   3,158
Loans, net of unearned income...............  29,908   11,178   16,903     771
Allowance for loan losses...................    (357)    (153)    (206)     (8)
                                             -------  -------  -------  ------
Loans, net of allowance for loan losses.....  29,551   11,025   16,697     763
Premises and equipment......................     667      733      718     230
Other assets................................     638      635      666     122
                                             -------  -------  -------  ------
    Total assets............................ $76,033  $31,733  $40,894  $5,947
                                             =======  =======  =======  ======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand deposits........................... $ 7,135  $ 4,222  $ 4,997  $  580
  Interest-bearing transaction accounts.....  17,647    9,875   10,935   1,028
  Savings and money market deposits.........  22,601    5,343    9,524     631
  Time deposits.............................  20,909    7,455    9,490   1,583
                                             -------  -------  -------  ------
    Total deposits..........................  68,292   26,895   34,946   3,822
                                             -------  -------  -------  ------
Funds purchased.............................      43       65      173     --
Short-term debt.............................     --       --       --      --
Long-term debt..............................   2,000      --       877     --
Accrued interest and other liabilities......     823      240      310     459
Stockholders' equity........................   4,875    4,533    4,588   1,666
                                             -------  -------  -------  ------
    Total liabilities and stockholders'
     equity................................. $76,033  $31,733  $40,894  $5,947
                                             =======  =======  =======  ======

LOANS

Net loans, at December 31, 1997, were $27.4 million, an increase from $6.0 million from the net loan balance at December 31, 1996. At December 31, 1997, commercial and financial loans represented 20.2% of total loans, real estate-mortgage and construction loans represented 72.0% of total loans, and consumer loans represented 7.7% of total loans.

At June 30, 1998, $23.1 million, or 71.5%, of total loans, net of unearned interest, mature within one year or may be repriced within one year due to a variable rate arrangement.

The table immediately below shows the classification of loans by major category at December 31, 1997 and 1996. The second table depicts maturities of selected loan categories for loans maturing after one year.

                         COMPOSITION OF LOAN PORTFOLIO
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                       DECEMBER 31,
                                              ---------------------------------
                                                   1997              1996
                                              ----------------  ---------------
                                                       PERCENT          PERCENT
                                                         OF               OF
                                              AMOUNT    TOTAL   AMOUNT   TOTAL
                                              -------  -------  ------  -------
Commercial, financial and agricultural....... $ 5,972   21.56%  $1,320   21.80%
Real estate:
  Construction...............................   2,541    9.17      946   15.63
  Mortgage--residential......................  10,233   36.95    1,574   26.00
  Mortgage--commercial.......................   6,779   24.48    1,228   20.28
  Mortgage--other............................     --      --       --      --
Consumer.....................................   2,148    7.76      983   16.24
Other........................................      24     .09        3     .05
                                              -------  ------   ------  ------
  Total gross loans..........................  27,697  100.00%   6,054  100.00%
                                                       ======           ======
Unearned income..............................       4               (5)
                                              -------           ------
  Total loans, net of unearned income........  27,701            6,049
Allowance for loan losses....................    (313)             (90)
                                              -------           ------
  Total net loans............................ $27,388           $5,959
                                              =======           ======

           LOAN MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
                             (AMOUNTS IN THOUSANDS)

                                                  DECEMBER 31, 1997
                                       ---------------------------------------
                                                  OVER ONE
                                       ONE YEAR YEAR THROUGH OVER FIVE
                                       OR LESS   FIVE YEARS    YEARS    TOTAL
                                       -------- ------------ --------- -------
Commercial, financial and
 agricultural.........................  $3,834     $1,089     $1,049   $ 5,972
Real estate--construction.............     605      1,313        623     2,541
Real estate--mortgage.................   5,579      2,228      9,205    17,012
Consumer..............................      66      1,398        684     2,148

                                                          PREDETERMINED FLOATING
                                                              RATES      RATES
                                                          ------------- --------
Maturing after one year but within five years............    $1,832     $ 4,196
Maturing after five years................................     1,333      10,228
                                                             ------     -------
                                                             $3,165     $14,424
                                                             ======     =======

Naples' rollover/renewal policy consists of a re-evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

INVESTMENT SECURITIES

The following tables summarize securities at the dates indicated:

                         AVAILABLE-FOR-SALE SECURITIES
                             (AMOUNTS IN THOUSANDS)

                                                          DECEMBER 31,
                                                  -----------------------------
                                                       1997           1996
                                                  --------------- -------------
                                                   COST   MARKET   COST  MARKET
                                                  ------- ------- ------ ------
U.S. Treasury.................................... $ 5,021 $ 5,059 $2,525 $2,536
U.S. Government Agencies.........................   8,003   8,029  4,507  4,497
Mortgage backed securities.......................   1,499   1,520    --     --
Other............................................     597     597    150    150
                                                  ------- ------- ------ ------
  Total.......................................... $15,120 $15,205 $7,182 $7,183
                                                  ======= ======= ====== ======

                          HELD TO MATURITY SECURITIES
                             (AMOUNTS IN THOUSANDS)

                                                           DECEMBER 31,
                                                    ---------------------------
                                                        1997          1996
                                                    ------------- -------------
                                                     COST  MARKET  COST  MARKET
                                                    ------ ------ ------ ------
U.S. Treasury...................................... $  497 $  502 $  495 $  502
U.S. Government Agencies...........................    507    508  1,001  1,003
                                                    ------ ------ ------ ------
  Total............................................ $1,004 $1,010 $1,496 $1,505
                                                    ====== ====== ====== ======

The maturities and weighted average yields of securities available for sale and held-to-maturity securities at December 31, 1997, are presented in the following table using the average stated contractual maturities.

         SECURITIES AVAILABLE FOR SALE MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                      DECEMBER 31, 1997
                         ----------------------------------------------------------------------------------
                                       AFTER ONE BUT
                          WITHIN ONE    WITHIN FIVE     AFTER FIVE BUT                            OTHER
                             YEAR          YEARS       WITHIN TEN YEARS     AFTER TEN YEARS     SECURITIES
                         ------------  -------------  -------------------   -----------------  ------------
                         AMOUNT YIELD  AMOUNT  YIELD   AMOUNT     YIELD      AMOUNT    YIELD   AMOUNT YIELD
                         ------ -----  ------- -----  ---------  --------   --------  -------  ------ -----
U.S. Treasury........... $1,502 6.06%  $ 3,557 6.24%  $     --        -- %  $    --       -- % $ --    -- %
U.S. Government
 Agencies...............    999 6.39     6,530 6.42         500      6.79        --       --     --    --
Mortgage backed
 securities.............    --   --      1,035 6.74         485      6.84        --       --     --    --
Equity securities.......    --   --        --   --          --        --         --       --     597  6.94
                         ------        -------        ---------             --------           -----
 Total.................. $2,501 6.19%  $11,122 6.39%  $     985      6.81%  $    --       --   $ 597  6.94%
                         ====== ====   ======= ====   =========  ========   ========   ======  =====  ====

         SECURITIES HELD TO MATURITY, MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                       DECEMBER 31, 1997
                         ---------------------------------------------------------------------------------------
                          WITHIN ONE    AFTER ONE BUT       AFTER FIVE BUT                             OTHER
                             YEAR     WITHIN FIVE YEARS    WITHIN TEN YEARS     AFTER TEN YEARS      SECURITIES
                         ------------ ------------------   ------------------   -----------------   ------------
                         AMOUNT YIELD  AMOUNT    YIELD      AMOUNT    YIELD      AMOUNT    YIELD    AMOUNT YIELD
                         ------ ----- --------- --------   --------  --------   --------  -------   ------ -----
U.S. Treasury...........  $--    --    $    497     6.44%   $    --       -- %   $    --       -- %  $--    -- %
U.S. Government
 Agencies...............   --    --         --       --          507     6.75         --       --     --    --
                          ----         --------             --------             --------            ----
  Total.................  $--    --    $    497     6.44%   $    507     6.75%   $    --       --    $--    --
                          ====   ===   ======== ========    ======== ========    ========  =======   ====   ===

DEPOSITS

Between 1996 and 1997, Naples experienced growth in each type of deposit as shown in the table below. Non interest-bearing demand deposits increased by $4.5 million, or 182.3% from year-end 1996 to year-end 1997. Interest-bearing demand deposits increased $12.5 million, or 291.0%, savings and money market deposits increased $25.8 million, or 969.4%, and time deposits increased $7.2 million, or 138.6%, during the same period.

The table below summarizes deposits of Naples for the dates indicated:

                                    DEPOSITS
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                        DECEMBER 31,
                                               --------------------------------
                                                    1997             1996
                                               ---------------  ---------------
                                                       PERCENT          PERCENT
                                                         OF               OF
                                               AMOUNT   TOTAL   AMOUNT   TOTAL
                                               ------- -------  ------- -------
Demand........................................ $ 7,034  10.89%  $ 2,492  17.05%
NOW...........................................  16,009  24.78     4,097  28.03
Savings and money market......................  29,216  45.23     2,854  19.53
Time less than $100,000.......................   4,614   7.14     4,707  32.21
Time greater than $100,000....................   7,728  11.96       465   3.18
                                               ------- ------   ------- ------
  Total deposits.............................. $64,601 100.00%  $14,615 100.00%
                                               ======= ======   ======= ======

The following table reflects maturities of time-deposits of $100,000 or more at December 31, 1997. Time deposits include both certificates of deposit and time deposit open accounts. Deposits of $7.7 million in this category represented 12.0% of total deposits at year-end 1997. Management does not actively pursue these deposits as a means to fund interest earning assets, and as a result, rates paid on these deposits do not differ from rates paid on smaller denomination certificates of deposit.

              MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME
                          DEPOSITS OF $100,000 OR MORE
                             (AMOUNTS IN THOUSANDS)

                                                   DECEMBER 31, 1997
                         ----------------------------------------------------------------------
                                     AFTER ONE   AFTER THREE   AFTER SIX
                         WITHIN ONE   THROUGH    THROUGH SIX    THROUGH        AFTER
                           MONTH    THREE MONTHS   MONTHS    TWELVE MONTHS TWELVE MONTHS TOTAL
                         ---------- ------------ ----------- ------------- ------------- ------
Certificates of deposit
 of $100,000 or more....    $968        $559       $1,157       $4,944         $100      $7,728
                            ====        ====       ======       ======         ====      ======

CAPITAL RESOURCES

Shareholders' equity increased by $262,000 to $5.0 million at June 30, 1998 from $4.7 million at year-end 1997. The increase is primarily attributable to net income of $287,000 partially offset by a reduction of $25,000 in unrealized gains on available for sale securities.

The Office of the Comptroller of the Currency and the FDIC require that banks have a minimum of Tier I capital equal to not less than 4% of risk adjusted assets and total capital equal to not less than 8% of risk adjusted assets. Tier I capital consists of common shareholders' equity. Tier II capital includes reserves for loan losses up to 1.25% of risk adjusted assets. Tier I capital was $4.9 million at June 30, 1998, and total (Tier I plus Tier II) capital was $5.3 million at June 30, 1998. Tier I and total capital ratios were 11.64% and 12.56%, respectively at June 30, 1998. Both ratios were above the regulatory minimums.

                              ANALYSIS OF CAPITAL
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                      JUNE     DECEMBER 31,
                                                       30,    ---------------
                                                      1998     1997     1996
                                                     -------  -------  ------
Tier 1 Capital...................................... $ 4,928  $ 4,633  $4,576
Tier 2 Capital......................................     391      313      90
                                                     -------  -------  ------
  Total qualifying capital.......................... $ 5,319  $ 4,946  $4,666
                                                     =======  =======  ======
Risk-adjusted total assets (including off-balance
 sheet exposures)................................... $42,337  $30,075  $8,806
Tier 1 risk-based capital ratio (4.00% required
 minimum)...........................................   11.64%   15.40%  51.96%
Total risk-based capital ratio (8.00% required
 minimum)...........................................   12.56    16.45   52.99
Tier 1 leverage ratio (4.00% required minimum)......    6.52     8.06   28.40

RESULTS OF OPERATIONS

Net Interest Income

Net interest income, which is the difference between interest income earned on earning assets and the interest expense paid on interest-bearing liabilities, is the largest component of a bank's earnings. Net interest income increased by $713,000, or 124.7%, in the six months ended June 30, 1998 ("the 1998 six months") compared with the six months ended June 30, 1997 ("the 1997 six months"). Average earning assets increased by $42.7 million, or 152.4%, in the 1998 six months compared to the 1997 six months. During the 1998 six months this increase in earning assets was substantially funded by a volume increase of $40.5 million, or 177.9%, in average interest-bearing liabilities. Despite the increase in net interest income during the 1998 six months compared with the 1997 six months, the net interest spread and net interest margin decreased by 13 and 45 basis points, respectively. The decline in the net interest spread and net interest margin is primarily attributable to increased reliance on time deposits and Federal Home Loan Bank advances as a proportion of overall funding because these funding sources are among the highest cost interest-bearing liability. Also, since a larger proportion of earning assets are invested in Federal funds sold and securities purchased under resell agreements, the interest spread and net interest margin are reduced because these assets yield less than alternatives. The following analyzes net interest income, weighted average yields on earning assets and weighted average rates paid on interest-bearing liabilities.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                          SIX MONTHS ENDED JUNE30,
                                -----------------------------------------------
                                         1998                    1997
                                ----------------------- -----------------------
                                AVERAGE  INCOME/ YIELD/ AVERAGE  INCOME/ YIELD/
                                BALANCE  EXPENSE  RATE  BALANCE  EXPENSE  RATE
                                -------  ------- ------ -------  ------- ------
ASSETS:
Earning assets:
  Loans(1)(2).................. $29,908  $1,356   9.07% $11,178  $  500   8.95%
  Securities...................  26,209     809   6.17   13,775     439   6.37
  Funds sold...................  14,601     398   5.45    3,066      81   5.28
                                -------  ------         -------  ------
    Total earning assets.......  70,718   2,563   7.25   28,019   1,020   7.28
                                -------  ------         -------  ------
Cash and due from banks........   4,367                   2,499
Premises and equipment.........     667                     733
Other assets...................     638                     635
Allowance for loan losses......    (357)                   (153)
                                -------                 -------
    Total assets............... $76,033                 $31,733
                                =======                 =======
LIABILITIES:
Interest-bearing liabilities:
  Interest-bearing transaction
   accounts.................... $17,647     236   2.67  $ 9,875     138   2.79
  Savings deposits.............  22,601     431   3.81    5,343      99   3.71
  Time deposits................  20,909     546   5.22    7,455     209   5.61
  Funds purchased..............      43       1   4.65       65       2   6.15
  Long-term borrowings.........   2,000      64   6.40      --      --
                                -------  ------         -------  ------
    Total interest-bearing
     liabilities...............  63,200   1,278   4.04   22,738     448   3.94
                                -------  ------   ----  -------  ------   ----
Demand deposits................   7,135                   4,222
Accrued interest and other
 liabilities...................     823                     240
Stockholders' equity...........   4,875                   4,533
                                -------                 -------
    Total liabilities and
     stockholders' equity...... $76,033                 $31,733
                                =======                 =======
Net interest spread............                   3.21%                   3.34%
                                                  ====                    ====
Net interest income/margin.....          $1,285   3.63%          $  572   4.08%
                                         ======   ====           ======   ====

--------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Fees in the amount of $28,000 and $9,000 are included in interest and fees on loans for the 1998 six months and the 1997 six months, respectively.

Net interest income increased $1.3 million in 1997 compared to 1996, an increase of 570.9%. Increased loan and securities volume were the primary reasons for the growth in net interest income. Average earning assets increased by $31.7 million, or 602.8%, during 1997 as compared with 1996. During 1997, average interest-bearing liabilities increased $26.7 million, or 823.8%. During 1997, compared with 1996, the net interest spread increased 91 basis points and net interest margin decreased 20 basis points.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                            YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------
                                          1997                    1996
                                 ----------------------- -----------------------
                                 AVERAGE  INCOME/ YIELD/ AVERAGE  INCOME/ YIELD/
                                 BALANCE  EXPENSE  RATE  BALANCE  EXPENSE  RATE
                                 -------  ------- ------ -------  ------- ------
ASSETS:
Earning assets:
  Loans(1)(2)................... $16,903  $1,513   8.95% $  771    $100   12.97%
  Securites.....................  15,204     977   6.43   3,158     199    6.30
  Funds sold....................   4,889     268   5.48   1,335      73    5.47
                                 -------  ------         ------    ----
    Total earning assets........  36,996   2,758   7.45   5,264     372    7.07
                                 -------  ------         ------    ----
Cash and due from banks.........   2,720                    339
Premises and equipment..........     718                    230
Other assets....................     666                    122
Allowance for loan losses.......    (206)                    (8)
                                 -------                 ------
    Total assets................ $40,894                 $5,947
                                 =======                 ======
LIABILITIES:
Interest-bearing liabilities:
  Interest-bearing transaction
   accounts..................... $10,935     300   2.74  $1,028      34    3.31
  Savings and money market
   deposits.....................   9,524     359   3.77     631      23    3.65
  Time deposits.................   9,490     537   5.66   1,583      92    5.81
  Funds purchased...............     173      10   5.78     --      --
  Long-term borrowings..........     877      56   6.39     --      --
                                 -------  ------         ------    ----
    Total interest-bearing
     liabilities................  30,999   1,262   4.07   3,242     149    4.60
                                 -------  ------   ----  ------    ----   -----
Demand deposits.................   4,997                    580
Accrued interest and other
 liabilities....................     310                    459
Stockholders' equity............   4,588                  1,666
                                 -------                 ------
    Total liabilities and
     stockholders' equity....... $40,894                 $5,947
                                 =======                 ======
Net interest spread.............                   3.38%                   2.47%
                                                   ====                   =====
Net interest income/margin......          $1,496   4.04%           $223    4.24%
                                          ======   ====            ====   =====

--------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Fees in the amount of $12,000 and $28,000 are included in interest and fees on loans for 1997 and 1996, respectively.

The percentage of earning assets funded by interest-bearing liabilities also affects Naples' net interest income. Naples' earning assets are funded by interest-bearing liabilities, non interest-bearing demand deposits and stockholders' equity. The net return on earning assets funded by non interest-bearing demand deposits and stockholders' equity exceeds the net return on earning assets funded by interest-bearing liabilities. Naples maintains a relatively consistent percentage of earning assets that are funded by non interest-bearing liabilities. During the 1998 six months, 10.1% of Naples's average earning assets were funded by non interest-bearing liabilities compared with 15.1% in the 1997 six months. In 1997, 13.5% of Naples' average earning assets were funded by non interest-bearing liabilities as opposed to 11.0% in 1996. The earning assets funded by non interest-bearing liabilities had a positive impact on the net interest income.

The following tables set forth the effect which varying levels of earning assets and interest-bearing liabilities and the applicable rates had on changes in net interest income for the 1998 six months and 1997 and 1996. For the purposes of these tables, changes which are not solely attributable to volume or rates are allocated to volume and rate on a pro rata basis.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                              JUNE 30
                                                      -------------------------
                                                       1998 COMPARED TO 1997
                                                          VARIANCE DUE TO
                                                      -------------------------
                                                      VOLUME  YIELD/RATE TOTAL
                                                      ------  ---------- ------
EARNING ASSETS:
Loans................................................ $  849     $  7    $  856
Securities...........................................    384      (14)      370
Funds sold...........................................    314        3       317
                                                      ------     ----    ------
  Total interest income..............................  1,547       (4)    1,543
INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts................    104       (6)       98
Savings and money market deposits....................    329        3       332
Time deposits........................................    353      (16)      337
Funds purchased......................................     (1)     --         (1)
Long-term borrowings.................................     64      --         64
                                                      ------     ----    ------
  Total interest expense.............................    849      (19)      830
                                                      ------     ----    ------
Net interest income.................................. $  698     $ 15    $  713
                                                      ======     ====    ======

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                             DECEMBER 31,
                                                       ------------------------
                                                        1997 COMPARED TO 1996
                                                           VARIANCE DUE TO
                                                       ------------------------
                                                       VOLUME YIELD/RATE TOTAL
                                                       ------ ---------- ------
EARNING ASSETS:
Loans................................................. $1,453    $(40)   $1,413
Securities............................................    774       4       778
Funds sold............................................    195     --        195
                                                       ------    ----    ------
  Total interest income...............................  2,422     (36)    2,386
INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts.................    273      (7)      266
Savings and money market deposits.....................    335       1       336
Time deposits.........................................    447      (2)      445
Funds purchased.......................................     10     --         10
Long-term borrowings..................................     56     --         56
                                                       ------    ----    ------
  Total interest expense..............................  1,121      (8)    1,113
                                                       ------    ----    ------
Net interest income................................... $1,301    $(28)   $1,273
                                                       ======    ====    ======

INTEREST SENSITIVITY

Naples monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by Naples is the measurement of the interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

Naples evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. Naples uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The following table illustrates Naples's interest rate sensitivity at June 30, 1998, assuming the relevant assets and liabilities are collected and paid, respectively, based upon historical experience rather than their stated maturities.

                         INTEREST SENSITIVITY ANALYSIS
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                    JUNE 30, 1998
                         --------------------------------------------------------------------
                                     AFTER ONE    AFTER THREE
                         WITHIN ONE   THROUGH       THROUGH     WITHIN   GREATER THAN
                           MONTH    THREE MONTHS TWELVE MONTHS ONE YEAR    ONE YEAR    TOTAL
                         ---------- ------------ ------------- --------  ------------ -------
ASSETS:
Earning assets:
  Loans.................  $12,548      $1,313       $ 9,194    $23,055     $ 9,173    $32,228
  Securities(1).........    1,498       3,390        21,184     26,072      13,757     39,829
  Funds sold............    1,148         --            --       1,148         --       1,148
                          -------      ------       -------    -------     -------    -------
    Total interest-
     earning assets.....  $15,194      $4,703       $30,378    $50,275     $22,930    $73,205
LIABILITIES:
Interest-bearing
 liabilities:
  Interest-bearing
   deposits:
    Demand deposits.....  $ 7,026      $  --        $   --     $ 7,026     $10,538    $17,564
    Savings deposits....    5,963         --            --       5,963       8,931     14,894
    Time deposits.......    2,146       2,783        25,525     30,454         445     30,899
  Funds purchased.......      241         --            --         241         --         241
  Long-term borrowings..      --          --            --         --        2,000      2,000
                          -------      ------       -------    -------     -------    -------
    Total interest-
     bearing
     liabilities........  $15,376      $2,783       $25,525    $43,684     $21,914    $65,598
                          -------      ------       -------    -------     -------    -------
Period gap..............  $  (182)     $1,920       $ 4,853    $ 6,591     $ 1,016
                          =======      ======       =======    =======     =======
Cumulative gap..........  $  (182)     $1,738       $ 6,591    $ 6,591     $ 7,607    $ 7,607
                          =======      ======       =======    =======     =======    =======
Ratio of cumulative gap
 to total earning
 assets.................   (0.25)%       2.37%         9.00%      9.00%      10.39%

--------
(1) Excludes investment equity securities of $597,000.

MARKET RISK

Naples's earnings are dependent on its net interest income which is the difference between interest income earned on all earning assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and rates. Naples's market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. Naples seeks to reduce its exposure to market risk through actively monitoring and managing its interest rate risk. Management relies upon static "gap" analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest-bearing liabilities which quantifies, to a large extent, the degree of market risk inherent in Naples's balance sheet. Gap analysis is further augmented by simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 200 basis points below to 200 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain earning assets and interest-bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources.

With respect to the primary earning assets, loans and securities, certain features of individual types of loans introduce uncertainty as to their expected performance at varying levels of interest rates. In some cases, imbedded options exist whereby the borrower may elect to repay the obligation at any time. These imbedded prepayment options make anticipating the performance of those instruments difficult given changes in prevailing rates. At December 31, 1997, essentially every loan, net of unearned income, (totaling $27.7 million, or 38.6% of total assets), carried such imbedded options. Management believes that assumptions used in its simulation analysis about the performance of financial instruments with such imbedded options are appropriate. However, the actual performance of these financial instruments may differ from management's estimates due to several factors, including the diversity and sophistication of the customer base, the general level of prevailing interest rates and the relationship to their historical levels, and general economic conditions. The difference between those assumptions and actual results, if significant, could cause the actual results to differ from those indicated by the simulation analysis.

Deposits totaled $64.6 million, or 90.0%, of total assets at December 31, 1997. Since deposits are the primary funding source for earning assets, the associated market risk is considered by management in its simulation analysis. Generally, it is anticipated that deposits will be sufficient to support funding requirements. However, the rates paid for deposits at varying levels of prevailing interest rates have a significant impact on net interest income and therefore, must be quantified by Naples in its simulation analysis. Specifically, Naples's spread, the difference between the rates earned on earning assets and rates paid on interest bearing-liabilities, is generally higher when prevailing rates are higher. As prevailing rates reduce, the spread tends to compress, with severe compression at very low prevailing interest rates. This characteristic is called "spread compression" and adversely effects net interest income in the simulation analysis when anticipated prevailing rates are reduced from current rates. Management relies upon historical experience to estimate the degree of spread compression in its simulation analysis. Management believes that such estimates of possible spread compression are reasonable. However, if the degree of spread compression varies from that expected, the actual results could differ from those indicated by the simulation analysis.

The following table illustrates the results of simulation analysis used by Naples to determine the extent to which market risk would have effected net interest income if prevailing interest rates differed from actual rates during 1997. Because of the inherent use of estimates and assumptions in the simulation model used to derive this information, the actual results for 1997 and, certainly, the future impact of market risk on Naples's net interest margin, may differ from that found in the table.

                                  MARKET RISK
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
                               DECEMBER 31, 1997

                                                                 CHANGE FROM
                                                 NET INTEREST  1997 NET INTEREST
CHANGE IN PREVAILING INTEREST RATES              INCOME AMOUNT   INCOME AMOUNT
-----------------------------------              ------------- -----------------
+ 200 basis points..............................    $1,660           10.96%
+ 100 basis points..............................     1,578            5.48
0 basis points..................................     1,496
-100 basis points...............................     1,391           (7.02)
-200 basis points...............................     1,286          (14.04)

PROVISIONS AND ALLOWANCE FOR LOAN LOSSES

Throughout the year Naples management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. The allowance for loan losses is a valuation allowance which quantifies this estimate. Management's judgment as to the amount of anticipated losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, Naples management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond Naples's control.

While it is possible that in particular periods Naples may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of Naples management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

Management reviews the loan portfolio and determines the adequacy of the allowance at each month end. Appropriate adjustments to the allowance are made through the provision for loan losses.

The table below sets forth certain information with respect to Naples' average loans, allowance for loan losses, charge-offs and recoveries for the 1998 six months and the two years ended December 31, 1997.

                           ALLOWANCE FOR LOAN LOSSES
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                    SIX MONTHS
                                                      ENDED      YEAR ENDED
                                                     JUNE 30,   DECEMBER 31,
                                                    ---------- ---------------
                                                       1998     1997     1996
                                                    ---------- -------  ------
Total loans outstanding at end of period, net of
 unearned income..................................   $32,228   $27,701  $6,049
                                                     =======   =======  ======
Average amount of loans outstanding, net of
 unearned income..................................   $29,908   $16,903  $  771
                                                     =======   =======  ======
Allowance for loan losses at beginning of period..   $   313   $    90  $   --
Charge-offs:
  Commercial, financial and agricultural..........       --        --      --
  Real estate--mortgage...........................       --        --      --
  Consumer........................................       --        --      --
    Total charge-offs.............................       --        --      --
Recoveries:
  Commercial, financial and agricultural..........       --        --      --
  Real estate--mortgage...........................       --        --      --
  Consumer........................................       --        --      --
                                                     -------   -------  ------
    Total recoveries..............................       --        --      --
                                                     -------   -------  ------
    Net charge-offs (recoveries)..................       --        --      --
Provision for loan losses.........................        78       223      90
                                                     -------   -------  ------
Allowance for loan losses at period-end...........   $   391   $   313  $   90
                                                     =======   =======  ======
Allowance for loan losses to period-end loans.....      1.21%     1.13%   1.49%
Net charge-offs (recoveries) to average loans.....       --        --      --

At June 30, 1998 and year-end 1997 the allowance for loan losses was $391,000 and $313,000, respectively, compared to $90,000 at year-end 1996. The allowance at June 30, 1998 to ending loans was 1.21%, compared to 1.13% at December 31, 1997 and 1.49% at December 31, 1996. The allowance was considered adequate at June 30, 1998.

Naples has no charge-off history since its inception.

NONPERFORMING ASSETS

Nonperforming assets are loans on a non-accrual basis, accruing loans 90 days or more past due, restructured loans, and other real estate owned. At June 30, 1998 and December 31, 1997, nonperforming assets totaled $50,000. There were no nonperforming assets at year-end 1996. The following table summarizes nonperforming assets for the periods indicated:

                              NONPERFORMING ASSETS
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                AT DECEMBER
                                                   AT JUNE 30,      31,
                                                   ----------- --------------
                                                      1998      1997    1996
                                                   ----------- -------  -----
Nonaccrual loans..................................   $    50   $    50  $ --
Restructured loans................................       --        --     --
Loans past due 90 days or more and still
 accruing.........................................       --        --     --
                                                     -------   -------  -----
  Total nonperforming loans.......................        50        50    --
Other real estate owned...........................       --        --     --
                                                     -------   -------  -----
  Total nonperforming assets......................   $    50   $    50  $ --
                                                     =======   =======  =====
Allowance for loan losses to period-end loans.....      1.21%     1.13%  1.49%
Allowance for loan losses to period-end
 nonperforming loans..............................    782.00    626.00    --
Allowance for loan losses to period-end
 nonperforming assets.............................    782.00    626.00    --
Net charge-offs (recoveries) to average loans.....       --        --     --
Nonperforming assets to period-end loans and
 foreclosed property..............................      0.16      0.18    --
Nonperforming loans to period-end loans...........      0.16      0.18    --

In accordance with regulatory standards, loans are classified as non-accrual when the collection of principal or interest is 90 days or more past due or when, in management's judgment, such principal or interest will not be collectible in the ordinary course of business, unless in the opinion of management the loan is both adequately secured and in the process of collection.

Naples has identified loans totaling approximately $42,000, or 0.13% of the loan portfolio at June 30, 1998, through its internal loan evaluation program in which some concern exists about the borrower's ability to comply with present repayment terms. These loans are not included as nonperforming assets and are categorized as "watch" for internal evaluation purposes only. These credits, however, were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes with a particular industry or general economic trends which could cause the borrowers severe financial difficulties. Naples management does not expect a significant loss in any of these loans.

NONINTEREST INCOME

Total noninterest income increased $61,000 or 184.8% from the 1997 six months to the 1998 six months and $103,000 from 1996 to 1997. Increases occurred in each major categories of noninterest income. The following table depicts major sources of noninterest income for the periods indicated:

                               NONINTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                     SIX MONTHS
                                                        ENDED       YEAR ENDED
                                                      JUNE 30,     DECEMBER 31,
                                                     ------------  -------------
                                                     1998   1997    1997   1996
                                                     -----  -----  ------ ------
Service charges on deposit accounts................. $  44  $  30  $  101 $   3
Investment services income..........................   --     --      --    --
Trust fees..........................................   --     --      --    --
Origination and sale of mortgage loans..............   --     --      --    --
Securities gains (losses)...........................   --     --      --    --
Other...............................................    50      3       6     1
                                                     -----  -----  ------ -----
  Total noninterest income.......................... $  94  $  33  $  107 $   4
                                                     =====  =====  ====== =====

NONINTEREST EXPENSE

Total noninterest expense increased $195,000 from the 1997 six months to the 1998 six months, or 30.0%. Total noninterest expense increased $628,000, or 91.3%, from 1996 to 1997. The following table summarizes noninterest expenses for the periods indicated:

                              NONINTEREST EXPENSE
                             (AMOUNTS IN THOUSANDS)

                                                      SIX MONTHS
                                                         ENDED     YEAR ENDED
                                                       JUNE 30,   DECEMBER 31,
                                                      ----------- --------------
                                                      1998  1997   1997   1996
                                                      ----- ----- ------- ------
Salaries and employee benefits....................... $ 388 $ 353 $   610 $ 366
Net occupancy expense................................   145   152     321   136
Postage and freight..................................    13     8      17     6
Printing and reproduction............................    16    19      35    27
Banking assessments..................................    18     8      19   --
Data processing expenses.............................    34    29      32    12
Legal and professional fees..........................    22    25      39    13
Loss on disposition of other real estate owned.......   --    --      --    --
Other................................................   208    55     243   128
                                                      ----- ----- ------- -----
  Total noninterest expense.......................... $ 844 $ 649 $ 1,316 $ 688
                                                      ===== ===== ======= =====


INCOME TAXES, INFLATION AND OTHER ISSUES

Income tax expense was $170,000 during the 1998 six months compared to a tax benefit of $68,000 during the 1997 six months, for an effective rate of 37.2% and 37.4%, respectively. Income tax expense was $24,000 in 1997 for an effective rate of 37.5%, compared with a tax benefit of $205,000 in 1996, an effective rate of 37.2%.

Because Naples' assets and liabilities are essentially monetary in nature, the effect of inflation on Naples' assets differs greatly from that of most commercial and industrial companies. Inflation can have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also can have a significant effect on other expenses, which tend to rise during periods of general inflation. Management believes, however, that Naples' financial results are influenced more by its ability to react to changes in interest rates than by inflation.

Except as discussed in this Management's Discussion and Analysis, Naples management is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on liquidity, capital resources or operations. Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have such an effect.

YEAR 2000 ISSUES

Naples is aware of the many areas affected by the Year 2000 computer issue as addressed by the Federal Financial Institutions Examination Council ("FFIEC") in its interagency statement which provided an outline for institutions to effectively manage the Year 2000 challenges. A Year 2000 plan has been approved by the board of directors which includes multiple phases, tasks to be completed, and target dates for completion. Issues addressed therein include awareness, assessment, validation, implementation, testing, and contingency planning. Progress under this plan is reported to the board of directors on a regular basis.

Naples has formed a Year 2000 committee that is charged with the oversight of completing the project on a timely basis. Naples has completed its awareness, assessment and renovation phases and is actively involved in validating and implementing the plan. At the present time, Naples is into its testing phase and anticipates that this phase will be substantially completed by December 31, 1998. Since it routinely upgrades and purchases technologically advanced software and hardware on a continual basis, Naples has determined that the cost of making modifications to correct any Year 2000 issues will not materially affect reported operating results.

Naples vendors and suppliers have been contacted for written confirmation of their products readiness for Year 2000 compliance. Negative or deficient responses are analyzed and periodically reviewed to prescribe timely actions within Naples' contingency planning. Naples' main service provider has completed testing of its mission critical application software and item processing software. FFIEC guidance on testing Year 2000 compliance of service providers states that proxy tests are acceptable compliance tests. In proxy testing, the service provider tests with a representative sample of financial institutions that use a particular service, with the results of such testing shared with all similarly situated clients of the service provider. While Naples will conduct its own user acceptance testing of mission critical applications, it has authorized the acceptance of proxy testing to provide supplemental assurance, since proxy tests have been conducted with financial institutions that are similar in type and complexity to its own, using the same version of the Year 2000 ready software and the same hardware and operating systems.

Naples also recognizes the importance of determining that its borrowers are facing the Year 2000 problem in a timely manner to avoid deterioration of the loan portfolio solely due to this issue. All material relationships have been identified to assess the inherent risks. Deposit customers have received statement stuffers and informational material in this regard. Naples plans to work on a one-on-one basis with any borrower who has been identified as having high Year 2000 risk exposure.

Accordingly, management does not believe that Naples will incur significant additional costs associated with the Year 2000 issue. Yet, there can be no assurances that all hardware and software that Naples will use will be Year 2000 compliant. Management can not predict the amount of financial difficulties it may incur due to customer and vendor inability to perform according to their agreements with Naples or the effects that other third parties may bring as a result of this issue. Therefore, there can be no assurance that the failure or delay of others to address the issue or that the costs involved in such process will not have a material adverse impact on Naples' business, financial condition, and results of operations.

Naples' contingency plans relative to Year 2000 issues have not been finalized. These plans are evolving as the testing of systems progresses. During the testing phase (scheduled for completion by December 31, 1998) management will develop and modify a "worst case scenario" contingency plan based on testing results. It is also anticipated that Naples' deposit customers will have increased demands for cash in the latter part of 1999 and correspondingly management will maintain higher liquidity levels to address this demand.

                                 LEGAL MATTERS

The legality of the Alabama National common stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama
("Maynard, Cooper"). As of October   , 1998, attorneys in the law firm of
Maynard, Cooper owned an aggregate of 34,274 Shares of Alabama National common stock.

Certain legal matters in connection with the Merger will be passed upon for Naples by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                    EXPERTS

The consolidated financial statements of Alabama National as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, incorporated herein by reference in this proxy statement-prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the combination and restatement of the 1995 financial statements and the 1996 change in accounting method for stock-based compensation of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated statements of income, changes in shareholders' equity and cash flows of Alabama National for the year ended December 31, 1995, incorporated by reference in this proxy statement- prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, to the extent indicated in their report thereon and in part on the report of Ernst & Young LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The financial statements of Naples as of December 31, 1997 and 1996 and for the years then ended have been included herein in reliance on the report of Hacker, Johnson, Cohen & Grieb, P.A., independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

Alabama National files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." In addition, Alabama National common stock is traded on the NASDAQ National Market System. Reports, proxy statements and other information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

Alabama National filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Alabama National common stock to be issued to Naples shareholders in the Merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Alabama National. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Alabama National's Registration Statement.

The SEC allows Alabama National to "incorporate by reference" information into this proxy statement-prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

This proxy statement-prospectus incorporates by reference the documents set forth below that Alabama National has previously filed with the SEC. These documents contain important information about Alabama National. Some of these filings have been amended by later filings, which are also listed.

   SEC FILINGS (FILE NO. 0-
            25160)                           PERIOD/AS OF DATE
   ------------------------   ------------------------------------------------
   Annual Report on Form 10-
               K                        Year ended December 31, 1997
   Quarterly Reports on Form
              10-Q            Quarters ended March 31, 1998 and June 30, 1998;
    Current Reports on Form
              8-K                    June 11, 1998; and October 5, 1998

Alabama National also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement-prospectus and the consummation of the Merger or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Alabama National has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Alabama National and Citizens & Peoples, and Naples has supplied all such information relating to Naples.

As noted in the "Surrender of Certificates" section of this proxy statement-prospectus on page , Naples shareholders should not send in their Naples certificates until they receive the transmittal materials from the exchange agent. Registered Naples shareholders who have further questions about their share certificates, the conversion of certificates into book-entry form or the exchange of their Naples common stock for Alabama National common stock should call the stock transfer agent at 1-800-568-3476.

You can obtain any of the documents incorporated by reference through Alabama National, the SEC or the SEC Internet web site as described above. Documents incorporated by reference are available from Alabama National without charge. Naples shareholders may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone at the following address:

                        Alabama National BanCorporation
                            1927 First Avenue North
                           Birmingham, Alabama 35203
                   Attn.: Corporate Secretary, Kimberly Moore
                           Telephone: (205) 583-3600

You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy
statement-prospectus. This proxy statement-prospectus is dated November   ,
1998. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to shareholders nor the issuance of Alabama National common stock in the Merger creates any implication to the contrary.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                                                      APPENDIX A



                         AGREEMENT AND PLAN OF MERGER

                                by and between

                COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                                      and

                 CITIZENS & PEOPLES BANK, NATIONAL ASSOCIATION


                                  Dated as of

                              September 21, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
                                   ARTICLE 2
                       TRANSACTIONS AND TERMS OF MERGER
                       --------------------------------

1.1  Merger.........................................................   A-5
1.2  Time and Place of Closing......................................   A-5
1.3  Effective Time.................................................   A-6

                                   ARTICLE 2
                                TERMS OF MERGER
                               ----------------

2.1  Articles of Association........................................   A-6
2.2  Bylaws.........................................................   A-6
2.3  Directors......................................................   A-6
2.4  Name and Business..............................................   A-6
2.5  Assumption of Rights...........................................   A-6
2.6  Assumption of Liabilities......................................   A-6

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

3.1  Conversion of Shares...........................................   A-6
3.2  Anti-Dilution Provisions.......................................   A-7
3.3  Shares Held by NAPLES..........................................   A-7
3.4  Dissenting Stockholders........................................   A-7
3.5  Fractional Shares..............................................   A-7

                                   ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

4.1  Exchange Procedures............................................   A-8
4.2  Rights of Former NAPLES Stockholders...........................   A-8
4.3  Lost or Stolen Certificates....................................   A-8

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF NAPLES
                   ----------------------------------------

5.1  Organization, Standing and Power...............................   A-9
5.2  Authority; No Breach By Agreement..............................   A-9
5.3  Capital Stock..................................................  A-10
5.4  NAPLES Subsidiaries............................................  A-10
5.5  Financial Statements...........................................  A-11
5.6  Absence of Undisclosed Liabilities.............................  A-11
5.7  Absence of Certain Changes or Events...........................  A-11
5.8  Tax Matters....................................................  A-11
5.9  Loan Portfolio; Documentation and Reports......................  A-12
5.10 Assets; Insurance..............................................  A-13
5.11 Environmental Matters..........................................  A-13
5.12 Compliance with Laws...........................................  A-14

5.13 Labor Relations; Employees.....................................  A-14
5.14 Employee Benefit Plans.........................................  A-14
5.15 Material Contracts.............................................  A-16
5.16 Legal Proceedings..............................................  A-17
5.17 Reports........................................................  A-17
5.18 Statements True and Correct....................................  A-17
5.19 Accounting, Tax and Regulatory Matters.........................  A-17
5.20 Offices........................................................  A-18
5.21 Data Processing Systems........................................  A-18
5.22 Intellectual Property..........................................  A-18
5.23 Administration of Trust Accounts...............................  A-18
5.24 Broker's Fees..................................................  A-18
5.25 Regulatory Approvals...........................................  A-18
5.26 Opinion of Counsel.............................................  A-18
5.27 Takeover Laws..................................................  A-18
5.28 Year 2000......................................................  A-18

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF C&P AND ANB
                  ---------------------------------------------

6.1  Organization, Standing and Power...............................  A-19
6.2  Authority; No Breach By Agreement..............................  A-19
6.3  Capital Stock..................................................  A-20
6.4  Financial Statements...........................................  A-20
6.5  Absence of Undisclosed Liabilities.............................  A-20
6.6  Absence of Certain Changes or Events...........................  A-20
6.7  Compliance with Laws...........................................  A-21
6.8  Material Contracts.............................................  A-21
6.9  Legal Proceedings..............................................  A-21
6.10 Reports........................................................  A-21
6.11 Statements True and Correct....................................  A-21
6.12 Accounting, Tax and Regulatory Matters.........................  A-22
6.13 1934 Act Compliance............................................  A-22
6.14 Regulatory Approvals...........................................  A-22
6.15 Opinion of Counsel.............................................  A-22

                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

7.1  Covenants of Parties...........................................  A-22
7.2  Covenants of NAPLES............................................  A-23
7.3  Covenants of ANB...............................................  A-25
7.4  Adverse Changes in Condition...................................  A-25
7.5  Reports........................................................  A-25
7.6  Acquisition Proposals..........................................  A-25
7.7  NASDAQ Qualification...........................................  A-25

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                       --------------------------------


8.1  Regulatory Matters..............................................  A-25
8.2  Access to Information...........................................  A-27
8.3  Efforts to Consummate...........................................  A-27
8.4  NAPLES Stockholders' Meeting....................................  A-27
8.5  Certificates of Objections......................................  A-28
8.6  Press Releases..................................................  A-28
8.7  Expenses........................................................  A-28
8.8  Failure to Close................................................  A-28
8.9  Fairness Opinion................................................  A-29
8.10 Accounting and Tax Treatment....................................  A-29
8.11 Agreement of Affiliates.........................................  A-29

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
              ---------------------------------------------------

9.1  Conditions to Obligations of Each Party.........................  A-30
9.2  Conditions to Obligations of ANB and C&P........................  A-31
9.3  Conditions to Obligations of NAPLES.............................  A-32

                                  ARTICLE 10
                                  TERMINATION
                               ----------------

10.1 Termination.....................................................  A-33
10.2 Effect of Termination...........................................  A-34
10.3 Non-Survival of Representations and Covenants...................  A-34

                                  ARTICLE 11
                                 MISCELLANEOUS
                               ----------------

11.1  Definitions....................................................  A-34
11.2  Entire Agreement...............................................  A-40
11.3  Amendments.....................................................  A-40
11.4  Waivers........................................................  A-40
11.5  Assignment.....................................................  A-41
11.6  Notices........................................................  A-41
11.7  Brokers and Finders............................................  A-42
11.8  Governing Law..................................................  A-42
11.9  Counterparts...................................................  A-42
11.10 Captions.......................................................  A-42
11.11 Enforcement of Agreement.......................................  A-42
11.12 Severability...................................................  A-42
11.13 Singular/Plural; Gender........................................  A-42

List of Exhibits ....................................................  A-46

                                                                [EXECUTION COPY]


                         AGREEMENT AND PLAN OF MERGER


  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 21, 1998 by and among COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION ("NAPLES"), a banking association organized and existing under the laws of the United States, with its principal office located in Naples, Florida; CITIZENS & PEOPLES BANK, NATIONAL ASSOCIATION ("C&P"), a banking association organized and existing under the laws of the United States, with its principal office located in Cantonment, Florida; and ALABAMA NATIONAL BANCORPORATION ("ANB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.


                                 Preamble
                                 --------

  The Boards of Directors of NAPLES, C&P and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger of NAPLES with and into C&P, which is a wholly-owned subsidiary of ANB. At the effective time of such merger, the outstanding shares of the capital stock of NAPLES shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of NAPLES shall become stockholders of ANB, and the assets and operations of C&P and NAPLES shall be combined under the charter of C&P. The transactions described in this Agreement are subject to the approvals of the stockholders of NAPLES and C&P and the Office of the Comptroller of the Currency and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

  Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                       TRANSACTIONS AND TERMS OF MERGER
                       --------------------------------

  1.1  MERGER.  Subject to the terms and conditions of this Agreement, at the
       ------
Effective Time, NAPLES shall be merged with and into C&P in accordance with the provisions of 12 U.S.C. (S) 215a and with the effect provided therein (the "Merger"). C&P shall be the Surviving Association resulting from the Merger and shall continue to be governed by the laws of the United States. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by a majority of the NAPLES Board, the C&P Board and the ANB Board.

  1.2  TIME AND PLACE OF CLOSING.  The Closing will take place at 9:00 A.M. on
       -------------------------
the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other date and time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

  1.3  EFFECTIVE TIME.  The Merger and other transactions provided for in this
       --------------
Agreement shall become effective as of the time specified in the merger approval to be issued by the Comptroller of the Currency (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the later of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of NAPLES approve this Agreement.

                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

  2.1  ARTICLES OF ASSOCIATION.  The Articles of Association of C&P in effect
       -----------------------
immediately prior to the Effective Time shall be the Articles of Association of the Surviving Association immediately following the Effective Time.

  2.2  BYLAWS.  The Bylaws of C&P in effect immediately prior to the Effective
       ------
Time shall be the Bylaws of the Surviving Association immediately following the Effective Time, until otherwise amended or repealed.

  2.3  DIRECTORS.  The directors of the Surviving Association from and after
       ---------
the Effective Time shall consist of the six (6) incumbent directors of C&P.

  2.4  NAME AND BUSINESS.  The name of the Surviving Association shall remain
       -----------------
Citizens & Peoples Bank, National Association. The business of the Surviving Association shall be conducted at its main office located in Cantonment, Florida, and at its legally established branches.

  2.5  ASSUMPTION OF RIGHTS.  At the Effective Time and thereafter, except as
       --------------------
otherwise provided herein, all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by NAPLES or which would inure to it, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Surviving Association. The Surviving Association shall be deemed to be a continuation of NAPLES, and the Surviving Association shall succeed to the rights of NAPLES.

  2.6  ASSUMPTION OF LIABILITIES.  All liabilities and obligations of NAPLES
       -------------------------
of every kind and description shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent that NAPLES was so bound at the Effective Time.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

  3.1  CONVERSION OF SHARES.  Subject to the provisions of this Article 3, at
       --------------------
the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

  (A) Each share of ANB Common Stock and of C&P Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

  (B) Each share of NAPLES Common Stock (excluding shares held by any NAPLES Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.53271 shares of ANB Common Stock (the "Exchange Ratio").

  (C) Certain stockholders of NAPLES hold NAPLES Options providing for the purchase of an aggregate of 70,000 additional shares of NAPLES Common Stock pursuant to stock option agreements issued under the Community Bank of Naples National Association 1996 Stock Option Plan (the "NAPLES Option Plan"). At the Effective Time, by virtue of the Merger, C&P shall assume the obligations arising under or pursuant to the NAPLES Option Plan, and C&P shall be vested with the powers, rights and privileges of NAPLES under the NAPLES Option Plan. Each NAPLES Option shall be converted into an option to acquire the number of shares of ANB Common Stock equal to the number of shares of NAPLES Common Stock subject to such NAPLES Option multiplied by the Exchange Ratio, at a price equal to the exercise price for the NAPLES Option at issue divided by the Exchange Ratio. The other terms and conditions of said options, including without limitation the vesting schedules and duration of the options, shall remain as provided for in the NAPLES Option Plan and stock option agreements issued thereunder.

  (D) Assuming that no holders of NAPLES Common Stock exercise their rights under the Dissenter Provisions, the holders of NAPLES Common Stock (including individuals holding NAPLES Options) shall receive, in the aggregate, approximately 570,000 shares of ANB Common Stock.

  3.2  ANTI-DILUTION PROVISIONS.  In the event NAPLES changes the number of
       ------------------------
shares of NAPLES Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

  3.3  SHARES HELD BY NAPLES.  Each of the shares of NAPLES Common Stock held
       ---------------------
by any NAPLES Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  3.4  DISSENTING STOCKHOLDERS.  Any holder of shares of NAPLES Common Stock
       -----------------------
who perfects his dissenters' rights of appraisal in accordance with and as contemplated by 12 U.S.C. '' 215a(b)-(d) and any regulations promulgated thereunder (the "Dissenter Provisions") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Association the certificate or certificates representing the shares for which payment is being made; provided, further, that nothing contained in this Section 3.4 shall in any way limit the right of ANB or C&P to terminate this Agreement and abandon the Merger under Section 10.1(i). In the event that after the Effective Time a dissenting stockholder of NAPLES fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, ANB shall issue and deliver the consideration to which such holder of shares of NAPLES Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of NAPLES Common Stock held by him.

  3.5  FRACTIONAL SHARES.  No certificates or scrip representing fractional
       -----------------
shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of NAPLES who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

                                   ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

  4.1  EXCHANGE PROCEDURES.  Promptly after the Effective Time, the Surviving
       -------------------
Association or ANB shall cause the Exchange Agent to mail to the former stockholders of NAPLES appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of NAPLES Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of NAPLES Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of NAPLES Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). Neither the Surviving Association nor ANB shall be obligated to deliver the consideration to which any former holder of NAPLES Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of NAPLES Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for NAPLES Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Association, ANB nor the Exchange Agent shall be liable to a holder of NAPLES Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

  4.2  RIGHTS OF FORMER NAPLES STOCKHOLDERS.  At the Effective Time, the stock
       ------------------------------------
transfer books of NAPLES shall be closed as to holders of NAPLES Common Stock immediately prior to the Effective Time, and no transfer of NAPLES Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of NAPLES Common Stock ("NAPLES Certificate"), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of NAPLES Common Stock shall be entitled to vote after the Effective Time at any meeting of ANB stockholders the number of whole shares of ANB Common Stock into which their respective shares of NAPLES Common Stock are converted, regardless of whether such holders have exchanged their NAPLES Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any NAPLES Certificate at or after six (6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person's ANB Common Stock represented by said NAPLES Certificate held after the Cutoff, until such person surrenders said NAPLES Certificate for exchange as provided in Section
4.1 of this Agreement. However, upon surrender of such NAPLES Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such NAPLES Certificate.

  4.3  LOST OR STOLEN CERTIFICATES.  If any holder of NAPLES Common Stock
       ---------------------------
convertible into the right to receive shares of ANB Common Stock is unable to deliver the NAPLES Certificate that represents NAPLES

Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such NAPLES Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each NAPLES Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such NAPLES Certificate for exchange pursuant to this Agreement.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF NAPLES
                   ----------------------------------------

  NAPLES hereby represents and warrants to C&P and ANB as follows:

  5.1  ORGANIZATION, STANDING AND POWER.  NAPLES is a national banking
       --------------------------------
association duly organized, validly existing and in good standing under the Laws of the United States and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NAPLES is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES. NAPLES has delivered to C&P or ANB complete and correct copies of its Articles of Association and Bylaws and the articles of incorporation, bylaws and other similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof. NAPLES is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

  5.2  AUTHORITY; NO BREACH BY AGREEMENT.
       ---------------------------------

  (A) NAPLES has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of NAPLES, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of NAPLES Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of NAPLES, enforceable against NAPLES in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (B) Neither the execution and delivery of this Agreement by NAPLES, nor the consummation by NAPLES of the transactions provided for herein, nor compliance by NAPLES with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of NAPLES's Articles of Association or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NAPLES Company under, any Contract or Permit of any NAPLES Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NAPLES Company or any of their respective Assets.

  (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by NAPLES of the Merger and the other transactions provided for in this Agreement.

  5.3  CAPITAL STOCK.
       -------------

  (A) The authorized capital stock of NAPLES consists of 10,000,000 shares of NAPLES Common Stock, of which 1,000,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of NAPLES are duly and validly issued and outstanding and are fully paid and nonassessable (except for the assessment contemplated by 12 U.S.C. (S) 55; however, to the Knowledge of NAPLES, no circumstance or fact exists that provides a basis for an assessment under such statute). None of the outstanding shares of capital stock of NAPLES has been issued in violation of any preemptive rights of the current or past stockholders of NAPLES. Pursuant to the terms of the 1996 Incentive Stock Option Plan, as of the date of this Agreement, there are outstanding options ("NAPLES Options") with the right to purchase a total of 70,000 shares of NAPLES Common Stock, as more fully set forth in Schedule 5.3 attached hereto. NAPLES
                                         ------------
Options to purchase 42,000 shares of NAPLES Common Stock are now exercisable.

  (B) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of NAPLES outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, stock appreciation rights or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of NAPLES or contracts, commitments, understandings or arrangements by which NAPLES is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. NAPLES has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

  5.4  NAPLES SUBSIDIARIES.
       -------------------

  (A)  The NAPLES Subsidiaries are set forth on Schedule 5.4.  To the extent any
                                                ------------
NAPLES Subsidiaries exist, each such NAPLES Subsidiary has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each NAPLES Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  (B) The authorized and issued and outstanding capital stock of each NAPLES Subsidiary is set forth on Schedule 5.4. NAPLES owns all of the issued and
                           ------------
outstanding shares of capital stock of each NAPLES Subsidiary. No equity securities of any NAPLES Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any NAPLES Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any NAPLES Company is or may be bound to transfer any shares of the capital stock of any NAPLES Subsidiary. There are no Contracts relating to the rights of any NAPLES Company to vote or to dispose of any shares of the capital stock of any NAPLES Subsidiary. All of the shares of capital stock of each NAPLES Subsidiary held by a NAPLES Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the NAPLES Company free and clear of any Lien. No NAPLES Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

  5.5  FINANCIAL STATEMENTS.  Attached hereto as Schedule 5.5 are copies of all
       --------------------                        ------------
NAPLES Financial Statements and NAPLES Call Reports for periods ended prior to the date hereof, and NAPLES will deliver to ANB promptly copies of all NAPLES Financial Statements and NAPLES Call Reports prepared subsequent to the date hereof. The NAPLES Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the NAPLES Companies, which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the NAPLES Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of the NAPLES Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and the absence of certain footnote information). The NAPLES Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

  5.6  ABSENCE OF UNDISCLOSED LIABILITIES.  No NAPLES Company has any
       ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES, except Liabilities accrued or reserved against in the consolidated balance sheets of NAPLES as of June 30, 1998, included in the NAPLES Financial Statements or reflected in the notes thereto. No NAPLES Company has incurred or paid any Liability since June 30, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule
       ------------------------------------                          --------
5.7, since June 30, 1998 (i) there have been no events, changes or occurrences
---
that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES or its Subsidiaries, (ii) the NAPLES Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NAPLES provided in Article 7 of this Agreement, and (iii) to NAPLES's Knowledge, no fact or condition exists which NAPLES believes will cause a Material Adverse Effect on NAPLES or its Subsidiaries in the future.

  5.8  TAX MATTERS.
       -----------

  (A) All Tax returns required to be filed by or on behalf of any of the NAPLES Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1997, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of NAPLES, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on NAPLES, except as reserved against in the NAPLES Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

  (B) None of the NAPLES Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

  (C) Adequate provision for any Taxes due or to become due for any of the NAPLES Companies for the period or periods through and including the date of the respective NAPLES Financial Statements has been made and is reflected on such NAPLES Financial Statements.

  (D) Deferred Taxes of the NAPLES Companies have been provided for in accordance with GAAP.

  5.9  LOAN PORTFOLIO; DOCUMENTATION AND REPORTS.
       -----------------------------------------

  (A)  Except as disclosed in Schedule 5.9(a), none of the NAPLES Companies is a
                              ---------------
creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (the "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a),
                                                             ---------------
none of the NAPLES Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder thereof, or to the Knowledge of NAPLES, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. All of the Loans held by any of the NAPLES Companies were solicited, originated and exist in material compliance with all applicable NAPLES loan policies, except for deviations from such policies that (a) have been approved by current management of NAPLES, in the case of Loans with an outstanding principal balance that exceeds $25,000, (b) in the judgment of NAPLES, will not adversely effect the ultimate collectibility of such Loan, or (c) are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES. Except as set forth in Schedule 5.9(a), none of the NAPLES
                                          ---------------
Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that since January 1, 1995 have been classified by NAPLES, or by any person or entity hired by NAPLES to conduct a review of its Loans, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criticized, Credit Risk Assets, concerned loans or words of similar import. The allowance for possible loan or credit losses (the "NAPLES Allowance") shown on the consolidated balance sheets of NAPLES included in the most recent NAPLES Financial Statements dated prior to the date of this Agreement was, and the NAPLES Allowance shown on the consolidated balance sheets of NAPLES included in the NAPLES Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the NAPLES Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the NAPLES Companies as of the dates thereof, except where the inadequacy of such Allowance does not have a Material Adverse Effect on NAPLES.

  (B) The documentation relating to each Loan made by any NAPLES Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on NAPLES.

  (C) Each of the NAPLES Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since its organization with
(i) the OCC, (ii) the FRB, (iii) the FDIC and (iv) any state regulatory authority ("State Regulator") (collectively "Regulatory Authorities") and all other material reports and statements required to be filed by it since its organization, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FRB, the FDIC or any State Regulator, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.9(c) and
                                                             ---------------
as otherwise provided herein, and except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the NAPLES Companies, to the Knowledge of NAPLES, no Regulatory Authority has initiated any proceeding or, to the Knowledge of NAPLES, investigation into the business or operations of any NAPLES Company since NAPLES' organization as a national banking association. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any NAPLES Company.

  5.10  ASSETS; INSURANCE.  The NAPLES Companies have marketable title, free
        -----------------
and clear of all Liens, to all of their respective Assets. One of the NAPLES Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the
             ----------------
real property described in Schedule 5.10(b), if any.  All tangible properties
                           ----------------
used in the businesses of the NAPLES Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with NAPLES's past practices, except for deficiencies that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES. All Assets that are material to NAPLES's business on a consolidated basis, held under leases or subleases by any of the NAPLES Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by NAPLES or, to the Knowledge of NAPLES, by any other party to the Contract. NAPLES management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the NAPLES Companies provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the NAPLES Companies is a named insured are, in the reasonable belief of NAPLES' management, reasonably sufficient. Schedule 5.10(c) contains
                                                      ----------------
a list of all such policies and bonds maintained by any of the NAPLES Companies. The Assets of the NAPLES Companies include all assets required to operate the business of the NAPLES Companies as now conducted.

  5.11  ENVIRONMENTAL MATTERS.
        ---------------------

  (A) To the Knowledge of NAPLES, each NAPLES Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  (B) There is no Litigation pending or, to the Knowledge of NAPLES, threatened before any court, governmental agency or authority or other forum in which any NAPLES Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any NAPLES Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  (C) There is no Litigation pending or, to the Knowledge of NAPLES, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or NAPLES with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  (D) To the Knowledge of NAPLES, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  (E) To the Knowledge of NAPLES, during the period of (i) any NAPLES Company's ownership or operation of any of its respective current properties, (ii) any NAPLES Company's participation in the management of any Participation Facility or (iii) any NAPLES Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES. Prior to the period of
(i) any NAPLES Company's ownership or operation of any of its respective current properties, (ii) any NAPLES Company's participation in the management of any Participation Facility, or (iii) any NAPLES Company's holding of a security interest in a Loan Property, to the Knowledge of NAPLES, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  5.12  COMPLIANCE WITH LAWS.  NAPLES is a duly organized banking association
        --------------------
under the National Bank Act. Each NAPLES Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 5.12, none of the NAPLES Companies:
                              -------------

  (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES; or

  (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NAPLES Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES, or (iii) requiring any NAPLES Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

  5.13  LABOR RELATIONS; EMPLOYEES.
        --------------------------

  (A) No NAPLES Company is the subject of any Litigation asserting that it or any other NAPLES Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other NAPLES Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any NAPLES Company, pending or threatened, nor to its Knowledge, is there any activity involving any NAPLES Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  (B)  Schedule 5.13(b) contains a true and complete list showing the names and
       ----------------
current annual salaries of all current executive officers of each of the NAPLES Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 1996, 1997 and 1998. Schedule 5.13(b) also sets forth the name and offices held by each
       ----------------
officer and director of each of the NAPLES Companies.

  5.14  EMPLOYEE BENEFIT PLANS.
        ----------------------

  (A)  Schedule 5.14 lists, and NAPLES has delivered or made available to ANB
       -------------
prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any NAPLES Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "NAPLES Benefit Plans"). Any of the NAPLES Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "NAPLES ERISA Plan." Each NAPLES ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referenced to herein as an "NAPLES Pension Plan". No NAPLES Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

  (B) All NAPLES Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES. Each NAPLES ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and NAPLES is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of NAPLES, no NAPLES Company has engaged in a transaction with respect to any NAPLES Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any NAPLES Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any NAPLES Benefit Plan or any NAPLES Company with regard to any NAPLES Benefit Plan, any trust which is a part of any NAPLES Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any NAPLES Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

  (C) No NAPLES ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any NAPLES Pension Plan, (ii) no change in the actuarial assumptions with respect to any NAPLES Pension Plan, (iii) no increase in benefits under any NAPLES Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES or to materially adversely affect the funding status of any such plan. Neither any NAPLES Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any NAPLES Company, or the single-employer plan of any entity which is considered one employer with NAPLES under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on NAPLES. No NAPLES Company has provided, or is required to provide, security to a NAPLES Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

  (D) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any NAPLES Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which

Liability is reasonably likely to have a Material Adverse Effect on NAPLES. No NAPLES Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on NAPLES. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any NAPLES Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

  (E) No NAPLES Company has any obligations for retiree health and life benefits under any of the NAPLES Benefit Plans, and there are no restrictions on the rights of such NAPLES Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on NAPLES.

  (F) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any NAPLES Company from any NAPLES Company under any NAPLES Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any NAPLES Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  (G) With respect to all NAPLES Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any NAPLES Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of NAPLES.

  5.15  MATERIAL CONTRACTS.  Except as set forth on Schedule 5.15, none of the
        ------------------                          -------------
NAPLES Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any NAPLES Company or the guarantee by any NAPLES Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the NAPLES Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the NAPLES Companies, any member of the immediate family of the foregoing or, to the Knowledge of NAPLES, any related interest (as defined in Regulation O promulgated by the FRB) ("Related Interest") of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the NAPLES Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any NAPLES Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the NAPLES Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the NAPLES Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "NAPLES Contracts"). None of the NAPLES Companies is in Default under any NAPLES Contract. All of the indebtedness of any NAPLES Company for money borrowed is prepayable at any time by such NAPLES Company without penalty or premium.

  5.16  LEGAL PROCEEDINGS.  Except as set forth on Schedule 5.16, there is no
        -----------------                          -------------
Litigation instituted or pending, or, to the Knowledge of NAPLES, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NAPLES Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any NAPLES Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  5.17  REPORTS.  Since January 1, 1995, or the date of organization if later,
        -------
each NAPLES Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) any Regulatory Authorities or (ii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.18  STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument or
        ---------------------------
other writing furnished or to be furnished by any NAPLES Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NAPLES Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation
(i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of NAPLES Common Stock, and all amendments thereto (as amended, the "S-4 Registration Statement") and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the "Proxy Statement/Prospectus"), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or NAPLES, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NAPLES Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

  5.19  ACCOUNTING, TAX AND REGULATORY MATTERS.  No NAPLES Company or any
        --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  5.20  OFFICES.  The headquarters of each NAPLES Company and each other office,
        -------
branch or facility maintained and operated by each NAPLES Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set
                                                 -------------
forth on Schedule 5.20, none of the NAPLES Companies maintains any other office
         -------------
or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

  5.21  DATA PROCESSING SYSTEMS.  Except as set forth in Schedule 5.21, the
        -----------------------                          -------------
electronic data processing systems and similar systems utilized in processing the work of each of the NAPLES Companies, including both hardware and software
(a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the NAPLES Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB's third party provider.

  5.22  INTELLECTUAL PROPERTY.  One of the NAPLES Companies owns or possesses
        ---------------------
valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and none of the NAPLES Companies has received any notice of conflict with respect thereto that asserts the rights of others. The NAPLES Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.
Schedule 5.22 lists all of the trademarks, trade names, licenses and other
-------------
intellectual property used to conduct the businesses of the NAPLES Companies.

  5.23  ADMINISTRATION OF TRUST ACCOUNTS.  NAPLES does not possess and does not
        --------------------------------
exercise trust powers.

  5.24  BROKER'S FEES.  NAPLES has retained the NAPLES Financial Advisor to
        -------------
serve as its broker and, as of the Effective Time, shall incur a liability to the NAPLES Financial Advisor for fees in an amount not to exceed $275,000 and for expenses not to exceed $15,000 (collectively, the "Broker's Fee") in connection with the Merger. Other than the NAPLES Financial Advisor and the Broker's Fee, neither NAPLES nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions provided for in this Agreement.

  5.25  REGULATORY APPROVALS.  NAPLES knows of no reason why all requisite
        --------------------
regulatory approvals should not or cannot be obtained.

  5.26  OPINION OF COUNSEL.  NAPLES has no Knowledge of any facts that would
        ------------------
preclude issuance of the opinion of counsel referred to in Section 9.2(d).

  5.27  TAKEOVER LAWS.  NAPLES has taken all action required to be taken by it
        -------------
in order to exempt this Agreement and the transactions provided for hereby, and this Agreement and the transactions provided for hereby are exempt from, the requirements of any applicable "moratorium", "control share", "fair price", "business combination" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Florida or of the United States.

  5.28  YEAR 2000.  Except as disclosed in Schedule 5.28, NAPLES represents
        ---------                          -------------
and warrants that all computer software and hardware necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. NAPLES further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF C&P AND ANB
                 ---------------------------------------------

  C&P and/or ANB, as the case may be, hereby represent and warrant to NAPLES as follows:

  6.1  ORGANIZATION, STANDING AND POWER.  ANB is a corporation duly organized,
       --------------------------------
validly existing, and in good standing under the Laws of the State of Delaware, C&P is a national banking association duly organized, validly existing, and in good standing under the Laws of the United States, and each of ANB and C&P has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. Each of ANB and C&P is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB or C&P, as the case may be. ANB has delivered, or upon request will deliver, to NAPLES complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, including C&P, in each case as amended through the date hereof.

  6.2  AUTHORITY; NO BREACH BY AGREEMENT.
       ---------------------------------

  (A) Each of ANB and C&P has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of ANB and C&P. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB and C&P, enforceable against ANB and C&P in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (B) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets. Neither the execution and delivery of this Agreement by C&P, nor the consummation by C&P of the transactions provided for herein, nor compliance by C&P with any of the provisions hereof, will conflict with or result in a breach of any provision of C&P's Articles of Association or Bylaws.

  (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty

Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB or C&P, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB and C&P of the Merger and the other transactions provided for in this Agreement.

  6.3  CAPITAL STOCK.  The authorized capital stock of C&P, as of the date of
       -------------
this Agreement, consists of 40,000 shares of C&P Common Stock, of which 25,000 shares are issued and outstanding. ANB owns all of the outstanding C&P Common Stock. The authorized capital stock of ANB, as of the date of this Agreement, consists of (i) 17,500,000 shares of ANB Common Stock, of which 9,419,383 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. Pursuant an Agreement and Plan of Merger dated as of June 8, 1998, by and between ANB and Community Financial Corporation, ANB has agreed, subject to certain terms and conditions, to issue up to an additional 1,132,887 shares of ANB Common Stock in connection with the transactions provided for therein. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of NAPLES Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of NAPLES Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. ANB has granted options to purchase no more than 391,037 shares of ANB Common Stock under various stock plans.

  6.4  FINANCIAL STATEMENTS.  Attached hereto as Schedule 6.4 are copies of
       --------------------                      ------------
all ANB Financial Statements and ANB Regulatory Reports for periods ended prior to the date hereof, and ANB will deliver to NAPLES promptly copies of all ANB Financial Statements and ANB Regulatory Reports prepared subsequent to the date hereof. The ANB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material in amount or effect). The ANB Regulatory Reports have been prepared in material compliance with the rules and regulations of the FRB.

  6.5  ABSENCE OF UNDISCLOSED LIABILITIES.  No ANB Company has any Liabilities
       ----------------------------------
that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of March 31, 1998 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

  6.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule
       ------------------------------------                          --------
6.6, since March 31, 1998 (i) there have been no events, changes or occurrences
---
that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement.

  6.7  COMPLIANCE WITH LAWS.  ANB is duly registered as a bank holding company
       --------------------
under the BHC Act. Each ANB Company, including C&P, has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 6.7, none of the ANB Companies:
                       ------------

  (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB; or

  (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or
(iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

  6.8  MATERIAL CONTRACTS.  ANB has filed as an exhibit to its annual report on
       ------------------
Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. All of the indebtedness of any ANB Company for money borrowed is prepayable at any time by such ANB Company without penalty or premium.

  6.9  LEGAL PROCEEDINGS.  Except as set forth on Schedule 6.9, there is no
       -----------------                          ------------
Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

  6.10  REPORTS.  Since January 1, 1993, or the date of organization if later,
        -------
each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  6.11  STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument or
        ---------------------------
other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to NAPLES pursuant to this Agreement, the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to NAPLES's stockholders in connection with the NAPLES Stockholders' Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of NAPLES, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the NAPLES Stockholders' Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the NAPLES Stockholders' Meeting. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

  6.12  ACCOUNTING, TAX AND REGULATORY MATTERS.  No ANB Company or any
        --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  6.13  1934 ACT COMPLIANCE.   The Proxy Statement/Prospectus will comply in
        -------------------
all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

  6.14  REGULATORY APPROVALS.  ANB knows of no reason why all requisite
        --------------------
regulatory approvals should not or cannot be obtained.

  6.15  OPINION OF COUNSEL.    ANB has no Knowledge of any facts that would
        -------------------
preclude issuance of the opinion of counsel referred to in Section 9.3(d).

                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

  7.1   COVENANTS OF PARTIES.
        --------------------

  (A) Unless the prior written consent of ANB or NAPLES, as the case may be, shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (ii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

  (B) During the period from the date of this Agreement to the Effective Time, each of ANB and NAPLES shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries' ongoing operations. Each of ANB and NAPLES shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and NAPLES shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries' businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and NAPLES shall, and shall cause each of their respective Subsidiaries to, use its best efforts to prevent or promptly respond to same.

  7.2  COVENANTS OF NAPLES.  From the date of this Agreement until the earlier
       -------------------
of the Effective Time or the termination of this Agreement, NAPLES covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld:

  (A) amend the Articles of Association, Bylaws or other governing instruments of any NAPLES Company; or

  (B) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of NAPLES Subsidiaries consistent with past practices (which, for NAPLES, shall include creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any NAPLES Company of any Lien or permit any such Lien to exist; or

  (C) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any NAPLES Company, or, declare or pay any dividend or make any other distribution in respect of NAPLES's capital stock; or

  (D) except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of NAPLES Common Stock or any other capital stock of any NAPLES Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

  (E) adjust, split, combine or reclassify any capital stock of any NAPLES Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any NAPLES Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

  (F) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of control by a depository institution in its fiduciary capacity; or

  (G) grant any increase in compensation or benefits to the employees or officers of any NAPLES Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by the NAPLES Board prior to the date of this Agreement; enter into or amend any severance agreements with officers of any NAPLES Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any NAPLES Company; or

  (H) enter into or amend any employment Contract between any NAPLES Company and any Person (unless such amendment is required by Law) that the NAPLES Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

  (I) adopt any new employee benefit plan of any NAPLES Company or make any material change in or to any existing employee benefit plans of any NAPLES Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

  (J) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

  (K)  (i) commence any Litigation other than in accordance with past practice,
(ii) settle any Litigation involving any Liability of any NAPLES Company for material money damages or restrictions upon the operations of any NAPLES Company, or, (iii) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

  (L) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

  (M) fail to file timely any report required to be filed by it with any Regulatory Authority; or

  (N) make any Loan or advance to any 5% stockholder, director or officer of NAPLES or any of the NAPLES Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (Known to NAPLES or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n); or
             ---------------

  (O) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any stockholder, director or officer of any NAPLES Company or any member of the immediate family of the foregoing, or any Related Interest (Known to NAPLES or any of its Subsidiaries) of any of the foregoing; or

  (P) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any NAPLES Company or any member of the immediate family of the foregoing, or any Related Interest (Known to NAPLES or any of its Subsidiaries) of any of the foregoing; or

  (Q) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

  (R) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

  (S) except in accordance with applicable Law, change its or any of its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; or

  (T) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

  (U) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, but NAPLES shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law now or hereafter in effect.

  7.3  COVENANTS OF ANB.  From the date of this Agreement until the earlier of
       ----------------
the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries, including C&P, to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NAPLES, which consent shall not be unreasonably withheld:

  (A) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

  (B) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or another National Securities Exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a National Securities Exchange shall not be deemed a violation of this Section 7.3(b).

  7.4  ADVERSE CHANGES IN CONDITION.  ANB and NAPLES, as the case may be,
       ----------------------------
agree to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable best efforts to prevent or promptly to remedy the same.

  7.5  REPORTS.  Each Party and its Subsidiaries shall file all reports
       -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and NAPLES shall deliver to ANB copies of all such reports filed by NAPLES or its Subsidiaries promptly after the same are filed.

  7.6  ACQUISITION PROPOSALS.  Except with respect to this Agreement and the
       ---------------------
transactions provided for herein, NAPLES expressly agrees that neither NAPLES nor any of its Subsidiaries, nor any representative retained by NAPLES or any of its Subsidiaries or any Affiliate thereof will solicit any Acquisition Proposal by any Person until the earlier of the termination of this Agreement or the consummation of the Merger. NAPLES shall promptly notify ANB orally and in writing in the event it or any of its Subsidiaries receives any inquiry or proposal relating to any such transaction.

  7.7  NASDAQ QUALIFICATION.  ANB shall, prior to the Effective Time, secure
       --------------------
designation of all ANB Common Stock to be issued in the Merger as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

  8.1  REGULATORY MATTERS.
       ------------------

  (A) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC. ANB shall use its all reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. NAPLES shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its reasonable efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transaction provided for in this Agreement, and NAPLES shall furnish all information concerning NAPLES and the holders of NAPLES Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, NAPLES will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of NAPLES. As of the date of the execution of this Agreement, and assuming the absence of any additional material factors, unless the NAPLES Board in its good faith judgment determines that it is otherwise required by Law it is the intent of the NAPLES Board that the Proxy Statement/Prospectus shall contain the recommendation of the NAPLES Board in favor of the Merger and, subject to the foregoing, the NAPLES Board shall recommend that the holders of NAPLES Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

  (B) The Parties shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. ANB, C&P and NAPLES shall each have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB, C&P or NAPLES, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

  (C) ANB and NAPLES shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, NAPLES or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

  (D) ANB and NAPLES shall promptly furnish each other with copies of written communications received by ANB or NAPLES, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority in respect of the transactions provided for herein.

  (E) ANB will indemnify and hold harmless NAPLES and its officers and directors and NAPLES will indemnify and hold harmless ANB and its directors and officers, from and against any and all actions, causes of actions, losses, damages, expenses or liabilities to which any such entity, or any director, officer or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying Party for use therein.

  8.2  ACCESS TO INFORMATION.
       ---------------------

  (A) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement, ANB and NAPLES shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ANB and NAPLES shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or Federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

  (B) All information furnished by ANB or C&P to NAPLES or its representatives pursuant hereto shall be treated as the sole property of ANB or C&P, as the case may be, and, if the Merger shall not occur, NAPLES and its representatives shall return to ANB or C&P, as the case may be, all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NAPLES shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which
(x) was already in NAPLES's possession prior to the disclosure thereof by ANB or C&P; (y) was then generally known to the public; or (z) was disclosed to NAPLES by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

  (C) All information furnished by NAPLES or its Subsidiaries to ANB or its representatives or subsidiaries, including C&P, pursuant hereto shall be treated as the sole property of NAPLES and, if the Merger shall not occur, ANB and its representatives shall return to NAPLES all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which
(x) was already in ANB's possession prior to the disclosure thereof by NAPLES or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

  (D) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

  8.3  EFFORTS TO CONSUMMATE.  Subject to the terms and conditions of this
       ---------------------
Agreement, each of NAPLES, ANB and C&P shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents.

  8.4  NAPLES STOCKHOLDERS' MEETING.  NAPLES shall call a meeting of its
       ----------------------------
stockholders (the "NAPLES Stockholders' Meeting") to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the NAPLES Stockholders' Meeting (a) NAPLES shall, with the assistance of ANB, prepare, publish and mail a notice of meeting in accordance with 12 U.S.C. (S) 215a; (b) ANB shall furnish all information concerning it that NAPLES may reasonably request in connection with conducting the NAPLES Stockholders' Meeting; (c) ANB shall prepare and furnish to NAPLES for distribution to NAPLES's stockholders the Proxy Statement/Prospectus; (d) NAPLES shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) the NAPLES Board shall recommend to its stockholders the approval of this Agreement; and (f) NAPLES shall use its reasonable best efforts to obtain its stockholders' approval. The Parties will use their reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to delivery to NAPLES's stockholders. NAPLES will use its reasonable best efforts to publish and deliver notice of meeting and mail the Proxy Statement/Prospectus as soon as practicable after receipt of all required regulatory approvals and the expiration of all applicable waiting periods.

  8.5  CERTIFICATES OF OBJECTIONS.  As soon as practicable (but in no event
       --------------------------
more than three business days) after the NAPLES Stockholders' Meeting, NAPLES shall deliver to ANB a certificate of the Secretary of NAPLES containing the names of the stockholders of NAPLES that both (a) gave written notice prior to the taking of the vote on this Agreement at the NAPLES Stockholders' Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement ("Certificate of Objections"). The Certificate of Objections shall include the number of shares of NAPLES Common Stock held by each such stockholder and the mailing address of each such stockholder.

  8.6  PRESS RELEASES.  Prior to the Effective Time, ANB and NAPLES shall
       --------------
obtain the prior consent of the other Party as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party's disclosure obligations imposed by Law.

  8.7  EXPENSES.  All costs and expenses incurred in connection with the
       --------
transactions provided for in this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of NAPLES and the NAPLES Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, all such costs and expenses incurred by NAPLES and the NAPLES Companies shall not exceed $75,000, exclusive of the Broker's Fee. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party's rights under Article 10 to recover any damages arising out of a Party's wilful breach of any provision of this Agreement.

  8.8  FAILURE TO CLOSE.
       ----------------

  (A) ANB and C&P expressly agree to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by them to facilitate the Closing.

  (B) NAPLES expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the NAPLES Board, as determined in good faith by a majority of the NAPLES Board based on the advice of NAPLES's outside counsel, NAPLES may:

        (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to NAPLES pursuant to a customary confidentiality agreement (as determined by NAPLES's outside counsel) to, any person concerning an Acquisition Proposal involving NAPLES or any of its Subsidiaries; and

        (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving NAPLES or any of its Subsidiaries or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior Acquisition Proposal," when used with reference to NAPLES or any of its Subsidiaries, means a bona fide Acquisition Proposal involving NAPLES or any of its Subsidiaries made by a third party which a majority of the disinterested members of the NAPLES Board determines in its good faith judgment (based on the advice of NAPLES's independent financial advisor) to be more favorable to NAPLES's stockholders than the Merger, and for which financing, to the extent required, is then committed).

NAPLES shall promptly advise ANB in writing of any Acquisition Proposal involving NAPLES or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and will keep ANB fully informed of the status and details of any such Acquisition Proposal or inquiry.

  8.9  FAIRNESS OPINION.  The NAPLES Board has engaged Keefe, Bruyette &
       ----------------
Woods, Inc. (the "NAPLES Financial Advisor") to act as advisor to the NAPLES Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio. It is expected that said fairness opinion shall be issued as soon as practicable after the signing of this Agreement. The NAPLES Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB or NAPLES.

  8.10  ACCOUNTING AND TAX TREATMENT.  Each of the Parties undertakes and
        ----------------------------
agrees to use its best efforts to cause the Merger, and to take no action which would cause the Merger not to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

  8.11  AGREEMENT OF AFFILIATES.  NAPLES has disclosed on Schedule 8.11 each
        -----------------------                           -------------
Person whom it reasonably believes is an "affiliate" of NAPLES for purposes of Rule 145 under the 1933 Act. NAPLES shall use its reasonable efforts to cause each such Person to deliver to ANB not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit A providing that
                                                       ---------
such Person will not sell, pledge, transfer, or otherwise dispose of the shares of NAPLES Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of ANB and NAPLES have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of ANB Common Stock issued to such affiliates of NAPLES in exchange for shares of NAPLES Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of ANB and NAPLES have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.11 (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of NAPLES pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

                                 ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
              -------------------------------------------------


  9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations of
       ---------------------------------------
each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

  (A)  STOCKHOLDER AND BOARD APPROVAL.  The stockholders of NAPLES shall have
       ------------------------------
approved this Agreement and the consummation of the transactions provided for herein by a two-thirds vote, as and to the extent required by Law and by the provisions of any governing instruments, and NAPLES shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same. The NAPLES Board and the C&P Board shall have approved the Agreement and the consummation of the transactions provided for herein in writing by a majority vote.

  (B)  REGULATORY APPROVALS.  All Consents of, filings and registrations with,
       --------------------
and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

  (C)  CONSENTS AND APPROVALS.  Each Party shall have obtained any and all
       ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

  (D)  LEGAL PROCEEDINGS.  No court or Regulatory Authority of competent
       -----------------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the NAPLES Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

  (E)  POOLING LETTER.  ANB shall have received a letter, dated as of the
       --------------
Effective Time, in form and substance reasonably acceptable to it, from PricewaterhouseCoopers, L.L.P., to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

  (F)  TAX MATTERS.  NAPLES and ANB shall have received a written opinion of
       -----------
counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of NAPLES Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of NAPLES with respect to such exchange (except to the extent of any cash received), and (iii) neither NAPLES nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of NAPLES and ANB reasonably satisfactory in form and substance to such counsel.

  (G)  S-4 REGISTRATION STATEMENT EFFECTIVE.  The S-4 Registration Statement
       ------------------------------------
shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

  9.2  CONDITIONS TO OBLIGATIONS OF ANB AND C&P.  The obligations of ANB and
       ----------------------------------------
C&P to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB and C&P pursuant to Section 11.4(a) of this Agreement:

  (A)  REPRESENTATIONS AND WARRANTIES.  The representations and warranties of
       ------------------------------
NAPLES set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NAPLES.

  (B)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the agreements
       ---------------------------------------
and covenants of NAPLES to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

  (C)  CERTIFICATES.  NAPLES shall have delivered to ANB and C&P (i) a
       ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the NAPLES Board and the NAPLES stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

  (D)  NONCOMPETE AND NONSOLICITATION AGREEMENTS.  ANB and C&P shall have
       -----------------------------------------
received from at least four (4) members of the NAPLES Board a duly executed Noncompete and Nonsolicitation Agreement in the form attached hereto as Exhibit
                                                                        -------
B.
-

  (E)  EMPLOYMENT AGREEMENTS.  NAPLES shall have delivered to ANB and C&P
       ---------------------
documentation, in a form satisfactory to ANB and C&P in their sole discretion, evidencing the pre-Closing termination of the Employment Agreements between NAPLES and each of Robert Guididas and Patrick J. Philbin, and each of Robert Guididas and Patrick J. Philbin shall have executed and delivered an Employment Agreement with ANB in the form attached hereto as Exhibit C and Exhibit D,
                                                  ---------     ---------
respectively.

  (F)  OPINION OF COUNSEL.  NAPLES shall have delivered to ANB and C&P an
       ------------------
opinion of Smith, Gambrell & Russell, LLP, counsel to NAPLES, dated as of the Closing, in substantially the form of Exhibit E hereto.
                                      ---------

  (G)  COMFORT LETTER.  ANB and C&P shall have received from Hacker, Johnson,
       --------------
Cohen & Grieb, PA, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of NAPLES as ANB and C&P may reasonably request.

  (H)  NET WORTH AND CAPITAL REQUIREMENTS.  Immediately prior to the Effective
       ----------------------------------
Time, NAPLES shall have a minimum net worth of $4,250,000.  For purposes of this
Section 9.2(e), "net worth" shall mean the sum of the amounts set forth on the balance sheet as shareholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (i) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (ii) any amounts due from or owed by any Subsidiary thereof.

  (I)  SARS.  ANB and C&P shall have received (i) certified resolutions duly
       ----
adopted by the NAPLES Board rescinding any prior authorization for NAPLES to adopt a plan providing for the issuance of Stock Appreciation Rights and cancelling any and all rights thereunder (ii) a duly executed instrument, in a form satisfactory to ANB and C&P in their sole discretion, from each member of the NAPLES Board waiving any and all rights to, and interest in, any Stock Appreciation Rights granted or issued by NAPLES and releasing ANB and C&P from any and all obligations and liabilities arising out of or related to any such Stock Appreciation Rights.

  9.3  CONDITIONS TO OBLIGATIONS OF NAPLES.  The obligations of NAPLES to
       -----------------------------------
perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NAPLES pursuant to Section 11.4(b) of this Agreement:

  (A)  REPRESENTATIONS AND WARRANTIES.  The representations and warranties of
       ------------------------------
ANB and C&P set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section
6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

  (B)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the agreements
       ---------------------------------------
and covenants of ANB and C&P to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

  (C)  CERTIFICATES.  ANB shall have delivered to NAPLES (i) a certificate,
       ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board and the C&P Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NAPLES and its counsel shall request.

  (D)  OPINION OF COUNSEL.  ANB shall have delivered to NAPLES an opinion of
       ------------------
Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit F hereto.
                          ---------

  (E)  COMFORT LETTER.  NAPLES shall have received from PricewaterhouseCoopers,
       --------------
independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as NAPLES may reasonably request.

  (F)  FAIRNESS OPINION.  NAPLES shall have received from the NAPLES Financial
       ----------------
Advisor the fairness opinion described in Section 8.9 stating that the Exchange Ratio provided for in this Agreement and recommended by NAPLES to its stockholders is fair to NAPLES and its stockholders from a financial point of view.

  (G)  ANB COMMON STOCK.  The ANB Common Stock to be issued in the Merger shall
       ----------------
have been qualified as a NASDAQ "national market system security" pursuant to
Section 7.7 hereof.

                                  ARTICLE 10
                                  TERMINATION
                                  -----------

  10.1  TERMINATION.  Notwithstanding any other provision of this Agreement,
        -----------
and notwithstanding the approval of this Agreement by the stockholders of NAPLES, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

  (A)  by mutual written consent of the ANB Board and the NAPLES Board; or

  (B) by the ANB Board or the NAPLES Board in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

  (C) by the ANB Board or the NAPLES Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

  (D) by the ANB Board or the NAPLES Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of NAPLES fail to vote their approval of this Agreement and the transactions provided for herein at its Stockholders' Meeting where the transactions are presented to such NAPLES stockholders for approval and voted upon; provided, however, that if the Merger shall not occur, or if this Agreement shall be terminated, as a result of or in connection with a superior Acquisition Proposal, NAPLES shall pay to ANB a termination fee equal to $750,000 concurrently with such termination; or

  (E) by the ANB Board if there shall have occurred any Material Adverse Effect to the business, operations or financial condition of NAPLES taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by NAPLES of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

  (F) by the NAPLES Board if there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by ANB of notice in writing from NAPLES specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

  (G) by the ANB Board or the NAPLES Board if the Merger shall not have been consummated by June 30, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

  (H) by the ANB Board or the NAPLES Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

  (I) by the ANB Board if the holders of in excess of five percent (5%) of the outstanding shares of NAPLES Common Stock properly assert their dissenters' rights of appraisal pursuant to the Dissenters' Provisions; or

  (J) by the NAPLES Board, to the extent that a majority of the disinterested members of the NAPLES Board shall have determined to enter into an agreement with respect to a superior Acquisition Proposal as contemplated by Section 8.8(b); provided that, concurrently with such termination, NAPLES shall pay to ANB a termination fee equal to $750,000; or

  (K) by the ANB Board if any person or entity not a party to this Agreement initiates a suit, action or similar proceeding with any Regulatory Authority or in any court or similar tribunal challenging the transaction provided for herein (including the legality of the Merger).

  10.2  EFFECT OF TERMINATION.  In the event of the termination and
        ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.2, 8.7, 10.1(d) and 10.1(j) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

  10.3  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.  The respective
        ---------------------------------------------
representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

  11.1  DEFINITIONS.  Except as otherwise provided herein, the capitalized
        -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

        "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, including a plan of liquidation of a Party or any of its Subsidiaries, other than the transaction provided for in this Agreement.

        "1933 ACT" shall mean the Securities Act of 1933, as amended.

        "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

        "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, September 21, 1998.

        "ANB" shall mean Alabama National BanCorporation, a Delaware corporation.

        "ANB BOARD" shall mean the Board of Directors of ANB.

        "ANB COMMON STOCK" shall mean the $1.00 par value common stock of ANB.

        "ANB COMPANIES" shall mean, collectively, ANB and all ANB Subsidiaries.

        "ANB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of conditions (including related notes and schedules, if any) of ANB as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years then ended, as filed by ANB in SEC Documents, and (ii) the consolidated statements of condition of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

        "ANB OPTIONS" shall have the meaning provided for in Section 3.1(c) of this Agreement.

        "ANB REGULATORY REPORTS" shall mean (i) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, for the years ended December 31, 1997 and 1996, as filed by ANB with the FRB and (ii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, delivered by ANB to NAPLES with respect to periods ended subsequent to December 31, 1997.

        "ANB SUBSIDIARIES" shall mean the Subsidiaries of ANB.

        "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "AVERAGE QUOTED PRICE" shall mean the price derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by ten (10).

        "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

        "BROKER'S FEE" shall have the meaning provided in Section 5.24 of the Agreement.

        "C&P" shall mean Citizens & Peoples Bank, National Association, a national bank located in Cantonment, Florida.

        "C&P COMMON STOCK" shall mean the $1.00 par value common stock of C&P.

        "C&P BOARD" shall mean the Board of Directors of C&P.

        "CERTIFICATE OF OBJECTIONS" shall have the meaning provided in Section
     8.5 of this Agreement.

        "CLOSING" shall mean the closing of the transactions provided for herein, as described in Section 1.2 of this Agreement.

        "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

        "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

        "CUTOFF" shall have the meaning provided in Section 4.2 of this Agreement.

        "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

        "DGCL" shall mean the Delaware General Corporation Law.

        "DESIGNATED REPRESENTATIVE"

        (a) with respect to NAPLES shall mean Robert Guididas; and

        (b) with respect to ANB shall mean John H. Holcomb, III and/or William
      E. Matthews.

        "DISSENTER PROVISIONS" shall have the meaning provided in Section 3.4 of this Agreement.

        "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

        "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

        "EXCHANGE AGENT" shall mean The Bank of New York Trust Company of Florida, N.A., as successor-in-interest to AmSouth Bank.

        "EXCHANGE RATIO" shall have the meaning given such term in Section 3.1 hereof.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "FRB" OR "FEDERAL RESERVE BOARD" shall mean Board of Governors of the Federal Reserve System.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law.

        "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "KNOWLEDGE" as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

        "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

        "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

        "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

        "LOAN PROPERTY" shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "LOANS" shall have the meaning set forth in Section 5.9(a) of this Agreement.

        "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

        "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and
     (z) the Merger on the operating performance of the Parties.

        "MERGER" shall mean the merger of NAPLES with and into C&P referred to in Section 1.1 of this Agreement.

        "NAPLES" shall mean Community Bank of Naples, National Association, a national bank located in Naples, Florida.

        "NAPLES ALLOWANCE" shall have the meaning provided for in Section 5.9
     (c) of this Agreement.

        "NAPLES BENEFIT PLANS" shall have the meaning set forth in Section 5.14
     (a) of this Agreement.

        "NAPLES BOARD" shall mean the Board of Directors of NAPLES.

        "NAPLES CALL REPORTS" shall mean (i) the Reports of Income and Condition of NAPLES for the years ended December 31, 1997 and 1996, as filed with the OCC and (ii) the Reports of Income and Condition of NAPLES delivered by NAPLES to ANB with respect to periods ended subsequent to December 31, 1997.

        "NAPLES CERTIFICATE" shall have the meaning provided in Section 4.2 of this Agreement.

        "NAPLES COMMON STOCK" shall mean the $2.50 par value common stock of NAPLES.

        "NAPLES COMPANIES" shall mean, collectively, NAPLES and all NAPLES Subsidiaries.

        "NAPLES CONTRACTS" shall have the meaning set forth in Section 5.15 of this Agreement.

        "NAPLES ERISA PLANS" shall have the meaning set forth in Section 5.14(a) of this Agreement.

        "NAPLES FINANCIAL ADVISOR" shall have the meaning set forth in Section
     8.9 of this Agreement.

        "NAPLES FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NAPLES as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by NAPLES to ANB, and (ii) the consolidated balance sheets of NAPLES (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) delivered by NAPLES to ANB with respect to periods ended subsequent to December 31, 1997.

        "NAPLES OPTIONS" shall have the meaning provided in Section 5.3(a) of this Agreement.

        "NAPLES OPTION PLAN" shall have the meaning provided in Section 3.1(c) of this Agreement.

        "NAPLES PENSION PLAN" shall have the meaning set forth in Section 5.14(a) of this Agreement.

        "NAPLES STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of NAPLES to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

        "NAPLES SUBSIDIARIES" shall mean the Subsidiaries of NAPLES, which shall include the NAPLES Subsidiaries described in Schedule 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of NAPLES in the future and owned by NAPLES at the Effective Time.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

        "OCC" shall mean the Office of the Comptroller of the Currency.

        "ORDER" shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

        "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

        "PARTY" shall mean either NAPLES, C&P or ANB, and "PARTIES" shall mean NAPLES, C&P and ANB.

        "PERMIT" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

        "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

        "PROXY STATEMENT/PROSPECTUS" shall have the meaning set forth in
     Section 5.18 of this Agreement.

        "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4 or Form S-3, or other appropriate form, filed with the SEC by ANB under the 1933 Act in connection with the transactions contemplated by this Agreement.

        "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

        "RELATED INTERESTS" shall have the meaning set forth in Section 5.15 of this Agreement.

        "S-4 REGISTRATION STATEMENT" shall have the meaning set forth in
     Section 5.18 of this Agreement.

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "SOFTWARE" shall have the meaning provided for in Section 5.28 of this Agreement.

        "STATE REGULATOR" shall have the meaning set forth in Section 5.9(c) of this Agreement.

        "SUBSIDIARIES" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

        "SURVIVING ASSOCIATION" shall mean C&P as the surviving national banking association in the Merger.

        "TAKEOVER LAWS" shall have the meaning set forth in Section 5.27 of this Agreement.

        "TAX OPINION" shall have the meaning set forth in Section 9.1(f) of this Agreement.

        "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

  11.2  ENTIRE AGREEMENT.  Except as otherwise expressly provided herein, this
        ----------------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

  11.3  AMENDMENTS.  To the extent permitted by Law, this Agreement may be
        ----------
amended by a subsequent writing signed by ANB and NAPLES upon the approval of the Boards of Directors of each of ANB and NAPLES; provided, however, that after approval of this Agreement by the holders of NAPLES Common Stock, there shall be made no amendment that pursuant to the National Bank Act, 12 U.S.C. (S) 1, et. seq., and regulations thereunder requires further approval by the NAPLES stockholders without the further approval of the NAPLES stockholders.

  11.4  WAIVERS.
        -------

  (A) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NAPLES, to waive or extend the time for the compliance or fulfillment by NAPLES of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB.

  (B) Prior to or at the Effective Time, NAPLES, acting through the NAPLES Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB or C&P, to waive or extend the time for the compliance or fulfillment by ANB or C&P of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NAPLES under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NAPLES.

  11.5  ASSIGNMENT.  Except as expressly provided for herein, neither this
        ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Notwithstanding anything herein to the contrary, NAPLES hereby expressly acknowledges and accepts that (a) C&P may, as of or after the Effective Time, transfer certain of the assets and liabilities associated with NAPLES to one of its bank affiliates (the "Affiliate"), (b) to the extent such assets and liabilities are transferred to the Affiliate, C&P may, without the consent of NAPLES and without in any way affecting the validity and enforceability of this Agreement, assign its rights and delegate its duties under this Agreement to the Affiliate, and (c) to the extent such assets and liabilities are transferred to the Affiliate, the Affiliate is an intended third-party beneficiary of the terms, conditions and limitations of this Agreement.

  11.6  NOTICES.  All notices or other communications which are required or
        -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


     NAPLES:                    Community Bank of Naples, National Association
                                Newgate Tower
                                5150 N. Tamiami Trail
                                Naples, Florida 34103
                                Telecopy Number: (941) 649-1411

                                Attention:    Robert Guididas

     Copy to Counsel:           Smith, Gambrell & Russell, LLP
                                Suite 3100, Promenade II
                                1230 Peachtree Street, N.E.
                                Atlanta, Georgia 30309-3592
                                Telecopy Number: (404) 815-3509

                                Attention:    Robert C. Schwartz

     ANB:                       Alabama National BanCorporation
                                1927 First Avenue North
                                Birmingham, Alabama 35203
                                Telecopy Number: (205) 583-3275

                                Attention:    John H. Holcomb, III,
                                              Chief Executive Officer

     Copy to Counsel:           Maynard, Cooper & Gale, P.C.
                                1901 Sixth Avenue North
                                2400 AmSouth/Harbert Plaza
                                Birmingham, Alabama 35203
                                Telecopy Number: (205) 254-1999

                                Attention:    Mark L. Drew


  11.7  BROKERS AND FINDERS.  Except as provided in Section 5.24, each
        -------------------
of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by NAPLES or ANB, each of NAPLES and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

  11.8  GOVERNING LAW.  This Agreement shall be governed by and
        -------------
construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

  11.9  COUNTERPARTS.  This Agreement may be executed in one or more
        ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  11.10 CAPTIONS.  The captions contained in this Agreement are for
        --------
reference purposes only and are not part of this Agreement.

  11.11 ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that
        ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  11.12 SEVERABILITY.  Any term or provision of this Agreement that
        ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  11.13 SINGULAR/PLURAL; GENDER.  Where the context so requires or
        -----------------------
permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

                 [Remainder of page intentionally left blank.]

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

                                  Community Bank of Naples,
                                  National Association
Attest:


By:  /s/ Patrick J. Philbin       By: /s/ Robert Guididas
     ----------------------           -------------------
     Its: Secretary                   Robert Guididas
                                      Its: Chief Executive Officer

[BANK SEAL]



STATE OF    FLORIDA    )
         ------------  )
                       )
COLLIER    COUNTY      )
----------

  I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Robert Guididas, whose name as Chief Executive Officer of Community Bank of Naples, National Association, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

  Given under my hand and official seal this the    21st   day of September,
                                                 ---------
1998.


                                              /s/ Shirley M. Nemeth
                                        ---------------------------
                                                      Notary Public
[NOTARIAL SEAL]
                            My Commission Expires:   April 20, 2001
                                                   ----------------

                                  Alabama National BanCorporation
Attest:


By: /s/ Kimberly Moore            By: /s/ William E. Matthews, V
    ------------------                --------------------------
Its: Secretary                            William E. Matthews, V
                                     Its: Executive Vice-President and
                                          Chief Financial Officer

[CORPORATE SEAL]



STATE OF ALABAMA     )
                     )
JEFFERSON COUNTY     )

  I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that William E. Matthews, V, whose name as Executive Vice-President and Chief Financial Officer of Alabama National BanCorporation, a corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

  Given under my hand and official seal this the    21st   day of September,
                                                 ---------
1998.


                                                   /s/ Gina G. Williams
                                              -------------------------
                                                          Notary Public
[NOTARIAL SEAL]
                              My Commission Expires:   January 24, 2000
                                                     ------------------

                                          Citizens & Peoples Bank,
                                          National Association



                                          By:   /s/ John H. Holcomb, III
                                          ------------------------
                                          John H. Holcomb, III
                                          ------------------------
                                   Its:   Chairman of the Board
                                          -----------------------



STATE OF     ALABAMA      )
         ---------------  )
                          )
JEFFERSON COUNTY          )
---------

  I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that John H. Holcomb, III, whose name as Chairman of
                           --------------------                ------------
Citizens & Peoples Bank, National Association, a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said national banking association.

  Given under my hand and official seal this the   21st   day of September,
                                                 --------
1998.


                                           /s/ Cynthia D. Patton
                                       -------------------------
                                                   Notary Public
[NOTARIAL SEAL]
                          My Commission Expires:   June 19, 1999
                                                 ---------------

                               LIST OF EXHIBITS


Exhibit A:                 Form of Rule 145 Agreement

Exhibit B:                 Form of Noncompete and Nonsolicitation Agreement

Exhibit C:                 Form of Employment Agreement (Guididas)

Exhibit D:                 Form of Employment Agreement (Philbin)

Exhibit E:                 Form of Smith, Gambrell & Russell, LLP Opinion

Exhibit F:                 Form of Maynard, Cooper & Gale, P.C. Opinion

                                 Exhibit A
                                 ---------


                         (Form of Rule 145 Agreement)



                           __________________, 1998



Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203

Ladies and Gentlemen:

  The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Community Bank of Naples, a national banking association organized under the laws of the United States ("NAPLES"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of __________________, 1998, (the "Merger Agreement"), executed by NAPLES; Alabama National BanCorporation, a Delaware corporation ("ANB"); and Citizens & Peoples Bank, National Association, a wholly-owned subsidiary of ANB ("C&P"), NAPLES will be merged with and into C&P (the "Merger").

  As a result of the Merger, the undersigned may receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the "ANB Securities") in exchange for any shares owned by the undersigned of common stock of NAPLES.
Each of ANB and NAPLES have agreed in the Merger Agreement to use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment. In order to qualify for pooling-of-interests accounting treatment, affiliates of NAPLES are required to restrict transactions in ANB Securities for specified time periods following the Closing of the Merger in compliance with APB Opinion No. 16.

The undersigned represents, warrants and covenants to ANB that:

  a. The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

  b. The undersigned has carefully read this letter and the Merger
Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned's counsel or counsel for NAPLES.

  c. The undersigned has been advised that the issuance of ANB
Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of NAPLES, the undersigned may be deemed to have been an affiliate of NAPLES and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (1) such sale, transfer or other disposition has been registered under the Act, (2) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, "Rule 145"), (3) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act or (4) Rule 145 is amended by the Commission to eliminate the resale limitations that are based on a "presumptive underwriter" approach, as currently proposed by the Commission in Release No. 33-7391 on February 20, 1997 (the "Proposed Rule 145 Amendment").

  d. The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

  e. The undersigned also understands that stop transfer instructions will be given to ANB's transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THE CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _______________, 1998, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION."

  f. The undersigned also understands that unless the transfer by the undersigned of the undersigned's ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs e. and f. above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (1) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, and ANB meets the requirements of paragraph (c) of Rule 144 under the Act, (2) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, (3) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act or (4) the Proposed Rule

145 Amendment or similar amendments eliminating the restrictions on resale based on a "presumptive underwriter" approach shall have become final under the Rules and Regulations.

  g. The undersigned agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of NAPLES common stock within 30 days prior to the Effective Time (as defined in the Merger Agreement). The undersigned agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of ANB and C&P (the "Holding Period"), he will not sell, pledge, transfer or otherwise dispose of any shares of the ANB Securities, except for pledges by the undersigned of all or part of the ANB Securities to secure full recourse loans which have a loan term that is greater than the Holding Period, provided the lender for such loan or loans accepts any pledge of such ANB Securities subject to the terms of this letter agreement.
The undersigned agrees that the shares of ANB Securities to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT DATED __________________, 1998 WHICH RESTRICTS ANY SALE OR OTHER TRANSFER OF SUCH SHARES PRIOR TO THE PUBLIC RELEASE BY ALABAMA NATIONAL BANCORPORATION ("ANB") OF 30 DAYS OF POST-MERGER COMBINED OPERATIONS OF ANB AND NAPLES, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ANB."

Following a written request from the undersigned addressed to the Corporate Secretary of ANB, ANB agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Paragraph g.

  Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of NAPLES as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,



                                          ---------------------------------
                                          [Name of Affiliate]

Accepted this _____  day of __________, 1998 by

ALABAMA NATIONAL BANCORPORATION

By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------

                                 Exhibit B
                                 ---------

              (Form of Noncompete and Nonsolicitation Agreement)



                   NONCOMPETE AND NONSOLICITATION AGREEMENT


  This Noncompete and Nonsolicitation Agreement (this "Agreement") is effective ________________________, 1998 (the "Effective Date"), by and between Alabama National BanCorporation, a Delaware corporation ("ANB"); [NewCo], a national banking association ("Bank") and [____________________] ("Shareholder").


                                 Recitals
                                 --------

  WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of September 21, 1998, between Community Bank of Naples, National Association ("NAPLES"), ANB and a wholly-owned subsidiary of ANB, Citizens & Peoples Bank, National Association ("C&P"), NAPLES merged with and into C&P as of the Effective Time, as that term is defined in the Merger Agreement (the "Merger");

  WHEREAS, ANB has established a de novo national bank in Naples, Florida
(Bank), and, simultaneously with or following the Merger, will transfer the assets and liabilities previously associated with NAPLES from C&P to Bank;

  WHEREAS, prior to the Merger, Shareholder was a shareholder of NAPLES and served as a member of the Board of Directors of NAPLES;

  WHEREAS, Shareholder, in his capacity as a Director of NAPLES, has obtained certain trade secrets and other confidential information pertaining to NAPLES, including the financial and business conditions, goals and operations of customers of NAPLES;

  WHEREAS, Shareholder has on one or more occasions assisted in establishing a de novo bank for investment purposes;

  WHEREAS, ANB and Bank have a legitimate business interest in protecting certain of Bank's information and assets previously associated with NAPLES, such as trade secrets, confidential business information regarding customers, relationships with prospective and existing customers, and goodwill associated with NAPLES' ongoing business, name and geographic location; and

  WHEREAS, as a condition to the consummation of the transactions provided for in the Merger Agreement, the parties have agreed to enter into this Agreement.


                                 Agreement
                                 ---------

  NOW THEREFORE, in consideration of $47,000 and the mutual recitals and covenants contained herein, the parties hereby agree as follows:

     1.  DISCLOSURE OF INFORMATION.
         -------------------------
         (a) Shareholder acknowledges that any documents and information, whether written or not, that came into Shareholder's possession or knowledge during Shareholder's affiliation (as a shareholder, officer, director, employee or otherwise) with NAPLES or that come into Shareholder's possession or knowledge during Shareholder's affiliation with Bank, including, without limitation the financial and business conditions, goals and operations of customers of NAPLES or Bank or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of NAPLES' and Bank's businesses. Shareholder will not, after the Effective Date, (i) disclose any written Confidential Information to any person, firm, corporation, association or other entity not employed by or affiliated with ANB or Bank for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason (other than to further the business of ANB and/or
Bank). In the event of a breach or threatened breach by Shareholder of the provisions of this Section 1, in addition to all other remedies available to ANB and Bank, ANB and Bank shall be entitled to an injunction restraining Shareholder from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Shareholder further agrees that he will not divulge to any person, firm, corporation, association or other entity not employed by or affiliated with ANB or Bank, any of ANB's or Bank's business methods, sales, services or techniques, to the extent they constitute Confidential Information, regardless of whether the same is written or not.

         (b) If Shareholder breaches or violates the terms of his agreement not to disclose, he will pay any damages proven by ANB and/or Bank, including reasonable attorney fees, whether or not suit be instituted.

     2.  COMPETITION.
         -----------
         (a) For a period of eighteen (18) months after the Effective Date, Shareholder will not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, (i) carry on or engage in the business of banking or any similar business in Collier County, Florida, (ii) organize, support, invest in, or engage in any other activity involving the establishment of a bank or any similar business in Collier County, Florida, (iii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in, Collier County, Florida, (iv) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in Collier County, Florida; or (v) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB; provided, however, notwithstanding anything to the contrary contained herein, (i) if Shareholder is a licensed attorney, he may perform legal services for banking entities in Collier County, Florida, (ii) if Shareholder is a licensed insurance agent or otherwise engaged in the insurance business, he may continue to sell insurance products to banking entities located in such county, and (iii) Shareholder may make personal investments in other banking entities located in such county.

         (b) Shareholder represents that his experience and capabilities are such that the provisions of this Section 2 will not prevent him from earning a livelihood.

         (c) If Shareholder violates any of the provisions of Section 2(a) above, the period during which the covenants set forth therein shall apply shall be extended one (1) day for each day in which a violation of such covenants occurs; if suit be brought to enforce such covenants and one or more violations by Shareholder be established, then ANB and Bank shall be entitled to an injunction restraining Shareholder from further violations for a period of eighteen (18) months from the date of the final decree, less only such number of days that Shareholder shall have not violated such covenants. The purpose of this provision is to prevent Shareholder from profiting from his own wrong if he violates such covenants.

         (d) If Shareholder breaches or violates the terms of the covenants set forth in Section 2(a), he will pay all costs incurred by ANB or Bank in enforcing the terms of this Agreement, including without limitation the securing of an injunction hereunder, including a reasonable attorney's fee, whether or not suit be instituted.

         (e) For purposes of Section 2(a), Shareholder shall be deemed to be engaged in any activity engaged in by a person or an entity between Shareholder and whom or which no deduction is allowable in respect to any loss from the sale or exchange of property pursuant to Section 267 of the Internal Revenue Code of 1986 or whose stock in any corporation or interest in any partnership would be deemed to be owned by Shareholder pursuant to Section 318 of the Internal Revenue Code of 1986.

     3.  DEFAULT.
         -------

         (a) If Shareholder breaches or violates any of the covenants, conditions, or terms of this Agreement on his part to be performed, ANB and Bank shall, in addition to any other remedies provided for in this Agreement or otherwise, have the right, without notice to Shareholder, to obtain a writ of injunction against him restraining him from violating any such covenant, condition, or term, such notice being hereby expressly waived by Shareholder.

         (b) Additionally, in the event of any conduct by Shareholder violating any provision of this Agreement, ANB and Bank shall be entitled, if either or them so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that ANB or Bank may elect to pursue.

     4.  NOTICE.  For the purposes of this Agreement, notices and demands
         ------
shall be deemed given when mailed by United States mail, addressed in the case of Bank to [____________________________________], Attention: Chairman of the
Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of ANB to the address listed above; or in the case of Shareholder to [___________________________________].

     5.  MISCELLANEOUS.  No provision of this Agreement may be modified,
         -------------
waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida. This Agreement supersedes and cancels any prior agreement or understanding entered into between Shareholder and Bank or Shareholder and NAPLES.

     6.  VALIDITY.  The invalidity of any provision or provisions of this
         --------
Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

     7.  PARTIES.  This Agreement shall be binding upon and shall inure to
         -------
the benefit of any successors or assigns to Bank or ANB. Shareholder may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

     8.  NO EMPLOYMENT AGREEMENT.  This Agreement does not provide
         -----------------------
Shareholder any right of Employment by ANB or Bank.

                        [Signatures on following page.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Shareholder and by a duly authorized officer of each of Bank and ANB as of the date first above written.

Witnesses:                                "SHAREHOLDER":


________________________                  ___________________________________

                                          ________________________
________________________





                                    "BANK":


Attest:                     [_____________]



By:                                      By:
   ________________________                 ___________________________________
Its:                                     Its: Chairman of the Board of Directors
    _______________________


[Corporate Seal]



                                    "ANB":


Attest:                                  Alabama National BanCorporation



By:                                      By:
   ________________________                 ___________________________________
Its:                                     Its: Chief Executive Officer
    _______________________

[Corporate Seal]

                                   Exhibit C
                                   ---------

                   (Form of Employment Agreement - Guididas)


                             EMPLOYMENT AGREEMENT
                             --------------------

  This Employment Agreement (this "Agreement") is made and entered into this [_______] day of [______________], 1998 (the "Effective Date"), by and between
Alabama National BanCorporation, a Delaware corporation ("ANB"); [NewCo], a national banking association ("Bank"; hereinafter together with ANB referred to as "Employer");/1/ and Robert Guididas ("Executive").



                                 Recitals
                                 --------

     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of September 21, 1998, between Community Bank of Naples, National Association ("NAPLES"), ANB and a wholly-owned subsidiary of ANB, Citizens & Peoples Bank, National Association ("C&P"), NAPLES merged with and into C&P as of the Effective Time, as that term is defined in the Merger Agreement (the "Merger");

     WHEREAS, prior to the Merger, Executive served as the President and Chief Executive Officer of NAPLES;

     WHEREAS, ANB has established a de novo national bank in Naples, Florida
(Bank), and, simultaneously with or following the Merger, will transfer the assets and liabilities previously associated with NAPLES from C&P to Bank; and

     WHEREAS, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement whereby Executive shall serve as the President of Bank.

                                 Agreement
                                 ---------

     NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.  EMPLOYMENT.  Employer agrees to employ Executive and Executive
         ----------
agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

     2.  TERM.  The employment of Executive by Employer as provided in
         ----
Section 1 will be for a period of three (3) years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive termination of this Agreement (except, under certain limited circumstances set forth in Section 9(c), the obligations and rights set forth in Section 8 shall expire upon termination).

------------
/1/ ANB intends to establish a de novo national bank in Naples, Florida ("NewCo"). Simultaneously with the Merger, ANB will transfer the assets and liabilities previously associated with NAPLES from C&P to NewCo. If this transfer does not occur simultaneously with the Merger, this Agreement will be amended accordingly.

     3.  DUTIES; EXTENT OF SERVICES.  Executive shall perform for Bank all
         --------------------------
duties incident to the position of President of Bank, under the direction of the board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Employer from time to time shall direct. The precise services of Executive and the title of Executive's position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank's business and shall not during the term hereof be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

     4.  COMPENSATION.  (a)  From the Effective Date through the
         ------------
termination of this Agreement:

     (i) Executive's total annual cash salary shall be an amount not less than Ninety-Three Thousand Six Hundred Dollars ($93,600);

     (ii) Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer's retirement plan, as provided in Bank's Personnel Policy;

     (iii) Executive shall be entitled to continuation of the club membership previously provided by NAPLES pursuant to that certain Employment Agreement dated July 15, 1996 by and between Executive and NAPLES; and

     (iv) Executive shall be entitled to a monthly automobile allowance of $400.

     (b) Within five (5) days of the Effective Date, Executive shall be entitled to a one-time bonus in the amount of $113,712, which is an amount equal to the aggregate cash compensation, including benefits, if any, received by Executive from NAPLES in the one-year period immediately preceding the Merger.

     5.  COMPLIANCE WITH RULES AND POLICIES.  Executive shall comply with
         ----------------------------------
all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

     6.  REPRESENTATION OF EXECUTIVE.  Executive represents to Employer
         ---------------------------
that he is not subject to any rule, regulation or agreement, including without limitation, any noncompete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive's ability to engage in the activities provided for in this Agreement.

     7.  DISCLOSURE OF INFORMATION.
         -------------------------
     (a) Executive acknowledges that any documents and information, whether written or not, that come into Executive's possession or knowledge during Executive's course of employment with Employer, including, without limitation the financial and business conditions, goals and operations of customers of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of Employer's business. Executive will not, during or after the term of this Agreement, (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive's employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer's business methods, sales, services, or techniques, regardless of whether the same is written or not.

     (b) If Executive breaches or violates the terms of his agreement not to disclose, he will pay any damages proven by Employer, including reasonable attorney fees, whether or not suit be instituted.

     8.  COMPETITION.
         -----------
     (a) During the period of his employment by Employer and for a period of one (1) year after such employment (whether such employment shall have ended by reason of the expiration or termination of this Agreement or otherwise), Executive will not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, (i) carry on or engage in the business of banking or any similar business in Collier, Lee, Charlotte or Sarasota County, Florida, (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in, Collier, Lee, Charlotte or Sarasota County, Florida, (iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in Collier, Lee, Charlotte or Sarasota County, Florida; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB.

     (b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

     (c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended one
(1) day for each day in which a violation of such covenants occurs; and if suit be brought to enforce such covenants and one or more violations by Executive be established, then Employer shall be entitled to an injunction restraining Executive from further violations for a period of one (1) year from the date of the final decree, less only such number of days that Executive shall have not violated such covenants. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

     (d) If Executive breaches or violates the terms of the covenants set forth in Section 8(a) not to compete, he will pay all costs incurred by Employer in securing an injunction hereunder and/or securing payment of the liquidated damages specified herein, including a reasonable attorney's fee, whether or not suit be instituted; and Executive waives all right to claim exemptions of personal property under the laws and Constitution of the State of Florida or any other state of the United States.

     (e) For purposes of Section 8(a), Executive shall be deemed to be engaged in any activity engaged in by a person or an entity between Executive and whom or which no deduction is allowable in respect to any loss from the sale or exchange of property pursuant to Section 267 of the Internal Revenue Code of 1986 or whose stock in any corporation or interest in any partnership would be deemed to be owned by Executive pursuant to Section 318 of the Internal Revenue Code of 1986.

     9.  TERMINATION.
         -----------
     (a) If Employer terminates Executive's employment hereunder "For Cause," all rights and obligations specified in Section 8 shall survive any such termination, and Executive shall not be entitled to any further compensation from Employer. "For Cause" shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act on the part of Executive which constitutes fraud, malfeasance of duty or conduct grossly inappropriate to Executive's office and is demonstrably likely to lead to material injury to Bank, ANB or a successor or affiliate of Bank or ANB; (iii) a felony conviction of Executive; or (iv) the suspension or removal of Executive by federal or state banking regulatory authorities. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term "total disability" shall mean Executive's inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

  (b) If Employer terminates Executive other than For Cause, Executive shall continue to receive the minimum cash compensation provided for in Section 4(a) through the third (3rd) anniversary of the Effective Date, and all rights and obligations specified in Section 8 shall survive such termination through the fourth (4th) anniversary of the Effective Date.

  (c) If Executive terminates his employment hereunder for any reason prior to the third (3rd) anniversary of the Effective Date, (i) all rights and obligations specified in Section 8 shall survive any such termination, (ii) Executive shall not be entitled to any further compensation from Employer, and
(iii) Employer shall (except in the case of Executive's total disability) be entitled to all remedies available under this Agreement and applicable law; provided, however, that, at Employer's option, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) through the third (3rd) anniversary of the Effective Date, and all rights and obligations specified in Section 8 shall survive such termination through the fourth (4th) anniversary of the Effective Date.

  (d) The provisions of Section 7 shall survive regardless of any termination of Executive's employment hereunder, whether voluntary or involuntary.

  10.  CHANGE IN CONTROL OF ANB.  (a) (i) In the event of a "change in
       ------------------------
control" of ANB during the term of this Agreement, as defined herein, or (ii) in the event that the Board of Directors of ANB enters into a definitive agreement during the term of this Agreement that provides for a change in control of ANB and such change in control occurs within the 12-month period following the execution of such definitive agreement, Executive shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control and at his election, to either (A) give written notice to ANB of termination of this Agreement, if this Agreement is then in effect, and to receive a cash payment equal to two hundred percent (200%) of the compensation, including benefits, if any, received by Executive in the one-year period immediately preceding the change in control, or (B) give written notice of a request for payment, if this Agreement has terminated by its terms subsequent to execution of the definitive agreement referenced in subsection
(ii) hereinabove and Executive is not then employed by an affiliate of ANB or its successor-in-interest or Executive resigns from his then current position with an affiliate of ANB or its successor-in-interest, and to receive a cash payment equal to two hundred percent (200%) of the compensation, including benefits, if any, received by Executive in the one-year period immediately preceding the termination of this Agreement. The severance payments provided for in this Section 10(a) shall be paid in cash, commencing not later than ten
(10) days after the date of notice of termination or notice of request for payment, as the case may be, by Executive under this Section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of ANB, whichever is later.

  (b) In addition, if Executive elects to terminate this Agreement pursuant to this Section 10, Executive shall further be entitled, in lieu of any shares of Common Stock of ANB issuable upon exercise of stock options to which Executive may be entitled, to an amount in cash or Common Stock of ANB (or any combination thereof) as Executive shall in his election designate equal to the excess of the fair market value of the Common Stock as of the date of closing of the transaction effecting the change in control over the per share exercise price of the options held by Executive, times the number of shares of Common Stock subject to such options (whether or not then fully exercisable). The fair market value of the Common Stock shall be equal to the closing price of one share of ANB Common Stock, as reported on NASDAQ. The severance payments provided for in this Section 10(b) shall be paid in full not later than ten (10) days after the date of notice of termination by Executive under this Section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of the Bank, whichever is later.

  (c) For purposes of this Section 10, "change in control" of ANB shall mean:

     (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of ANB;

     (ii)  the sale of all or substantially all of the assets of ANB; or

     (iii) the liquidation of ANB.

  11. NOTICE.  For the purposes of this Agreement, notices and demands
      ------
shall be deemed given when mailed by United States mail, addressed in the case of Bank to [__________________________________________], Attention: Chairman of
the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to [_________________________________________].

  12. MISCELLANEOUS.  No provision of this Agreement may be modified,
      -------------
waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by Title 9 of the U.S. Code and the laws of the State of Florida. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and NAPLES, Executive and ANB, or Executive and Bank.

  13. VALIDITY.  The invalidity of any provision or provisions of this
      --------
Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

  14. DEFAULT.
      -------

  (a) If Executive breaches or violates any of the covenants, conditions, or terms of this Agreement on his part to be performed, Employer shall have the right, without notice to Executive, to obtain a writ of injunction against him restraining him from violating any such covenant, condition, or term, such notice being hereby expressly waived by Executive; and, if Employer secures an injunction against Executive for alleged breaches or violations by him of any covenant, condition, or term of this Agreement and the injunction is for any reason dissolved, Executive hereby expressly releases and discharges each of Bank and ANB from and against any claim which he may have for damages, loss, cost or expense with respect to, and he will make no claim against either of Bank or ANB by reason of, the wrongful issuance of any such injunction; and Executive hereby waives any and all claims for such damages, loss, cost or expense arising in that connection.

  (b) Additionally, in the event of any conduct by Executive violating any provision of this Agreement, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that Employer may elect to pursue.

  15. PARTIES.  This Agreement shall be binding upon and shall inure
      -------
to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

  16. ARBITRATION.  Any controversy or claim between Executive and
      -----------
Employer (or any of Bank's or ANB's subsidiaries or affiliates or any officer, agent, director or employee of Bank, ANB or any of Bank's or ANB's subsidiaries or affiliates) arising out of, or relating to, this Agreement, or the breach thereof, shall be resolved by binding arbitration in accordance with the rules and regulations then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.

  17. DEFINITIONS.  Any capitalized terms not otherwise defined herein
      -----------
shall have the meanings ascribed to them in the Merger Agreement.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.


Witnesses:                                "EXECUTIVE":



________________________                  ___________________________________
                                          Robert Guididas






                                    "BANK":


Attest:                     [_____________]



By:                                      By:
   ________________________                 ___________________________________
Its:  Secretary                          Its:
                                             __________________________________

[Corporate Seal]



                                    "ANB":


Attest:                                  Alabama National BanCorporation



By:                                      By:
   ________________________                 ___________________________________
Its: Secretary                           Its: Chief Executive Officer



[Corporate Seal]

                                 EXHIBIT D
                                 ---------

                   (Form of Employment Agreement - Philbin)


                             EMPLOYMENT AGREEMENT
                             --------------------

  This Employment Agreement (this "Agreement") is made and entered into this [_______] day of [______________], 1998 (the "Effective Date"), by and between
Alabama National BanCorporation, a Delaware corporation ("ANB"); [NewCo], a national banking association ("Bank"; hereinafter together with ANB referred to as "Employer");/1/ and Patrick J. Philbin ("Executive").



                                 Recitals
                                 --------

  WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of September 21, 1998, between Community Bank of Naples, National Association ("NAPLES"), ANB and a wholly-owned subsidiary of ANB, Citizens & Peoples Bank, National Association ("C&P"), NAPLES merged with and into C&P as of the Effective Time, as that term is defined in the Merger Agreement (the "Merger");

  WHEREAS, prior to the Merger, Executive served as the Executive Vice President and Chief Financial Officer of NAPLES;

  WHEREAS, ANB has established a de novo national bank in Naples, Florida
(Bank), and, simultaneously with or following the Merger, will transfer the assets and liabilities previously associated with NAPLES from C&P to Bank; and

  WHEREAS, Executive and Employer have agreed to enter into this Agreement whereby Executive shall serve as the Executive Vice President of Bank.

                                 Agreement
                                 ---------

  NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

  1. EMPLOYMENT.  Employer agrees to employ Executive and Executive
     ----------
agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

  2. TERM.  The employment of Executive by Employer as provided in
     ----
Section 1 will be for a period of three (3) years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Section 7 hereof shall survive termination of this Agreement.

  3. DUTIES; EXTENT OF SERVICES.  Executive shall perform for Bank all
     --------------------------
duties incident to the position of Executive Vice President of Bank, under the direction of the board of directors of Bank or its designee, in Naples, Florida.

----------
/1/ ANB intends to establish a de novo national bank in Naples, Florida ("NewCo"). Simultaneously with the Merger, ANB will transfer the assets and liabilities previously associated with NAPLES from C&P to NewCo. If this transfer does not occur simultaneously with the Merger, this Agreement will be amended accordingly.

In addition, Executive shall engage in such other services for Bank or its affiliated companies as Employer from time to time shall direct. The precise services of Executive and the title of Executive's position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank's business and shall not during the term hereof be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

  4.  COMPENSATION.  (a)  From the Effective Date through the termination of
      ------------
 this Agreement:

     (i) Executive's total annual cash salary shall be an amount not less than Seventy-Two Thousand Eight Hundred Dollars ($72,800) with appropriate review annually based on individual performance and on the performance of Bank, as determined by the boards of directors of ANB and Bank;
     (ii) Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer's retirement, health insurance and other benefit plans, as provided in Bank's Personnel Policy;
     (iii) Executive shall be entitled to a monthly automobile allowance of $400.
     (iv) The board of directors of Bank, or its designee, shall evaluate Executive annually and determine Executive's cash compensation for the following fiscal year, in the board's sole discretion.

  (b) Within sixty (60) days of the Effective Date, Executive shall be entitled to a one-time bonus in the amount of $81,590, which is an amount equal to the aggregate cash compensation, including benefits, if any, received by Executive from NAPLES in the one-year period immediately preceding the Merger.

  5. COMPLIANCE WITH RULES AND POLICIES.  Executive shall comply with
     ----------------------------------
all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

  6. REPRESENTATION OF EXECUTIVE.  Executive represents to Employer
     ---------------------------
that he is not subject to any rule, regulation or agreement, including without limitation, any noncompete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive's ability to engage in the activities provided for in this Agreement.

  7. DISCLOSURE OF INFORMATION.
     -------------------------
  (a) Executive acknowledges that any documents and information, whether written or not, that come into Executive's possession or knowledge during Executive's course of employment with Employer, including, without limitation the financial and business conditions, goals and operations of customers of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of Employer's business. Executive will not, during or after the term of this Agreement, (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive's employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer's business methods, sales, services, or techniques, regardless of whether the same is written or not.

  (b) If Executive breaches or violates the terms of his agreement not to disclose, he will pay any damages proven by Employer, including reasonable attorney fees, whether or not suit be instituted.

  8.  [INTENTIONALLY OMITTED]

  9.  TERMINATION.
      -----------

  (a) If Employer terminates Executive's employment hereunder "For Cause," Executive shall not be entitled to any further compensation from Employer. "For Cause" shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act on the part of Executive which constitutes fraud, malfeasance of duty or conduct grossly inappropriate to Executive's office and is demonstrably likely to lead to material injury to Bank, ANB or a successor or affiliate of Bank or ANB; (iii) a felony conviction of Executive; or (iv) the suspension or removal of Executive by federal or state banking regulatory authorities. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term "total disability" shall mean Executive's inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

  (b) If Employer terminates Executive other than For Cause, Executive shall continue to receive the minimum cash compensation provided for in Section 4(a) through the third (3rd) anniversary of the Effective Date.

  (c) If Executive terminates his employment hereunder for any reason prior to the third (3rd) anniversary of the Effective Date, (i) Executive shall not be entitled to any further compensation from Employer, and (ii) Employer shall (except in the case of Executive's total disability) be entitled to all remedies available under this Agreement and applicable law.

  (d) The provisions of Section 7 shall survive regardless of any termination of Executive's employment hereunder, whether voluntary or involuntary.

  10. CHANGE IN CONTROL OF ANB.  (a) (i) In the event of a "change in
      ------------------------
control" of ANB during the term of this Agreement, as defined herein, or (ii) in the event that the Board of Directors of ANB enters into a definitive agreement during the term of this Agreement that provides for a change in control of ANB and such change in control occurs within the 12-month period following the execution of such definitive agreement, Executive shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control and at his election, to either (A) give written notice to ANB of termination of this Agreement, if this Agreement is then in effect, and to receive a cash payment equal to two hundred percent (200%) of the compensation, including benefits, if any, received by Executive in the one-year period immediately preceding the change in control, or (B) give written notice of a request for payment, if this Agreement has terminated by its terms subsequent to execution of the definitive agreement referenced in subsection
(ii) hereinabove and Executive is not then employed by an affiliate of ANB or its successor-in-interest or Executive resigns from his then current position with an affiliate of ANB or its successor-in-interest, and to receive a cash payment equal to two hundred percent (200%) of the compensation, including benefits, if any, received by Executive in the one-year period immediately preceding the termination of this Agreement. The severance payments provided for in this Section 10(a) shall be paid in cash, commencing not later than ten
(10) days after the date of notice of termination or notice of request for payment, as the case may be, by Executive under this Section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of ANB, whichever is later.

   (b) In addition, if Executive elects to terminate this Agreement pursuant to this Section 10, Executive shall further be entitled, in lieu of any shares of Common Stock of ANB issuable upon exercise of stock options to which Executive may be entitled, to an amount in cash or Common Stock of ANB (or any combination thereof) as Executive shall in his election designate equal to the excess of the fair market value of the Common Stock as of the date of closing of the transaction effecting the change in control over the per share exercise price of the options held by Executive, times the number of shares of Common Stock subject to such options (whether or not then fully exercisable). The fair market value of the Common Stock shall be equal to the closing price of one share of ANB Common Stock, as reported on NASDAQ. The severance payments provided for in this Section 10(b) shall be paid in full not later than ten (10) days after the date of notice of termination by Executive under this Section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of the Bank, whichever is later.

  (c) For purposes of this Section 10, "change in control" of ANB shall mean:

     (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of ANB;

     (ii)  the sale of all or substantially all of the assets of ANB; or

     (iii) the liquidation of ANB.

  11. NOTICE.  For the purposes of this Agreement, notices and demands
      ------
shall be deemed given when mailed by United States mail, addressed in the case of Bank to [_________________________________________], Attention: Chairman of
the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to [_________________________________________].

  12. MISCELLANEOUS.  No provision of this Agreement may be modified,
      -------------
waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by Title 9 of the U.S. Code and the laws of the State of Florida. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and NAPLES, Executive and ANB, or Executive and Bank.

  13. VALIDITY.  The invalidity of any provision or provisions of this
      --------
Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

  14. DEFAULT.
      -------
  (a) If Executive breaches or violates any of the covenants, conditions, or terms of this Agreement on his part to be performed, Employer shall have the right, without notice to Executive, to obtain a writ of injunction against him restraining him from violating any such covenant, condition, or term, such notice being hereby expressly waived by Executive; and, if Employer secures an injunction against Executive for alleged breaches or violations by him of any covenant, condition, or term of this Agreement and the injunction is for any reason dissolved, Executive hereby expressly releases and discharges each of Bank and ANB from and against any claim which he may have for damages, loss, cost or expense with respect to, and he will make no claim against either of Bank or ANB by reason of, the wrongful issuance of any such injunction; and Executive hereby waives any and all claims for such damages, loss, cost or expense arising in that connection.

  (b) Additionally, in the event of any conduct by Executive violating any provision of this Agreement, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that Employer may elect to pursue.

  15. PARTIES.  This Agreement shall be binding upon and shall inure
      -------
to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

  16. ARBITRATION.  Any controversy or claim between Executive and
      -----------
Employer (or any of Bank's or ANB's subsidiaries or affiliates or any officer, agent, director or employee of Bank, ANB or any of Bank's or ANB's subsidiaries or affiliates) arising out of, or relating to, this Agreement, or the breach thereof, shall be resolved by binding arbitration in accordance with the rules and regulations then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.

  17. DEFINITIONS.  Any capitalized terms not otherwise defined herein
      -----------
shall have the meanings ascribed to them in the Merger Agreement.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.


Witnesses:                                "EXECUTIVE":



________________________                  ___________________________________
                                          Patrick J. Philbin






                                    "BANK":


Attest:                     [_____________]



By:                                      By:
   ________________________                 ___________________________________
Its:  Secretary                          Its:
                                             __________________________________

[Corporate Seal]



                                    "ANB":


Attest:                                  Alabama National BanCorporation



By:                                      By:
   ________________________                 ___________________________________
Its: Secretary                           Its: Chief Executive Officer



[Corporate Seal]

                                                                      APPENDIX B


                        PROVISIONS OF NATIONAL BANK ACT
                         RELATING TO DISSENTERS' RIGHTS

                                   APPENDIX B


National Bank Act Dissent Provisions; 12 U.S.C. (S) 215a(b)-(d)
---------------------------------------------------------------

(B)  DISSENTING SHAREHOLDERS

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                   OFFICE OF THE COMPTROLLER OF THE CURRENCY
        STOCK VALUATION METHODS; FEDERAL REGISTER 9150, MARCH 16, 1992


To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads and Examining Personnel.

PURPOSE

     This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

     References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (item 2)

BACKGROUND

     Under 12 U.S.C. 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. 215a.

     The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

     Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

     Market Value

     The OCC uses various methods to estimate the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well-established, the OCC may use other methods of estimating market value, such as in the investment value and adjusted book value methods.

     Investment Value

     Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

     The peer group selection is based on location, size and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

     Adjusted Book Value

     The OCC also used an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value," since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

     Both the investment value method and the adjusted book value method present appraised values, which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

     The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

     Purchase Premiums

     For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of the market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

     For more information regarding the OCC's stock appraisal process contact the Office of the Comptroller of the Currency, Bank Organization and Structure.

Dated:  February 26, 1992.

                                    ROBERT L. CLARKE,

                                    Comptroller of the Currency

                                                                      APPENDIX C

                            FINANCIAL STATEMENTS OF
                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                         INDEX TO FINANCIAL STATEMENTS

                                       OF

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                                                                          PAGE
                                                                          ----
 1. Independent Auditors' Report regarding the December 31, 1997, 1996 and 1995 Financial Statements........................................  C-2
 2. Balance Sheets as of December 31, 1997 and 1996......................  C-3
 3. Statements of Operations for the years ended December 31, 1997 and
    1996.................................................................  C-4
 4. Statements of Changes in Stockholders' Equity for the years ended
    December 31, 1997 and 1996...........................................  C-5
 5. Statements of Cash Flows for the years ended December 31, 1997 and
    1996.................................................................  C-6
 6. Notes to Financial Statements........................................  C-7
 7. Condensed Balance Sheet as of June 30, 1998 (unaudited)............... C-19
 8. Condensed Statements of Income for the periods ended June 30, 1998 and 1997 (unaudited).................................................. C-20
 9. Condensed Statement of Changes in Stockholders' Equity for the six
    months ended June 30, 1998 (unaudited)................................ C-21
10. Condensed Statements of Cash Flows for the periods ended June 31,
    1998 and 1997 (unaudited)............................................. C-22
11. Notes to Unaudited Financial Statements............................... C-23

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Community Bank of Naples, National Association
Naples, Florida:

We have audited the accompanying balance sheets of Community Bank of Naples, National Association (the "Bank") at December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
February 20, 1998

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                                 BALANCE SHEETS

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                    1997          1996
                                                                -------------  -----------
       ASSETS
Cash and due from banks                                          $ 3,564,451    2,021,754
Federal funds sold                                                23,290,000    1,731,000
                                                                 -----------   ----------
       Cash and cash equivalents                                  26,854,451    3,752,754
Securities available for sale                                     14,608,446    7,033,001
Securities held to maturity                                        1,004,009    1,495,693
Loans receivable, net of allowance for loan losses of
  $313,000 and $90,000                                            27,388,001    5,958,670
Premises and equipment, net                                          680,195      739,992
Restricted securities:
  Federal Reserve Bank stock, at cost                                150,000      150,000
  Federal Home Loan Bank stock                                       446,500            -
Accrued interest receivable and other assets                         509,101      299,631
Deferred income taxes                                                149,209      204,406
                                                                 -----------   ----------
       Total assets                                              $71,789,912   19,634,147
                                                                 ===========   ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Demand deposits                                                  7,034,010    2,492,166
  Savings and NOW deposits                                        16,778,900    4,290,861
  Money-market deposits                                           28,446,237    2,659,836
  Time deposits                                                   12,341,856    5,172,268
                                                                 -----------   ----------
       Total deposits                                             64,601,003   14,615,131
  Official checks                                                    311,456      305,990
  Accrued interest payable and other liabilities                     130,228       58,047
  Federal Home Loan Bank advances                                  2,000,000            -
                                                                 -----------   ----------
       Total liabilities                                          67,042,687   14,979,168
                                                                 -----------   ----------
Commitments (Note 4 and 7)

Stockholders' Equity:
  Common stock, $2.50 par value 10,000,000 shares authorized
     1,000,000 shares issued and outstanding                       2,500,000    2,500,000
  Additional paid-in capital                                       2,500,000    2,500,000
  Accumulated deficit                                               (305,759)    (346,010)
  Accumulated other comprehensive income                              52,984          989
                                                                 -----------   ----------
       Total stockholders' equity                                  4,747,225    4,654,979
                                                                 -----------   ----------
       Total liabilities and stockholders' equity                $71,789,912   19,634,147
                                                                 ===========   ==========

See Accompanying Notes to Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                            STATEMENTS OF OPERATIONS


                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                           1997         1996
                                                       ------------  ----------
Interest income:
  Loans                                                  $1,512,730    100,054
  Securities                                                977,363    199,004
  Federal funds sold                                        267,962     72,510
                                                         ----------   --------
       Total interest income                              2,758,055    371,568
                                                         ----------   --------
Interest expense:
  Deposits                                                1,196,009    123,502
  Interest paid during organization                               -     24,752
  Interest on Federal Home Loan Bank advances                56,109          -
  Other                                                      10,071          -
                                                         ----------   --------
       Total interest expense                             1,262,189    148,254
                                                         ----------   --------
Net interest income                                       1,495,866    223,314
       Provision for loan losses                            223,000     90,000
                                                         ----------   --------
Net interest income after provision for loan losses       1,272,866    133,314
                                                         ----------   --------
Noninterest income, service charges and fees                107,042      3,535
                                                         ----------   --------
Noninterest expenses:
  Salaries and employee benefits                            609,753    365,925
  Occupancy and equipment                                   320,294    135,876
  Advertising                                               131,118     82,122
  Data processing                                            32,348     11,633
  Other                                                     222,144     92,303
                                                         ----------   --------
       Total noninterest expenses                         1,315,657    687,859
                                                         ----------   --------
Earnings (loss) before income taxes (credit)                 64,251   (551,010)
  Income taxes (credit)                                      24,000   (205,000)
                                                         ----------   --------
Net earnings (loss)                                      $   40,251   (346,010)
                                                         ==========   ========
Basic earnings (loss) per share                                $.04       (.99)
                                                         ==========   ========
Weighted-average number of shares outstanding             1,000,000    347,945
                                                         ==========   ========

See Accompanying Notes to Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                          ACCUMULATED
                                                ADDITIONAL                   OTHER          TOTAL
                                     COMMON      PAID-IN   ACCUMULATED   COMPREHENSIVE  STOCKHOLDERS'
                                      STOCK      CAPITAL     DEFICIT        INCOME          EQUITY
                                   -----------  ---------  ------------  -------------  --------------
Balance at December 31, 1995        $        -          -            -               -              -
Sale of stock                        2,500,000  2,500,000            -               -      5,000,000
Comprehensive income (loss):
  Net loss                                   -          -     (346,010)              -              -
  Net increase in unrealized
     appreciation on securities
     available for sale, net
     of related taxes                        -          -            -             989              -
  Comprehensive (loss)                       -          -            -               -       (345,021)
                                   -----------  ---------  -----------   -------------  -------------
Balance at December 31, 1996         2,500,000  2,500,000     (346,010)            989      4,654,979
Comprehensive income:
  Net earnings                               -          -       40,251               -              -
  Net change in unrealized
     appreciation on available
     for sale securities, net
     of related taxes                        -          -            -          51,995              -
  Comprehensive income                       -          -            -               -         92,246
                                   -----------  ---------  -----------   -------------  -------------
Balance at December 31, 1997        $2,500,000  2,500,000     (305,759)         52,984      4,747,225
                                   ===========  =========  ===========   =============  =============

See Accompanying Notes to Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                            STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                             --------------------------
                                                                                 1997            1996
                                                                             ------------    ------------
Cash flows from operating activities:
  Net earnings (loss)                                                       $     40,251      (346,010)
  Adjustments to reconcile net earnings (loss) to net cash
    used in operating activities:
     Depreciation                                                                 81,000        26,132
     Provision for loan losses                                                   223,000        90,000
     Provision (credit) for deferred income taxes                                 24,000      (205,000)
     Amortization of loan fees, premiums and discounts, net                       (9,377)        7,240
     Increase in accrued interest receivable and other assets                   (209,470)     (299,631)
     Increase in accrued interest payable, official
       checks, and other liabilities                                              77,647       364,037
                                                                            ------------   -----------
          Net cash provided by (used in) operating activities                    227,051      (363,232)
                                                                            ------------   -----------
Cash flows from investing activities:
  Purchase of securities held to maturity                                       (507,427)   (1,495,409)
  Purchase of securities available for sale                                   (9,592,407)   (8,033,642)
  Maturities of securities held to maturity                                      999,111             -
  Maturities of securities available for sale                                  2,100,154     1,000,000
  Net increase in loans                                                      (21,642,954)   (6,053,970)
  Purchase of Federal Reserve Bank stock                                               -      (150,000)
  Purchase of Federal Home Loan Bank stock                                      (446,500)            -
  Purchase of premises and equipment                                             (21,203)     (766,124)
                                                                            ------------   -----------
          Net cash used in investing activities                              (29,111,226)  (15,499,145)
Cash flows from financing activities:
  Net increase in demand, savings, NOW and money-
     market deposits                                                          42,816,284     9,442,863
  Net increase in time deposits                                                7,169,588     5,172,268
  Advances from organizers                                                             -       200,000
  Repayment of advances from organizers                                                -      (200,000)
  Advances from line of credit                                                         -       400,000
  Repayment of advances on line of credit                                              -      (400,000)
  Sale of common stock                                                                 -     5,000,000
  Increase in Federal Home Loan Bank advances                                  2,000,000             -
                                                                            ------------   -----------
          Net cash provided by financing activities                           51,985,872    19,615,131
                                                                            ------------   -----------
Net increase in cash and cash equivalents                                     23,101,697     3,752,754
Cash and cash equivalents at beginning of year                                 3,752,754             -
                                                                            ------------   -----------
Cash and cash equivalents at end of year                                    $ 26,854,451     3,752,754
                                                                            ============   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest                                                               $  1,220,985       127,316
                                                                            ============   ===========
     Income taxes                                                           $          -             -
                                                                            ============   ===========
  Noncash transactions-
     Net change in unrealized appreciation on securities
       available for sale                                                   $     51,995           989
                                                                            ============   ===========

See Accompanying Notes to Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION. Community Bank of Naples, National Association (the "Bank") was incorporated under the laws of the United States and received its charter from the Comptroller of the Currency. The Bank began its organizational phase in October, 1995. The 1996 financial statements include the activities during the organizational phase of the Bank from January 1, 1996 until the banking operations commenced August 26, 1996 as well as the banking operations from that date through December 31, 1996. The Bank offers a wide range of community banking services to individual and corporate customers through its banking office located in Naples, Collier County, Florida.

     The following is a description of the significant accounting policies and practices followed by the Bank, which conform the generally accepted accounting principles and prevailing practices within the banking industry.

     ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     SECURITIES. The Bank must classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

     LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

       Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

       The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset.

     ORGANIZATIONAL COSTS. All preopening expenses have been charged to expense as incurred. All organizational costs have been deferred and amortized using the straight-line method over five years.

     ADVANCES FROM ORGANIZERS. Certain of the Bank's organizers made interest-bearing advances of $200,000 to the Bank during the organizational phase. The advances were repaid to the organizers from the proceeds of the Bank's common stock offering.

     LINE OF CREDIT. During the organizational period, the Bank utilized a line of credit totaling $400,000 which was repaid. At December 31, 1997 and 1996 the Bank does not have a line of credit.

     OFF-BALANCE-SHEET INSTRUMENTS. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of standby letters of credit and commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

     ADVERTISING.  The Bank expenses all media advertising as incurred.

     FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments disclosed herein:

     CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

     SECURITIES. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     FEDERAL HOME LOAN BANK AND FEDERAL RESERVE BANK STOCK. Fair value of the
       Bank's investment in Federal Home Loan Bank and Federal Reserve Bank stock is based on its redemption value.

     LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate, commercial and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.
       DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

       OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     PER SHARE AMOUNTS. Earnings (loss) per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For purposes of calculating diluted EPS because there is no active trading market for the Company's common stock, the average book value per share was used. For 1998 and 1997, outstanding stock options were not dilutive. The weighted-average number of shares outstanding in 1998 and 1997 was 1,000,000.

     STOCK-BASED COMPENSATION. Statement of Financial Accounting Standards No.
       123, "Accounting for Stock-Based Compensation" ("Statement 123") establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). The Bank has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options.

     FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards 130 -
       Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Bank will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(2)  DEBT SECURITIES
     Debt securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are as follows:


                                                     AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                                        COST        GAINS       LOSSES      VALUE
                                                    ------------  ----------  ----------  ----------
  AVAILABLE FOR SALE:
  DECEMBER 31, 1997:
   U.S. Treasury securities                          $ 5,020,875      38,030           -   5,058,905
   U.S. Government
    Agency securities                                  8,003,461      26,374           -   8,029,835
   Mortgage-backed securities                          1,499,335      22,140       1,769   1,519,706
                                                     -----------  ----------   ---------  ----------
                                                    $ 14,523,671      86,544       1,769  14,608,446
                                                     ===========  ==========   =========  ==========
  DECEMBER 31, 1996:
   U.S. Treasury securities                            2,524,592      14,351       2,618   2,536,325
   U.S. Government
    Agency securities                                  4,506,826      10,752      20,902   4,496,676
                                                     -----------  ----------   ---------  ----------
                                                    $  7,031,418      25,103      23,520   7,033,001
                                                     ===========  ==========   =========  ==========
  HELD TO MATURITY:
  DECEMBER 31, 1997:
   U.S. treasury securities                              496,632       5,788           -     502,420
   U.S. Government
    Agency securities                                    507,377         362           -     507,739
                                                     -----------  ----------   ---------  ----------
                                                    $  1,004,009       6,150           -   1,010,159
                                                     ===========  ==========   =========  ==========
  DECEMBER 31, 1996:
   U.S. treasury securities                              494,747       6,893           -     501,640
   U.S. Government
    Agency securities                                  1,000,946       1,654           -   1,002,600
                                                     -----------  ----------   ---------  ----------
                                                    $  1,495,693       8,547           -   1,504,240
                                                     ===========  ==========   =========  ==========

 There were no sales of debt securities in 1997 or 1996.

 The scheduled maturities of debt securities at December 31, 1997 are as follows:

                                                     AVAILABLE FOR SALE         HELD TO MATURITY
                                                    ----------------------   ---------------------
                                                    AMORTIZED      FAIR      AMORTIZED     FAIR
                                                       COST       VALUE         COST       VALUE
                                                   -----------  ----------    --------  ----------
   Due in one year or less                         $ 2,495,115   2,500,133           -           -
   Due from one to five years                       10,029,221  10,087,988     496,632     502,420
   Due from five to ten years                          500,000     500,619     507,377     507,739
   Mortgage-backed securities                        1,499,335   1,519,706           -           -
                                                   -----------  ----------   ---------  ----------
                                                   $14,523,671  14,608,446   1,004,009   1,010,159
                                                   ===========  ==========   =========  ==========
                                                                                        (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(2)  DEBT SECURITIES, CONTINUED
     Available for sale securities, carried at approximately $2,491,000 at December 31, 1997, were pledged as collateral on Federal Home Loan Bank advances.

(3)  LOANS
     The components of loans in the balance sheets are as follows:


                                                                              AT DECEMBER 31,
                                                                         -------------------------
                                                                             1997          1996
                                                                         -------------  ----------
       Commercial and commercial real estate                              $15,292,357   3,493,415
       Residential real estate                                             10,233,003   1,574,119
       Consumer                                                             2,171,574     986,446
                                                                          -----------   ---------
                                                                           27,696,934   6,053,980
       Add (deduct):
          Deferred loan fees                                                    4,067      (5,310)
          Allowance for loan losses                                          (313,000)    (90,000)
                                                                          -----------   ---------
       Loans, net                                                         $27,388,001   5,958,670
                                                                          ===========   =========

  An analysis of the change in the allowance for loan losses follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                              1997        1996
                                                                          -----------   ---------
       Beginning balance                                                  $    90,000           -
       Provision for loan losses                                              223,000      90,000
       Charge-offs                                                                  -           -
       Recoveries                                                                   -           -
                                                                          -----------   ---------
                                                                          $   313,000      90,000
                                                                          ===========   =========

  The Bank had no impaired loans in 1997 or 1996.
                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(4)  PREMISES AND EQUIPMENT
     A summary of premises and equipment follows:

                                                 AT DECEMBER 31,
                                            -----------------------
                                               1997         1996
                                            ---------     ---------
       Bank premises                         $387,086      385,661
       Furniture and fixtures                 225,250      219,992
       Equipment                              174,991      160,471
                                             --------      -------
          Total, at cost                      787,327      766,124
          Less accumulated depreciation       107,132       26,132
                                             --------      -------
          Premises and equipment, net        $680,195      739,992
                                             ========      =======

   The Bank leases its office facility under an operating lease. The lease contains an escalation clause based upon a 1% increase yearly and provides for annual adjustments for the Bank's prorata share of operating expenses. Rent expense under operating leases was $168,616 for 1997 and $83,640 for 1996. Estimated future rentals over the remaining noncancellable lease term is as follows:

                                               OPERATING
          YEAR ENDING                            LEASE
          DECEMBER 31,                           AMOUNT
          ------------                         ----------
              1998                             $  131,995
              1999                                133,310
              2000                                135,421
              2001                                138,132
              2002                                140,077
              Thereafter                          570,577
                                               ----------
               Total minimum lease payments    $1,249,512
                                               ==========

                                                                     (continued)

                COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(5)  DEPOSITS
       Time deposits included the following amounts:

                                                                  AT DECEMBER 31,
                                                           -----------------------------
                                                               1997              1996
                                                           -----------       -----------
       Certificates of Deposit $100,000 and over           $ 7,728,175           465,120
       Certificates of Deposit under $100,000                4,613,681         4,707,148
                                                           -----------       -----------
                                                           $12,341,856         5,172,268
                                                           ===========       ===========


  A schedule of maturities of certificates of deposit at December 31, 1997 follows:

       YEAR ENDING
       DECEMBER 31,                                                  AMOUNT
       ------------                                               -----------
          1998                                                    $11,821,646
          1999                                                        475,211
          2000                                                              -
          2001                                                              -
          2002 and thereafter                                          44,999
                                                                  -----------
                                                                  $12,341,856
                                                                  ===========

(6)  ADVANCES FROM FEDERAL HOME LOAN BANK
     A summary of the Bank's borrowings from the Federal Home Loan Bank of Atlanta (FHLB) by maturity follows:

                                             AT DECEMBER 31,
                                             ---------------
          MATURITY               RATE              1997
        -------------            ----          -----------
        July 25, 2001            6.4%          $ 2.000,000
                                 ====          ===========

     The Bank has entered into a collateral agreement with the FHLB. At December
       31, 1997, the Bank's securities available for sale with a carrying value of approximately $2,491,000 are pledged as collateral to secure such advances.

(7)  FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(7)  FINANCIAL INSTRUMENTS, CONTINUED

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                          AT DECEMBER 31, 1997  AT DECEMBER 31, 1996
                                          --------------------  --------------------
                                           CARRYING     FAIR     CARRYING     FAIR
                                            AMOUNT     VALUE      AMOUNT     VALUE
                                          ----------  --------  ----------  --------
     Financial assets:
       Cash and cash equivalents             $26,854    26,854       3,753     3,753
       Securities available for sale          14,608    14,608       7,033     7,033
       Securities held to maturity             1,004     1,010       1,495     1,504
       Loans receivable                       27,388    27,386       5,959     5,949
       Accrued interest receivable               509       509         300       300
     Financial liabilities:
       Deposit liabilities                    64,601    64,620      14,615    14,622
       Federal Home Loan Bank advances         2,000     2,007           -         -

     A summary of the notional amounts of the Bank's financial instruments with off balance sheet risk at December 31, 1997 follows:

       Unfunded loan commitments at variable rates     $  500,000
                                                       ==========
       Available lines of credit                       $3,998,234
                                                       ==========
       Standby letters of credit                       $  158,800
                                                       ==========
                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(8)  CREDIT RISK

     The Bank grants the majority of its loans to borrowers throughout Collier
       County, Florida. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Collier County, Florida.

(9)  INCOME TAXES
     The income tax provision (benefit) consisted of the following:

                                 YEAR ENDED DECEMBER 31,
                                 ------------------------
                                    1997         1996
                                 -----------  -----------
       Deferred:
          Federal                    $20,000    (176,000)
          State                        4,000     (29,000)
                                     -------    --------
               Total deferred        $24,000    (205,000)
                                     =======    ========

     The income tax provision (benefit) is different than that computed by applying the Federal statutory rate of 34%, as indicated in the following analysis:

                                                        YEAR ENDED DECEMBER 31,
                                               -----------------------------------------
                                                       1997                  1996
                                               --------------------  -------------------
                                                            % OF                   % OF
                                                           PRETAX                 PRETAX
                                                AMOUNT    EARNINGS     AMOUNT      LOSS
                                               ---------  ---------  ----------   ------
       Income tax provision (benefit) at
          statutory Federal income tax rate     $21,850      34%      $(187,350)     (34)%
       Increase (decreases) resulting from:
          State taxes, net of federal tax
               benefit                            2,640       4         (19,140)      (3)
          Other                                    (490)     (1)          1,490        -
                                                -------      --       ---------     ----
                                                $24,000      37%      $(205,000)     (37)%
                                                =======      ==       =========     ====

                                                                                (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(9)  INCOME TAXES, CONTINUED
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                     AT DECEMBER 31,
                                                   ------------------
                                                     1997      1996
                                                   ---------  -------
       Deferred tax assets:
          Accumulated depreciation                  $ 13,000    1,000
          Startup costs                               47,000   60,000
          Net operating loss                         270,000  210,000
          Other                                       10,000    8,000
                                                    --------  -------
               Gross deferred tax asset              340,000  279,000
          Less valuation allowance                         -        -
                                                    --------  -------
                                                     340,000  279,000
                                                    --------  -------
       Deferred tax liabilities:
          Accrued income net of accrued expenses     128,000   59,000
          Allowance for loan losses                   31,000   15,000
          Unrealized appreciation on securities
            available for sale                        31,791      594
                                                    --------  -------
                                                     190,791   74,594
                                                    --------  -------
               Net deferred tax asset               $149,209  204,406
                                                    ========  =======

At December 31, 1997, the Bank has the following net operating loss carryforwards available to offset future taxable income:

       EXPIRATION
       ----------
          2011                             $ 559,000
          2012                               158,000
                                           ---------
                                           $ 717,000
                                           =========

(10)  RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Bank has made loans at terms and rates prevailing at the time to officers and directors of the Bank and to entities in which they hold a financial interest. The aggregate dollar amount of these loans totaled approximately $766,000 at December 31, 1997. As of the same dates, these individuals and entities had approximately $338,000 of funds on deposit in the Bank.

(11)  INCENTIVE STOCK OPTION PLAN

      The Bank established an Incentive Stock Option Plan for officers and employees of the Bank and reserved 200,000 shares of common stock for the plan. During 1996, the Bank granted stock options to its executive officers to purchase 70,000 shares of the Bank's common stock at $5.00 per share. These options vest at the rate of twenty percent at the date of grant and twenty percent per year until fully vested and are exercisable for a period of ten years from the date of grant. No options were exercised during 1997 or 1996. At December 31, 1997 options for 70,000 shares remain outstanding.

                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(11)  INCENTIVE STOCK OPTION PLAN, CONTINUED

      The Bank adopted Statement of Financial Accounting Standards No. 123,
        "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by this Statement, the Bank has elected to continue utilizing the intrinsic value method of accounting defined in APB Opinion No. 25. Due to the exercise price of the options approximating the market value of the common stock at the date of grant, no compensation expense has been recognized in the statements of operations.

      In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Bank over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the options granted to purchase common stock in 1996 (in thousands):

                                                            1997   1996
                                                            -----  -----
       Weighted-average grant-date fair value of options
          issued during the year                            $   -   158
                                                            =====  ====
       Proforma net earnings (loss)                         $   9  (378)
                                                            =====  ====

(12)  PROFIT SHARING PLAN

      The Bank sponsors a profit sharing plan established in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank's contributions to the plan are discretionary and are determined annually. Expense relating to the Bank's contributions to the plan was $13,624 for 1997 and $4,995 for 1996.

(13)  STOCKHOLDERS' EQUITY

      The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, no amounts were available for dividends.

(14)  REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.
                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

(14) REGULATORY MATTERS, CONTINUED

     As of December 31, 1997, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).


                                                                          FOR WELL
                                                       FOR CAPITAL       CAPITALIZED
                                      ACTUAL        ADEQUACY PURPOSES:    PURPOSES:
                                -----------------  -------------------  -------------
                                AMOUNT      %       AMOUNT        %      AMOUNT    %
                                -------  --------  ---------    ----    -------  -----
  AS OF DECEMBER 31, 1997:
     Total capital (to Risk
     Weighted Assets)            $4,946    16.45%     $2,406    8.0%     $3,008  10.0%
     Tier I Capital (to Risk
     Weighted Assets)             4,633    15.40       1,203    4.0       1,805   6.0
     Tier I Capital
     (to Average Assets)          4,633     8.06       2,298    4.0       2,873   5.0

  AS OF DECEMBER 31, 1996:
     Total capital (to Risk
     Weighted Assets)            $4,666    52.99%     $  704    8.0%     $  880  10.0%
     Tier I Capital (to Risk
     Weighted Assets)             4,576    51.96         352    4.0         528   6.0
     Tier I Capital
     (to Average Assets)          4,576    28.40         644    4.0         806   5.0

(15) ECONOMIC DEPENDENCE

     The Bank's depositors are generally limited to relatively small amounts in relation to the total of all deposits. However, at December 31, 1997, one of the Bank's depositors had total deposits of approximately $15.8 million or 24% of the Bank's total deposits. The Bank's high liquidity position makes it possible for the Bank to fund the withdrawal of these deposits at any time.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                            CONDENSED BALANCE SHEETS

                                                                    JUNE 30,
                                                                      1998
                                                                  -------------
ASSETS                                                             (UNAUDITED)

Cash and due from banks                                            $ 4,048,407
Federal funds sold                                                   1,148,000
                                                                   -----------
       Cash and cash equivalents                                     5,196,407
Securities available for sale                                       38,899,421
Securities held to maturity                                            929,632
Loans receivable, net of allowance for loan losses of $391,000      31,837,100
Premises and equipment, net                                            647,766
Restricted securities:
  Federal Reserve Bank stock, at cost                                  150,000
  Federal Home Loan Bank stock                                         446,500
Accrued interest receivable and other assets                           762,702
Deferred income taxes                                                   11,000
                                                                   -----------
       Total assets                                                $78,880,528
                                                                   ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Demand deposits                                                    7,060,163
  Savings and NOW deposits                                          18,241,920
  Money-market deposits                                             14,215,979
  Time deposits                                                     30,898,615
                                                                   -----------
       Total deposits                                               70,416,677
  Official checks                                                      829,059
  Accrued interest payable and other liabilities                       385,208
  Federal Home Loan Bank advances                                    2,000,000
  Federal funds purchased and other borrowed money                     240,830
                                                                   -----------
       Total liabilities                                            73,871,774
                                                                   -----------
Stockholders' Equity:
  Common stock, $2.50 par value 10,000,000 shares authorized
     1,000,000 shares issued and outstanding                         2,500,000
  Additional paid-in capital                                         2,500,000
  Accumulated deficit                                                  (18,816)
  Accumulated other comprehensive income                                27,570
                                                                   -----------
       Total stockholders' equity                                    5,008,754
                                                                   -----------
       Total liabilities and stockholders' equity                  $78,880,528
                                                                   ===========


See Accompanying Notes to Condensed Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                       CONDENSED STATEMENTS OF OPERATIONS

                                                     SIX MONTHS ENDED JUNE 30,
                                                     --------------------------
                                                         1998          1997
                                                     -------------  -----------
                                                            (UNAUDITED)
Interest income:
  Loans                                                 $1,355,774     500,247
  Securities                                               808,776     438,846
  Federal funds sold                                       398,498      81,325
                                                        ----------   ---------
       Total interest income                             2,563,048   1,020,418
                                                        ----------   ---------
Interest expense:
  Deposits                                               1,213,652     446,377
  Interest on Federal Home Loan Bank advances               63,473           -
  Federal funds purchased and other borrowed money           1,064       1,923
                                                        ----------   ---------
       Total interest expense                            1,278,189     448,300
                                                        ----------   ---------
Net interest income                                      1,284,859     572,118
       Provision for loan losses                            78,000     138,000
                                                        ----------   ---------
Net interest income after provision for loan losses      1,206,859     434,118
                                                        ----------   ---------
Noninterest income, service charges and fees                93,530      32,294
                                                        ----------   ---------
Noninterest expenses:
  Salaries and employee benefits                           387,760     353,292
  Occupancy and equipment                                  144,864     152,330
  Advertising                                               36,339      83,799
  Data processing                                           34,449      28,872
  Other                                                    240,034      30,336
                                                        ----------   ---------
       Total noninterest expenses                          843,446     648,629
                                                        ----------   ---------
Earnings (loss) before income taxes (credit)               456,943    (182,217)
  Income taxes (credit)                                    170,000     (68,000)
                                                        ----------   ---------
Net earnings (loss)                                     $  286,943    (114,217)
                                                        ==========   =========
Basic earnings (loss) per share                               $.29        (.11)
                                                        ==========   =========
Weighted-average number of shares outstanding            1,000,000   1,000,000
                                                        ==========   =========


See Accompanying Notes to Condensed Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

            CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                                                                            ACCUMULATED
                                                 ADDITIONAL                    OTHER          TOTAL
                                       COMMON      PAID-IN   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                        STOCK      CAPITAL     DEFICIT         INCOME         EQUITY
                                     -----------  ---------  ------------  --------------  -------------
Balance at December 31, 1997          $2,500,000  2,500,000     (305,759)         52,984       4,747,225
Comprehensive income:
     Net earnings (unaudited)                  -          -      286,943               -               -
     Net decrease in unrealized
       appreciation on securities
       available for sale, net of
       related taxes (unaudited)               -          -            -         (25,414)              -
Comprehensive income (unaudited)               -          -            -               -         261,529
                                     -----------  ---------  -----------   -------------   -------------
Balance at June 30, 1998
     (unaudited)                      $2,500,000  2,500,000      (18,816)         27,570       5,008,754
                                     ===========  =========  ===========   =============   =============

See Accompanying Notes to Condensed Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                               SIX MONTHS ENDED JUNE 30,
                                                                             -----------------------------
                                                                                  1998             1997
                                                                             ---------------  ------------
Cash flows from operating activities:
  Net earnings (loss)                                                         $    286,943      (114,217)
  Adjustments to reconcile net earnings (loss) to net cash
    used in operating activities:
     Depreciation                                                                   41,340        40,001
     Provision for loan losses                                                      78,000       138,000
     Provision (credit) for deferred income taxes                                  170,000       (68,000)
     Amortization of loan fees, premiums and discounts, net                        (14,068)       (9,313)
     Increase in accrued interest receivable and other assets                     (253,601)     (190,808)
     Increase in accrued interest payable, official
       checks, and other liabilities                                               772,583        (3,439)
                                                                              ------------   -----------
          Net cash provided by (used in) operating activities                    1,081,197      (207,776)
                                                                              ------------   -----------
Cash flows from investing activities:
  Purchase of securities available for sale                                    (29,047,942)   (8,596,721)
  Maturities of securities held to maturity                                         74,377        52,588
  Maturities of securities available for sale                                    4,699,762             -
  Net increase in loans                                                         (4,513,031)  (10,543,268)
  Purchase of premises and equipment                                                (8,911)      (20,385)
                                                                              ------------   -----------
          Net cash used in investing activities                                (28,795,745)  (19,107,786)
                                                                              ------------    ----------
Cash flows from financing activities:
  Net increase (decrease) in demand, savings, NOW and money-
     market deposits                                                           (12,741,085)   16,009,395
  Net increase in time deposits                                                 18,556,759     3,978,489
  Net increase in federal funds purchased and other
     borrowed money                                                                240,830             -
                                                                              ------------   -----------
          Net cash provided by financing activities                              6,056,504    19,987,884
                                                                              ------------   -----------
Net increase (decrease) in cash and cash equivalents                           (21,658,044)      672,322
Cash and cash equivalents at beginning of period                                26,854,451     3,752,754
                                                                              ------------   -----------
Cash and cash equivalents at end of period                                    $  5,196,407     4,425,076
                                                                              ============   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest                                                                 $  1,188,082       437,774
                                                                              ============   ===========
     Income taxes                                                             $          -             -
                                                                              ============   ===========
  Noncash transactions:
     Net change in unrealized appreciation on securities
       available for sale                                                     $     25,414         6,332
                                                                              ============   ===========

See Accompanying Notes to Financial Statements.

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(1) GENERAL. In the opinion of the management, the accompanying condensed consolidated financial statements of Community Bank of Naples, National Association (the "Bank") contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at June 30, 1998, and the results of operations and the cash flows for the six-month periods ended June 30, 1998 and 1997. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

(2) LOAN IMPAIRMENT AND CREDIT LOSSES. No loans were identified as impaired at June 30, 1998 or June 30, 1997. The activity in the allowance for loan losses was as follows:

                                                   FOR THE SIX
                                                   MONTHS ENDED
                                                     JUNE 30,
                                                -----------------
                                                  1998     1997
                                                --------  -------
          Balance at beginning of period        $313,000        -
          Provision charged to earnings           78,000  138,000
          Charge-offs, net of recoveries               -        -
                                                --------  -------
          Balance at end of period              $391,000  138,000
                                                ========  =======


(3) EARNINGS PER SHARE. Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. There is no public market for the Company's common stock. Therefore the stock book value was used for purposes of calculating dilution. The outstanding stock options were not dilutive during the six months ended June 30, 1997 or 1998.

                                                                     (continued)

                 COMMUNITY BANK OF NAPLES, NATIONAL ASSOCIATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(4) REGULATORY CAPITAL. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at June 30, 1998 of the regulatory capital requirements and the Bank's capital on a percentage basis:


                                                            RATIOS OF    REGULATORY
                                                             THE BANK   REQUIREMENT
                                                            ----------  ------------

         Total capital to risk-weighted assets                  12.56%         8.00%
         Tier I capital to risk-weighted assets                 11.64%         4.00%
         Tier I capital to total assets - leverage ratio         6.52%         4.00%

(5) PROPOSED ACQUISITION OF THE BANK. On September 21, 1998, the Board of Directors of the Bank approved a definitive agreement for the acquisition of the Bank by another financial institution (Alabama National BanCorporation). The acquisition is expected to be completed in the fourth quarter of 1998 or soon thereafter and is subject to various regulatory approvals as well as the approval of the shareholders of the Bank.

                                                                      APPENDIX D

                    OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                 [LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]


                                                                      APPENDIX D

October 26, 1998


Board of Directors
Community Bank of Naples, N.A.
Newgate Tower
5150 N. Tamiami Trail
Naples, FL  34103

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Community Bank of Naples, N.A. ("Naples") of the consideration to be received by such stockholders in the proposed merger (the "Merger") of Naples with Alabama National BanCorporation. ("Alabama National"), pursuant to the Agreement and Plan of Merger ("Agreement") dated as of September 21, 1998 between Naples and Alabama National (the "Agreement"). Under the terms of the Merger, stockholders of Naples will receive 0.53271 shares of Alabama National's common stock as described in the Agreement (the "Consideration") for each of their shares of common stock, par value $2.50 per share of Naples. It is our understanding that the Merger will be accounted for as a pooling accounting transaction under generally accepted accounting practices.

     Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Naples and Alabama National and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Naples and Alabama National for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of Naples in rendering this fairness opinion and will receive a fee from Naples for our services.

     In rendering our opinion, we have (i) reviewed, among other things, the Merger Agreement, Annual Reports to stockholders and Call Reports since inception of Naples and

Community Bank of Naples, N.A.
Board of Directors
Page 2



Annual Report on Form 10-K of Alabama National for the four years ended December 31, 1997, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Alabama National and forecasts for Naples prepared by management; (ii) held discussions with members of senior management of Naples and Alabama National regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for Alabama National with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Naples as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Naples and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed, without independent verification, that the aggregate allowances for loan losses for Naples and Alabama National are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Naples or Alabama National, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Naples and Alabama National; (ii) the assets and liabilities of Naples and Alabama National; and (iii) the nature and terms of certain other merger transactions involving bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the common stockholders of Naples.


                                    Very truly yours,

                                    /s/ Keefe, Bruyette & Woods, Inc.
                                    --------------------------------------
                                    KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation, as amended, of Alabama National contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to Alabama National or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (the "DGCL") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of Alabama National require Alabama National to indemnify any person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director of Alabama National or any other corporation, including the subsidiary banks of Alabama National, for which he served as such at the request of Alabama National. Directors are entitled to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of Alabama National's Certificate of Incorporation described in the preceding paragraph. Directors are also entitled to have Alabama National advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

In addition to the Bylaws of Alabama National, Section 145(c) of the DGCL requires Alabama National to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above which has arisen prior to July 1, 1997. The Delaware General Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

The board of directors of Alabama National also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended indemnification rights to all of its executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

 2.1 Agreement and Plan of Merger dated as of September 21, 1998, is found at Appendix A to the proxy statement--prospectus included in Part I hereof.

  4.1  Certificate of Incorporation, filed as Exhibit 3.1 to Registrant's
       Registration Statement on Form S-1 (No. 33-83800), is incorporated herein by reference.

  4.1A Certificate of Amendment of Certificate of Incorporation; filed as
       Exhibit 3.1A to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (No. 0-25160), is incorporated herein by reference.

  4.1B Certificate of Merger, filed as Exhibit 3.1B to the Registrant's Annual
       Report on Form 10-K for the year ended December 31, 1997 (No. 0-25160), is incorporated herein by reference.

  4.1C Certificate of Amendment of Certificate of Incorporation dated April 24,
       1998; filed as Exhibit 3.1C to the Registrant's Quarterly Report on Form
       10-Q for the quarter ended March 31, 1998 (No. 0-25160) is incorporated herein by reference.

  4.2  Bylaws, filed as Exhibit 3.2 to Registrant's Registration Statement on
       Form S-1 (No. 33-83800), is incorporated herein by reference.

  5.1  Opinion of Maynard, Cooper & Gale, P.C. re legality dated October 29,
       1998.

  8.1  Opinion of PricewaterhouseCoopers, LLP re tax matters dated October 29,
       1998.

 13.1  Registrant's 1997 Annual Report on Form 10-K for the year ended December
       31, 1997 (No. 0-25160), is incorporated herein by reference.

 21.1  Subsidiaries of Registrant.

 23.1  Consent of PricewaterhouseCoopers LLP

 23.2  Consent of Ernst & Young LLP.

 23.3  Consent of Hacker, Johnson, Cohen & Grieb, P.A.

 23.4 Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re legality filed as Exhibit 5.1 hereto.

 23.5 Consent of PricewaterhouseCoopers, LLP is included in their opinion re tax matters filed as Exhibit 8.1 hereto.

 23.6  Consent of Keefe, Bruyette & Woods, Inc.

 24.1  Power of Attorney (contained on signature page of the Registration
       Statement).

 99.1  Form of Proxy to be used at Community Bank of Naples, National
       Association Special Meeting.

(b) Financial Statement Schedules. All Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are inapplicable and therefore have been omitted.

(c) Information pursuant to Items 4(b) is included in the Prospectus.

ITEM 22. UNDERTAKINGS.

(a) 1. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

2. Insofar as an indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BIRMINGHAM, ALABAMA, ON THE 23RD DAY OF OCTOBER, 1998.

                                          Alabama National BanCorporation

                                                 /s/ John H. Holcomb, III
                                          By: _________________________________
                                            JOHN H. HOLCOMB, III, CHAIRMAN AND
                                                  CHIEF EXECUTIVE OFFICER

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Holcomb, III and Victor E. Nichol, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED BELOW.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

       /s/ John H. Holcomb, III        Chairman, Chief Executive   October 23, 1998
______________________________________  Officer, and Director
         JOHN H. HOLCOMB, III           (Principal Executive
                                        Officer)

      /s/ Victor E. Nichol, Jr.        President and Chief         October 23, 1998
______________________________________  Operating Officer, and
         VICTOR E. NICHOL, JR.          Director

      /s/ William E. Matthews, V       Executive Vice President    October 23, 1998
______________________________________  and Chief Financial
        WILLIAM E. MATTHEWS, V          Officer (Principal
                                        Financial Officer)

       /s/ James S. Parks, Jr.         Senior Vice President-      October 23, 1998
______________________________________  Finance, Treasurer
         JAMES S. PARKS, JR.            (Principal Accounting
                                        Officer)

        /s/ T. Morris Hackney          Director                    October 21, 1998
______________________________________
          T. MORRIS HACKNEY

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

          /s/ John D. Johns            Director                    October 21, 1998
______________________________________
            JOHN D. JOHNS

       /s/ John J. McMahon, Jr.        Director                    October 23, 1998
______________________________________
         JOHN J. MCMAHON, JR.

        /s/ C. Phillip McWane          Director                    October 23, 1998
______________________________________
          C. PHILLIP MCWANE

      /s/ William D. Montgomery        Director                    October 23, 1998
______________________________________
        WILLIAM D. MONTGOMERY

       /s/ Drayton Nabers, Jr.         Director                    October 23, 1998
______________________________________
         DRAYTON NABERS, JR.

       /s/ G. Ruffner Page, jr.        Director                    October 23, 1998
______________________________________
         G. RUFFNER PAGE, JR.

        /s/ W. Stancil Starnes         Director                    October 24, 1998
______________________________________
          W. STANCIL STARNES

           /s/ Dan M. David            Vice Chairman and Director  October 23, 1998
______________________________________
             DAN M. DAVID

           /s/ C. Lloyd Nix            Director                    October 26, 1998
______________________________________
             C. LLOYD NIX

        /s/ William E. Sexton          Director                    October 23, 1998
______________________________________
          WILLIAM E. SEXTON